Use these links to rapidly review the document

TRINA SOLAR LIMITED AND SUBSIDIARIES INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Filed Pursuant to Rule424(b)(5)
Registration No.333-196517

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per ADS	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Ordinary shares, par value US$0.00001 per ordinary share	506,000,000	$11.00	$111,320,000	$14,339

(1)
These shares are represented by the Registrant's American depositary shares, each of which represents 50 ordinary shares.

(2)
Assuming the underwriter exercises its option to purchase an additional 1,320,000 American depositary shares in full.

(3)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 4, 2014)

Trina Solar Limited
8,800,000 American Depositary Shares
Representing
440,000,000 Ordinary Shares

        This is an offering of 8,800,000 American depositary shares, or the ADSs, of Trina Solar Limited, or Trina. Each ADS represents 50 ordinary shares, par value $0.00001 per share. The ADSs are listed on the New York Stock Exchange under the symbol "TSL." The last reported sale price of the ADSs on June 5, 2014 was $11.60 per ADS.

        Concurrently with this offering, we are offering up to $150 million aggregate principal amount of convertible senior notes, or the convertible notes, in accordance with Rule 144A under the Securities Act of 1933 to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. persons in reliance on Regulation S of the Securities Act, assuming no exercise of the initial purchasers' option to purchase additional convertible notes (or up to $172.5 million aggregate principal amount of our convertible notes if the initial purchasers in the convertible notes offering exercise their option in full), pursuant to a separate offering memorandum. The offering of our common shares pursuant to this prospectus is contingent upon the closing of the convertible notes offering, and the concurrent offering of our convertible notes is contingent upon the closing of the offering of the common shares hereunder. In connection with the concurrent issuance of the convertible notes, we have entered into zero strike call option transactions with one or more of the initial purchasers in the convertible notes offering or their affiliates, whom we refer to as the option counterparties. The call options are intended to facilitate privately negotiated derivative transactions with respect to our ADSs between the option counterparties (or their affiliates) and investors in the convertible notes by which those investors will be able to hedge their investment in the convertible notes. See "Description of Call Options."

        Investing in our common shares involves a high degree of risk. See "Risk Factors" on page S-22 to read about factors you should consider before buying the ADSs.

        Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	$11.00	$96,800,000
Underwriting discounts and commissions	$0.44	$3,872,000
Proceeds, before expenses, to Trina	$10.56	$92,928,000

        The underwriters have the option to purchase up to an additional 1,320,000 ADSs from Trina at the initial price to public less the underwriting discount and commissions, if any, within 30 days of the date of this prospectus supplement to cover over-allotment. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $4,452,800, and our total proceeds, before expenses, will be $106,867,200.

        The underwriters expect to deliver the ADSs against payment in New York, New York on June 11, 2014.

Deutsche Bank Securities	Barclays	J.P. Morgan	Goldman Sachs
HSBC

Prospectus Supplement dated June 5, 2014

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of ADSs. This prospectus supplement is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

        In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

  •
  "we," "us," "our," "our company" and "Trina" refer to Trina Solar Limited, its predecessor entities and its subsidiaries;

  •
  "Trina China" refers to Changzhou Trina Solar Energy Co., Ltd.;

  •
  "TST" refers to Trina Solar (Changzhou) Science and Technology Co., Ltd.;

  •
  "ADSs" refers to American depositary shares, each of which represents 50 of our ordinary shares;

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for the purpose of this prospectus supplement and the accompanying prospectus, Taiwan and the special administrative regions of Hong Kong and Macau;

  •
  "RMB" or "Renminbi" refers to the legal currency of China, "$" or "U.S. dollars" refers to the legal currency of the United States, and "€" or "Euro" refers to the legal currency of the European Union;

  •
  "shares" or "ordinary shares" refers to our ordinary shares, par value $0.00001 per share; and

  •
  "issued and outstanding" refers to our shares that have been issued, outstanding and paid in full, for the avoidance of doubt, excluding shares that have been set aside in relation to any share incentive plan or convertible debt security.

        We use the noon buying rate in The City of New York for cable transfers of Renminbi and Euros as certified for customs purposes by the Federal Reserve Bank of New York to translate certain Renminbi amounts into U.S. dollars not otherwise recorded in our consolidated financial statements and included elsewhere in this prospectus supplement. Unless otherwise stated, the translation of Renminbi and Euros into U.S. dollars was made by the noon buying rate in effect on December 31, 2013, which was RMB6.0537 to $1.00 and €0.7257 to $1.00. We make no representation that the Renminbi, Euros or U.S. dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars, Renminbi or Euros, as the case may be, at any particular rate or at all. See "Risk Factors—Risks Related to Our Company and Our Industry—Fluctuations in exchange rates could adversely affect our business." On May 30, 2014, the noon buying rate was RMB6.2471 to $1.00 and €0.7331 to $1.00.

        Discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

S-i

 PROSPECTUS SUPPLEMENT SUMMARY

        This prospectus supplement summary highlights selected information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before making an investment decision. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" sections and the financial statements and related notes and other information incorporated by reference, before making an investment decision.

Overview of Our Business

        We are a large-scale integrated solar-power products manufacturer and solar system developer based in China with a global distribution network covering Europe, Asia, North America, Australia and Africa. Since we began our solar-power products business in 2004, we have integrated the manufacturing of ingots, wafers and solar cells for use in our photovoltaic, or PV, module production. Our PV modules provide reliable and environmentally-friendly electric power for residential, commercial, industrial and other applications worldwide. We also develop, design, construct, operate and sell solar power projects that primarily use the solar modules we manufacture.

        We produce standard monocrystalline PV modules ranging from between 205 watts, or W, and 215 W to between 260 W and 270 W in power output and multicrystalline PV modules ranging from 240 W to 310 W in power output. We build our PV modules to general specifications, as well as to our customers' and end-users' specifications. We sell and market our products worldwide, including China, the United States and Germany, where government incentives have accelerated the adoption of solar power. In recent years, we have also increased our sales in newer and emerging solar power markets, which include the United Kingdom, India, Australia and Japan, as well as other markets in Asia, Africa, the Middle East, Latin America, and the Caribbean Islands. We have established regional headquarters and offices located in Europe, North America and Asia to target sales and distribution in those markets. We primarily sell our products to wholesalers, power plant developers and operators and PV system integrators, including Solar City, TEBA Sunoasis Co., Ltd., Anesco Limited, Sanshin Electronics Co., Ltd., and China Huadian Engineering Co., Ltd.

        As of March 31, 2014, we had an annual manufacturing capacity of ingots of approximately 2,000 megawatts, or MW, wafers of approximately 1,600 MW, cells of approximately 2,500 MW and modules of approximately 3,000 MW. In order to fill the gap between our needs for PV cells and our ingots and wafer manufacturing capacities that was created by strong market demand, and to achieve export cost advantages to certain markets, we contract toll services from third party manufacturers to process ingots and wafers and source wafers from our suppliers and strategic partners. Subsequently, we have developed relationships with various domestic and international suppliers of ingots and wafers.

        We purchase polysilicon from our network of over ten suppliers, including several leading global producers of polysilicon, and have developed strong relationships with our suppliers. To reduce raw material costs, we continue to focus our research and development, or R&D, on improving solar cell conversion efficiency and enhancing manufacturing yields. Our R&D platform has been further enhanced by our R&D laboratory that we were commissioned by the PRC Ministry of Science and Technology to establish in the Changzhou PV Park, or the PV Park, located adjacent to our headquarters. We began using the R&D laboratory in the PV Park in March 2012, and in November 2013 it was accredited by China's Ministry of Science and Technology.

        We began our R&D efforts in solar power products in 1999. We began our system integration business in 2002, our PV module business in late 2004 and our production of solar cells in April 2007. In 2011, 2012, 2013 and the three months ended March 31, 2014, we generated net sales of $2,047.9 million, $1,296.7 million, $1,775.0 million and $444.8 million, respectively. We recorded a net loss of $37.8 million, $266.6 million and $72.2 million in 2011, 2012 and 2013, respectively, and net income of $26.5 million in the three months ended March 31, 2014.

Industry Background

        Solar energy generation systems use interconnected solar cells to generate electricity from sunlight through a process known as the photovoltaic effect. Although solar power technology has been used for several decades, the global solar power market has grown significantly only in the past several years. The global solar power market continues to develop, in part aided by declining industry average selling prices, making solar power more affordable to users. According to Solarbuzz, global PV end-market demand exceeded 37 gigawatts, or GW, in 2013, with annual growth of over 20% compared to 2012. This provided a strong return to growth compared to 2012, when PV demand grew by only 10% year-over-year, the lowest annual growth rate in a decade. According to Solarbuzz, the global PV market is expected to reach approximately 100 GW of annual demand in 2018, which we believe will be driven largely by declining per watt average selling prices, falling PV system installation costs and government initiatives, especially in new and emerging solar markets.

        In 2011, weakened global economic conditions affected the availability of financing for downstream buyers in the European markets, which slowed demand for solar power projects. In 2012, the overall reduction in government support for traditional European feed-in-tariffs caused a marked decline in the growth rate of global solar demand. These market conditions were exacerbated by an over-supply of solar power products, which adversely affected the prices of solar power products. Consistent with market trend, the average selling price of our PV modules decreased from $1.33 per watt in 2011 to $0.78 per watt in 2012 and further decreased to $0.64 per watt in 2013. The decrease in prices, coupled with continued government support and an increase in demand for solar projects in non-European markets, caused global demand growth to rebound during 2013. During the first quarter of 2014, our average selling price increased to $0.67 per watt, indicating higher end market demand compared to previous years and a sign that global supply and demand are approaching equilibrium.

        We believe that although the expiration of incentive policies in several European countries and the imposition of tariffs on Chinese imports into the European Union will result in a decrease in demand for solar products regionally, global demand will have a positive upward trend.

Our Competitive Strengths

        We believe that the following competitive strengths enable us to compete effectively and to capitalize on the rapid growth in the global solar power market:

A leading global vertically integrated solar-power products manufacturer with growing project development business

        We are one of the largest vertically integrated solar power products manufacturers in the world. According to Solarbuzz, we were the world's second largest producer of crystalline silicon modules in 2013. Since we began our solar-power products business in 2005, we have integrated the manufacturing of ingots, wafers and solar cells for use in our PV module production. As of March 31, 2014, we had an annual manufacturing capacity of ingots of approximately 2,000 MW, wafers of approximately 1,600 MW, cells of approximately 2,500 MW and modules of approximately 3,000 MW. Since 2007, we have shipped approximately 8,000 MW of modules globally. Our total module shipments during 2013 were 2,584 MW, representing an annual growth of 62.1% compared to our total shipments in 2012, and we had total shipments of 558.0 MW during the three months ended March 31, 2014, of which 23.8 MW were shipped to our own downstream power plants in the United Kingdom. We anticipate shipping between approximately 3,600 MW and 3,800 MW during 2014, of which 400 MW to 500 MW of PV modules are expected to be shipped to our downstream projects. We believe our vertically integrated business model allows greater quality control, shorter production cycles and improved process coordination, which together result in cost savings at every step in the value chain.

        We believe that our end-to-end manufacturing capabilities allow us to successfully expand into the rapidly growing downstream solar power project market. During 2013 and early 2014, we successfully completed and sold a 50 MW project in Wuwei, Gansu Province, in China, and also identified a number of project opportunities in order to lay the foundation of our solar power project business in 2014 and into the future. We anticipate completing between 400 MW and 500 MW of projects during 2014, including significant projects in the PRC, Europe, Japan and the Middle East. Our downstream solar project pipeline also includes a number of other projects that will be completed in 2015 and beyond, most of which are located within the PRC, and we are constantly looking for opportunities to add to our project pipeline. The expansion of our solar power project business is an essential part of our goal to become the premier solar power product manufacturer and solar power project developer and owner in the world.

        In addition to our leading and low-cost manufacturing operation based in China, we also maintain an extensive global sales and distribution network in Europe, North America, Australia, the Middle East and South America. Through our network of international offices, we are able to efficiently coordinate our production and sales efforts to meet the needs of a diverse set of worldwide customers.

Leading innovative technology with strong R&D capabilities and superior product quality

        We believe we are one of the technology leaders in the global PV industry. In 2012, we introduced our proprietary "Honey" cell technology and have manufactured a number of new products based on this technology, including "Honey Ultra", which set a new world record earlier in 2014 for efficiency in a monocrystalline silicon module at 326 W. This technology breakthrough was achieved in our R&D laboratory in the PV Park and has been independently certified by TUV Rheinland, a leading authoritative certification institution. We believe our "Honey" technology has enabled high efficiency in our solar cells and modules, along with other popular products such as our double glass modules and Trinasmart, which provides maximizing and monitoring technologies to take full advantage of roof space and increase overall power output. In addition, in 2014 our Interdigitated Back Contact cell, which our researchers jointly developed with the Australian National University, achieved a cell efficiency of 24.4%. This level of efficiency was independently tested by the Fraunhofer CalLab, a leading authoritative certificate institution in Germany. As a result of our superior product quality, we believe we are one of the most recognized brands for high quality products in the PV market.

        Our superior R&D team continuously develops innovative and cutting-edge solar power products and technologies, which gives us an important advantage over our competitors that is not easy to duplicate. As of March 31, 2014, we had a total of 718 employees involved in our R&D activities. Among them, 225 employees under our technology development department are dedicated to R&D. We also have a team of 493 employees under our engineering department and they are responsible for manufacturing technology development and further fine-tuning our production processes. Due to the efforts of our R&D team, as of March 31, 2014, we held 574 issued patents and had an additional 280 patent applications that were pending in China. Our R&D team is located in close proximity to our manufacturing department, and as our R&D team improves our existing products or develops new products, these two teams work together to transfer these innovations from the R&D laboratory to the production line quickly. Thus our investments in R&D have resulted in continual improvements in the performance of our high-quality solar products, allowing us to sell our solar products at higher prices while providing greater efficiency and value to our customers over the life of our products. Through our R&D efforts, we have also developed a variety of new and innovative system solutions, including ground-mounted, roof-top and building-integrated PV systems, on-grid and off-grid systems, for residential, commercial and industrial applications, using our high efficiency cells and modules.

        We strive to produce the highest quality and best performing solar PV products for our customers. Our integrated manufacturing process allows us to carefully control quality throughout the production process and our strong R&D team develops products of a consistently high quality. We source consistent quality raw materials from our long-term trusted and reputable suppliers, such as Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Changzhou GCL Photovoltaic Technology Co., Ltd. In May 2010, we partnered with TÜV Rheinland Group, Underwriters Laboratories Inc. and China General Certification Center, three leading certification bodies, to allow them to perform product certification tests at our Changzhou PV testing center and other facilities. This not only demonstrates the reliability of our testing processes, but also allows us to introduce our newest certified product lines in the shortest time to our customers. As a result of the superior quality of our solar products, we have long-standing relationships with highly reputable customers and we regularly win orders from customers with the industry's most demanding standards. Our solar products are also the product of choice for a number of top solar companies in the Japanese market, which is renowned for its stringent quality standards.

Strong brand recognition with sizable and diversified global customer base

        Because of our superior product quality, we believe our brand is one of most recognized in the global PV market. We have received a number of industry awards in recognition of our product innovation and quality, including the 2013 Solar Industry Award in the System Integration category, we have been named by Fast Company magazine in their 2013 list of The World's Top 10 Most Innovative Companies in China and we were recognized by The Boston Consulting Group as one of the 2013 BCG Global Challengers. We have developed a top-tier global customer base, which includes both local Chinese customers and international customers, such as Solar City, TEBA Sunoasis Co., Ltd., Anesco Limited, Sanshin Electronics Co., Ltd. and China Huadian Engineering Co., Ltd. We have established a diversified customer base comprised of approximately 400 customers spread across more than 35 countries. As a result of the diversity of our customer base, we anticipate continued growth of our business even as the European solar power market loses market share to growing solar power markets, such as China, the United States and Japan.

Competitive cost structure

        We have been able to decrease our annual non-silicon cost per watt despite our high production standards and superior product quality. Our annual non-silicon cost decreased from $0.66 per watt in 2011 to $0.56 per watt in 2012 and further to $0.45 per watt in 2013. Our non-silicon cost for the three months ended March 31, 2014 was $0.38 per watt. We have been able to successfully decrease our operational costs largely because of our economies of scale, efficient use of resources as we enhance production automation and our ability to control equipment costs. Our integrated value chain also allows us to eliminate margin stacking and provides greater supply chain visibility, and our flexible supply chain allows us to optimize manufacturing utilization levels, resulting in more efficient capital expenditures. We will continue to reduce our production costs by enhancing our product efficiencies and manufacturing yields.

Prudent and balanced risk management

        Since the inception of our solar power products business in 2005, our management has adopted a prudent approach to risk management, which has guided our capacity expansion, entry into new markets, financing plans, R&D activities and our daily operations. Periodically, we organize risk management workshops in which management team members participate, through which our prudent and balanced risk management philosophy is disseminated throughout our management team. We believe that this prudent approach has served our company well in the volatile solar power products industry and has led to relatively stable performance compared to our peers, during both the boom and the recession periods that the industry has gone through in recent years. We have received recognition for our consistent performance and healthy balance sheet management in many solar industry analyst surveys and publications, which is a direct result of our prudent and balanced approach of risk management.

        We have also applied our prudent risk management philosophy to our entrance into the downstream solar power plant project market. To support this prudent approach, we have developed a thorough and detailed simulation tool to assist in evaluating and selecting solar power projects. Based on this approach, we have ventured into the solar project markets of China, Japan and the United Kingdom because we view each as being politically stable and a growing market that we are familiar with and have historically been successful in. Consistent with our risk management approach, we have also engaged local development teams, reputable engineering, procurement and construction, or EPC, vendors and lending banks, and have formed experienced management teams in each country. By so doing, we aim to minimize the development, construction and asset management risks associated with the downstream solar business as we gain experience and expertise.

Solid balance sheet with strong credit profile

        We place great emphasis on maintaining a strong balance sheet, comfortable cash balance and healthy credit profile. As of December 31, 2013, we had total cash and cash equivalents of $486.7 million and achieved positive operating cash flow in 2013 during a challenging solar industry environment. We have lower debt to equity and debt to asset ratios than most of our peers as of December 31, 2013. Further, as of March 31, 2014, we had total cash and cash equivalents of $463.5 million. We intend to employ an asset-light expansion strategy by increasing our access to capacity through selective acquisitions rather than investments in greenfield projects, which will minimize our required borrowings and capital expenditures.

        Due to our solid financial profile, we are ranked highly as a borrower from leading financial institutions and thus have access to larger credit lines and better financial resources from these banks. For example, we are able to get underwritten non-recourse project financing for our downstream projects, including projects in the United Kingdom and Japan. In addition, because of our solid financial profile, we are able to successfully maintain and consistently renew credit lines as they become due. Our ready access to financing resulting from our solid balance sheet and strong credit profile mitigate many of the difficult aspects of the capital intensive industry in which we operate, which helps establish trust and leads to solid long-term relationships with our key customers.

Experienced international management team with a long and proven track record in manufacturing, project development and risk management

        We have a strong executive management team led by our chairman and chief executive officer, Mr. Jifan Gao. Our management has proven experience in the solar industry, corporate management and development and in the execution of growth strategies. Mr. Gao founded our company in 1997, and has more than 20 years of management experience in solar and other industries. Under Mr. Gao's vision, we have established a management with international background and experience. Our chief financial officer, Ms. Teresa Tan, has over two decades of experience in senior accounting and finance management roles. Our business operations are led by Mr. Zhiguo Zhu, our senior vice president and president of module business unit, Mr. Qi Lin, our vice president and president of PV systems business unit, and Dr. Haiyan Sun, our vice president and president of energy storage PV applications business unit. They each have extensive experience in finance, operations and general management with leading global and Chinese companies. These leaders of our business operations are complemented by regional managers who provide on-the-ground leadership and possess the vision and knowledge required for us to grow our business across the various markets that we operate in.

        Our senior management team has a track record of steering our company through varying market conditions in order to maximize value for shareholders. Our management team is strong and competent, both individually and as a whole. They work together to oversee all aspects of our business, including project development, construction, financing and asset management. Because of the knowledge and insights of our leadership, as we further develop our downstream business we are able to source good projects, secure optimal project financing at reasonable terms, construct the highest-quality projects, and hold and operate our assets in the most efficient and economical manner.

Our Strategies

        Our objective is to become a global leader in the development and manufacture of solar power products and solar power systems. We intend to achieve this objective by pursuing the following strategies:

Maintain our leadership position in PV market

        We intend to maintain and strengthen our leadership position in the PV market, with the goal of becoming the premier solar power product manufacturer and solar power project developer and owner in the world. We believe that our current leadership position is largely the result of the following:

  •
  our vertically integrated business,

  •
  our growing project development business,

  •
  our strong R&D capabilities and innovative technology,

  •
  the superior quality of our PV products,

  •
  our strong brand recognition,

  •
  our diversified customer base,

  •
  our competitive cost structure,

  •
  our prudent risk management,

  •
  our solid balance sheet and strong credit profile, and

  •
  the strength of our management team.

        We intend to build on our strengths to further solidify our leadership position. For example, we intend to further increase user awareness and the reputation of our brand names in our largest markets, including in China, Japan, the United States and Europe, by continuing to provide high quality products and by efficiently executing our sales and project development plans within those markets. We will also work to establish positive brand-name recognition in emerging markets, such as Africa, Central and South America and South and Southeast Asia, by investing resources at the distributor and end-user levels. We plan to prudently expand our sales force coverage to better reach and address to our customers in both existing and new markets.

Prudent use of flexible manufacturing capacity and expansion through asset-light model

        We will continue to efficiently manage our production capacity in order to meet the growing demand for our PV products. We have been running at or near full capacity for the past year and anticipate continuing to do so for the near future. To meet the strong demand for our PV products, we plan to adopt an asset light approach to capacity expansion in order to minimize capital expenditures. We have already commenced execution of this strategy through the acquisition of manufacturing capacity in Hubei Hongyuan PV Science and Technology Co., Ltd., and our subsidiary established with Yabang Investment Holding Group Co., Ltd. We plan to continue acquiring additional capacity as our needs increase for as long as our management views expansion through selective acquisitions to be more financially attractive than investments solely in greenfield projects. We will also continue contracting toll services from third party manufacturers to process ingots and wafers and sourcing wafers from our suppliers and strategic partners in order to fill the gap between our PV cell and module manufacturing capacities on the one hand, and our ingot and wafer manufacturing capacities on the other. Further, we will continue to use proven equipment sourced locally and fine-tune our existing equipment and machinery to control the cost of expansion.

Leverage our manufacturing capabilities for downstream expansion in our targeted key markets

        We strategically entered the downstream solar project development market in 2013 and intend to develop this market rapidly in the short term. We plan to use our high quality module supply capabilities, together with our global solar industry franchise, to facilitate the expansion of our downstream solar project development business as our new growth driver. We believe that we can achieve synergies among our module sales and our solar project development business, as well as receive income from both capital gains from project sales and stable power generation. We will decide whether to sell the projects upon completion or to hold and operate the completed projects for a period of time on a project-by-project basis, depending on expected returns.

        In entering the downstream solar project development market, we selectively chose to begin in China, Japan and the United Kingdom markets. We chose China because it is our home market and has a high level of regulatory support across levels of government, including a national solar installation plan targeting to install 14 GW of solar power in 2014 announced by the Chinese National Energy Administration in February 2014. We have a strong market presence in China and are well positioned to participate in the growth of its sustainable solar markets. We decided to construct solar project in Japan because of the high likelihood of attractive returns in Japan as a result of its strong government support, which is evidenced by high feed-in tariffs received. Further, we believe the United Kingdom is a stable, low risk and liquid market. We currently anticipate completing construction on 400 MW to 500 MW of new projects, during 2014, including approximately 310 MW in the PRC, over 70 MW in Europe, including the United Kingdom, as well as significant projects in Japan and the Middle East.

Continue to manage our cost structure

        We plan to continue reducing manufacturing costs by carefully managing the manufacturing process and by seeking to improve operating efficiencies. For example, we recently upgraded our furnaces from G5 to G6, which will allow us to grow silicon crystal more efficiently. We also recently purchased the equipment to recycle sawing slurry internally rather than processing by third-party vendors. Additionally, as our business continues to expand, greater economies of scale will allow us to reduce our per unit fixed costs. We also plan to reduce per unit variable costs due to improvements in operational efficiencies and synergies built across production lines. As we continue to carefully manage our operations we will identify additional areas in which we can improve efficiency and reduce costs.

        In addition, we plan to devote more resources to our R&D to further enhance our product development capabilities. We focus our R&D efforts on improving our ingot, wafer, solar cell and solar module manufacturing capabilities. Our R&D team and manufacturing department also work in close proximity, and as we improve our products or develop new products, these two teams collaborate to bring these innovations into production quickly. As improvements are integrated into the production process, they often result in greater operating efficiency and, over time, reduce our operating costs. We thus intend to continue to develop innovative technologies and cutting-edge PV products while managing our manufacturing process and operating costs.

Our Challenges

        We believe that the following are some of the major risks and uncertainties that may materially affect us:

  •
  volatile market and industry trends, in particular, the growth for solar power projects may decline, may reduce our revenues and earnings;

  •
  fluctuations in polysilicon prices may affect our margins;

  •
  we rely on a limited number of third-party suppliers and manufacturers for silicon-based raw materials for our products and toll services;

  •
  our raw material costs and our excess inventory may increase;

  •
  the determination by U.S. and European Union authorities that our export sales are in violation of international fair trade rules could impede our access to important export markets;

  •
  we have been named as a defendant in certain legal and administrative actions;

  •
  a significant reduction or elimination of government subsidies and economic incentives or change in government policies;

  •
  demand for our products may be adversely affected by the effects of the credit environment on our customers; and

  •
  failure to expand our business into the solar power projects market due to reasons such as lack of financing.

Recent Developments

Our Solar Module Business

        During the three months ended March 31, 2014, we had total shipments of 558.0 MW, of which 23.8 MW were shipped to our own downstream power plants in the United Kingdom. This marked an increase of 42.1% compared to total shipments of 392.6 MW during the three months ended March 31, 2013. During the three months ended March 31, 2014, our average selling price was $0.67 per watt, compared to $0.63 per watt during the first three months ended March 31, 2013.

        The following table sets forth our manufacturing capacity and production output in MW equivalent of module production as of March 31, 2014 for each of our facilities:

Manufacturing Facility	Annual Manufacturing Capacity as of March 31, 2014(1)	Production Output for the Three Months Ended March 31, 2014(1)(2)	Estimated Maximum Annual Manufacturing Capacity as of December 31, 2014
Silicon ingots	2,000 MW	450 MW	2,200 MW
Silicon wafers	1,600 MW	380 MW	1,700 MW
Solar cells	2,500 MW	620 MW	3,000 MW
PV modules	3,000 MW	740 MW	3,800 MW

(1)
Approximate figures.

(2)
Includes modules produced but not shipped as of March 31, 2014.

        During the first quarter of 2014, our top five customers collectively accounted for 50.4% of our net sales and our largest customer contributed 15.3% of our net sales.

        The following table sets forth our total net sales by geographical region, based on record country of sales, for the three months ended March 31, 2014:

	Three Months Ended March 31, 2014
Region	Total Net Sales	Percent
	(in thousands, except for percentages)
Europe
United Kingdom	$34,542	7.8%
Germany	5,119	1.2
Italy	460	0.1
Spain	273	0.1
Others	7,024	1.5

Europe Total	47,418	10.7
China	112,163	25.2
United States	118,869	26.7
Japan	114,285	25.7
Others	52,076	11.7

Total	$444,811	100.0%

        On June 3, 2014, the U.S. Department of Commerce released its preliminary determination that subject imports from China are benefitting from illegal government subsidies and therefore potentially subject to the imposition of countervailing duties. See "Risk Factors—Risks Related to Our Company and Our Industry—The determination by U.S. and European Union authorities that our export sales are in violation of international fair trade rules could impede our access to important export markets" for details.

Our Solar Power Projects

        As of March 31, 2014, we had solar power projects with a total value of $92.5 million, including held-for-sales projects and self-owned and operated projects. The value of our held-for-sales projects was approximately $45.4 million, mainly consisting of two solar power plants with a total capacity of 23.8 MW in the United Kingdom that were connected to the grid in April 2014. The value of our self-owned and operated projects was $47.1 million, mainly consisting of a 16 MW solar power station in Greece, 14 MW of which has begun operations, a 2 MW solar power station in Italy and a 4 MW solar power station in the United States, each of which began generating revenues in 2013.

        During the three months ended March 31, 2014, we completed solar power projects with a total capacity of 23.8 MW in Europe. As of March 31, 2014, we had a total project pipeline of approximately 478 MW, including projects with approximate capacities of 310 MW in China, 128 MW in Europe, 30 MW in Japan and 10 MW in the Middle East.

        In the first quarter of 2014, we successfully sold our 50 MW solar power plant in Wuwei, Gansu Province to Huadian Fuxin Energy Corporation Limited.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

        The following table sets forth a summary, for the periods indicated, of our consolidated results of operations and each item expressed as a percentage of our total net sales. Our historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	Three Months Ended March 31,
	2013	%	2014	%
	(in thousands, except for share, per share, ADS, per ADS, operating data and percentages)
Consolidated Statement of Operations Data
Net sales	$260,222	100.0%	$444,811	100.0%
Cost of goods sold	255,798	98.3	353,298	79.4

Gross profit	4,424	1.7	91,513	20.6
Operating expenses:
Selling expenses	24,468	9.4	24,186	5.4
General and administrative expenses	14,547	5.6	24,308	5.5
Research and development expenses	5,475	2.1	4,774	1.1

Total operating expenses	44,490	17.1	53,268	12.0
(Loss) income from operations	(40,066)	(15.4)	38,245	8.6
Foreign exchange (loss) gain	(20,063)	(7.7)	1,576	0.4
Interest expense	(14,608)	(5.6)	(9,139)	(2.1)
Interest income	1,387	0.5	460	0.1
Derivatives gain (loss)	1,079	0.4	(815)	(0.2)
Other income, net	2,445	1.0	2,557	0.6

(Loss) income before income taxes	(69,826)	(26.8)	32,884	7.4
Income tax benefit (expense)	6,085	2.3	(6,411)	(1.4)

Net (loss) income	(63,741)	(24.5)	26,473	6.0
Net loss attributable to the noncontrolling interests	— (1)	—	35	0.0

Net (loss) income attributable to Trina Solar Limited shareholders	$(63,741)	(24.5%)	$26,508	6.0%

(Loss) earnings per ordinary share:
Basic	$(0.02)		$0.01
Diluted	$(0.02)		$0.01
(Loss) earnings per ADS:
Basic	$(0.90)		$0.37
Diluted	$(0.90)		$0.37
Weighted average ordinary shares outstanding:
Basic	3,540,247,989		3,559,048,996
Diluted	3,540,247,989		3,628,121,746
Weighted average ADS outstanding:
Basic	70,804,960		71,180,980
Diluted	70,804,960		72,562,435
Consolidated Financial Data
Gross margin	1.7%		20.6%
Net margin	(24.5%)		6.0%

	Three Months Ended March 31,
	2013	%	2014		%
	(in thousands, except for share, per share, ADS, per ADS, operating data and percentages)
Consolidated Operating Data
PV modules shipped (in MW)	392.6		558.0	(2)
Average selling price ($/W)	$0.63		$0.67

(1)
The amount of net loss attributable to the noncontrolling interest is less than one thousand for the three months ended March 31, 2013.

(2)
Including 23.8 MW shipments to our internal downstream power plants in the United Kingdom.

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

        Net Sales.    Our total net sales increased by $184.6 million, or 70.9%, from $260.2 million for the three months ended March 31, 2013 to $444.8 million for the three months ended March 31, 2014. This increase was primarily due to (i) increased shipments, from 392.6 MW for the three months ended March 31, 2013 to 534.2 MW for the three months ended March 31, 2014, excluding 23.8 MW of internal shipments to our own downstream power plants in the United Kingdom for which we did not recognize any net sales under United States generally accepted accounting principles, or U.S. GAAP. Total PV modules shipments increased by 42.1% from 392.6 MW for the three months ended March 31, 2013 to 558.0 MW for the three months ended March 31, 2014 and (ii) an increase in average selling price of our PV modules from $0.63 per watt for the three months ended March 31, 2013 to $0.67 per watt for the three months ended March 31, 2014. The increase in the shipments was primarily due to growing demand from key geographical regions, particularly in China, Japan and the United States. The increase in the average selling price was primarily due to increased sales to countries with higher average selling price.

        Cost of Goods Sold.    Our cost of goods sold increased by $97.5 million, or 38.1%, from $255.8 million for the three months ended March 31, 2013 to $353.3 million for the three months ended March 31, 2014, primarily due to increased shipments, offset by improvements in operating efficiency made possible by our proprietary technology and business scale. As a percentage of our total net sales, our cost of goods sold decreased from 98.3% to 79.4% during these periods.

        Gross Profit.    As a result of the foregoing, our gross profit increased by $87.1 million, from $4.4 million for the three months ended March 31, 2013 to $91.5 million for the three months ended March 31, 2014. Our gross margin increased from 1.7% to 20.6% during these periods, primarily due to an increase in average selling price and a reduction in manufacturing cost per watt as we improved our operating efficiency coupled with the decrease of material costs. The sale of our 50 MW solar power plant in Wuwei, Gansu Province also contributed to the increase in gross margin.

        Operating Expenses.    Our operating expenses increased by $8.8 million, or 19.7%, from $44.5 million for the three months ended March 31, 2013 to $53.3 million for the three months ended March 31, 2014. The increase in operating expenses was due largely to a $9.8 million increase in general and administrative expenses, offset by slight decreases in selling expenses and research and development expenses. As a percentage of total net sales, operating expenses decreased from 17.1% for the three months ended March 31, 2013 to 12.0% for the three months ended March 31, 2014.

        Selling Expenses.    Our selling expenses decreased by $0.3 million, or 1.2%, from $24.5 million for the three months ended March 31, 2013 to $24.2 million for the three months ended March 31, 2014. Selling expenses as a percentage of net sales decreased from 9.4% for the three months ended March 31, 2013 to 5.4% for the three months ended March 31, 2014, primarily due to the increase in net sales.

        General and Administrative Expenses.    Our general and administrative expenses increased by $9.8 million, or 67.1%, from $14.5 million for the three months ended March 31, 2013 to $24.3 million for the three months ended March 31, 2014. The relatively lower general and administrative expenses for the three months ended March 31, 2013 was mainly due to the reversal of accounts receivable provision of $11.1 million for the three months ended March 31, 2013.

        Research and Development Expenses.    Our research and development expenses decreased by $0.7 million, or 12.8%, from $5.5 million for the three months ended March 31, 2013 to $4.8 million for the three months ended March 31, 2014. Research and development expenses as a percentage of net sales decreased from 2.1% for the three months ended March 31, 2013 to 1.1% for the three months ended March 31, 2014. The decrease in our research and development expenses was primarily due to the transfer of certain R&D processes to our production workshop, which led to decreases in both depreciation, as some machinery which previously was used for R&D is now used for other purposes, and the costs of raw materials used in our R&D activities.

        Foreign Exchange Gain (Loss).    We had a foreign exchange gain of $1.6 million for the three months ended March 31, 2014, compared to a foreign exchange loss of $20.1 million for the three months ended March 31, 2013. The foreign exchange gain for the three months ended March 31, 2014 resulted from the impact of appreciation of the Japanese Yen and depreciation of the Renminbi, slightly offset by depreciation of the Euro during first quarter of 2014.

        Interest Expenses, Net.    Our interest expenses, net, were $13.2 million and $8.7 million for the three months ended March 31, 2013 and 2014, respectively. Our interest expenses decreased from $14.6 million for the three months ended March 31, 2013 to $9.1 million for the three months ended March 31, 2014, primary due to the decreased average loan balance. Interest income decreased from $1.4 million to $0.5 million as a result of the reduction in cash and restricted cash balance with the repayment of loans.

        Derivative Gain (Loss).    For the three months ended March 31, 2014, we had a derivatives loss of $0.8 million, compared to a derivative gain of $1.1 million for the three months ended March 31, 2013. The derivative loss for the three months ended March 31, 2014 was primarily due to changes in the value of the foreign currency forward contracts between the Euro and the U.S. dollar and the Renminbi and the U.S. dollar used to mitigate the effects of exchange rate volatility.

        Income Tax (Expense) Benefit.    Our income tax expense was $6.4 million for the three months ended March 31, 2014 compared with income tax benefit of $6.1 million for the three months ended March 31, 2013. Our income before income tax was $32.9 million for the three months ended March 31, 2014 compared with our loss before income tax of $69.8 million for the three months ended March 31, 2013. Our effective income tax rate was an expense of 19.5% for the three months ended March 31, 2014 and a benefit of 8.7% for the three months ended 2013. Our effective income tax rate for the three months ended March 31, 2014 was lower than the PRC statutory enterprise income tax rate of 25%, primarily due to tax rate differential for entities in non-PRC jurisdictions and the preferential tax rate enjoyed by one of our PRC subsidiaries.

        Net Income (Loss).    As a result of the foregoing, we had a net income of $26.5 million for the three months ended March 31, 2014, compared to a net loss of $63.7 million for the three months ended March 31, 2013. Our net margin was 6.0% for the three months ended March 31, 2014, compared to negative 24.5% for the three months ended March 31, 2013.

Liquidity and Capital Resources

        We finance our operations primarily through short-term and long-term borrowings, proceeds from public offerings, including our convertible senior notes offering in July 2008, our follow-on offerings of

ADSs in July 2009 and March 2010, these concurrent offerings of ADSs and convertible senior notes, and the cash generated from operations. We believe that our current cash and cash equivalents, short-term and long-term borrowings and anticipated cash flows from operations and the renewal of short-term and long-term borrowings will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least throughout the next 12 months. If we are unable to obtain sufficient funding for any reason, including the inability to renew our short-term and long-term borrowings, we may need to curtail our operations or postpone portions of our planned capital expenditures. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity or debt securities or borrow additional loans from banks. However, we cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders.

        As of March 31, 2014, we had $463.5 million in cash and cash equivalents, $114.2 million in restricted cash and $982.5 million in outstanding borrowings. Our cash and cash equivalents primarily consist of cash on hand and demand deposits with original maturities of three months or less. Our treasury policy requires cash and cash equivalents, restricted cash and investments to be placed with banks and other financial institutions. We plan to use the cash available as of March 31, 2014, for potential future capital expenditures, including the maintenance and enhancement of existing facilities, to further increase production capacity, potential downstream investments, and for working capital and other day-to-day operating purposes.

        Our bank borrowing facilities include both short-term and long-term bank borrowings. We had total bank borrowing facilities of $1,122.6 million with various banks, of which $140.1 million was unused as of March 31, 2014. We have historically successfully renewed or rolled over the majority of our short-term bank borrowings upon maturity. In addition to bank borrowing facilities, as of March 31, 2014, we also had facilities for trade financing in the amount of $800.3 million, of which $573.5 million was unused. On July 15, 2013, we redeemed all outstanding convertible senior notes due 2013, together with all accrued but unpaid interest. For details on our borrowings, please see "Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Cash Flows and Working Capital—Borrowings" included in our 2013 Annual Report.

        We had short-term borrowings, excluding the current portion of long-term borrowings, of $560.0 million as of March 31, 2014. The average interest rate on short-term borrowings was 3.63% per annum for the three months ended March 31, 2014. As of March 31, 2014, certain of our short-term loans were secured by our plant and machinery with a carrying value of $50 million.

        We had current portion of long-term borrowings of $317.4 million and long-term borrowings, excluding current portion, of $105.4 million as of March 31, 2014. Certain of our long-term borrowings contain certain restrictive covenants, and as of the date of this prospectus supplement, we are in compliance with these covenants.

        On March 6, 2014, Trina Solar (Luxembourg) Overseas Systems S.A.R.L and Jiangsu Trina Solar Electric Power Development Co., Ltd. entered into a 15-year credit facility with China Development Bank, or the TLO CDB Facility, in the amount of €20.85 million ($28.7 million) to fund 16 MW of utility-scale solar power projects in Greece. As of March 31, 2014, we had drawn down and had an outstanding balance of €17 million ($23.4 million). The interest rate is the prevailing six-month EURIBOR plus 350 basis points. The TLO CDB Facility is guaranteed by us and contains a coverage ratio financial covenant.

        We have historically been able to repay our total borrowings as they became due, mostly from cash from operations or proceeds from additional short-term and long-term borrowings, or renew the loans upon maturity. We may also seek additional debt or equity financing to repay the remaining portion of our borrowings. As we continue to ramp-up our current and planned operations in order to further our vertical integration and expansion strategies, we also expect to generate cash from our expanded operations to repay a portion of our borrowings.

        In the past, we have had significant working capital commitments for purchases of polysilicon and wafers. Our prepayments to suppliers were recorded either as current portion advances to suppliers, if they were expected to be utilized within 12 months of each balance sheet date, or as advances to suppliers, net of current portion, if they represented the portion expected to be utilized after 12 months. As of March 31, 2014, we had advances to suppliers, net of current portion, of $40.0 million, compared to $41.9 million as of December 31, 2013. We also had the current portion of advances to suppliers of $63.9 million as of March 31, 2014, compared to $68.3 million as of December 31, 2013. We generally make prepayments without receiving collateral. As a result, our claims for such prepayments would rank only as an unsecured claim, which exposes us to the credit risks of these suppliers in the event of their insolvency or bankruptcy. Going forward, we expect our advances to suppliers to decline further with the continuing improvement of polysilicon market, offset by greater volume purchases of other raw materials as we expand our manufacturing capacity.

        We plan to build new facilities to increase our annualized manufacturing capacity of ingots, wafers, cells, and modules from 2.0 GW, 1.6 GW, 2.5 GW and 3.0 GW as of March 31, 2013 to 2.2 GW, 1.7 GW, 3.0 GW, and 3.8 GW as of December 31, 2014, respectively. We plan to incur capital expenditures of up to $213 million to achieve our expansion plans in 2014. See "—Capital Expenditures."

Cash Flows and Working Capital

        The following table sets forth a summary of our cash flows for the periods indicated:

	Three Months Ended March 31,
	2013	2014
	(in thousands)
Net cash (used in) provided by operating activities	$(10,623)	$62,455
Net cash used in investing activities	(32,584)	(62,740)
Net cash used in financing activities	(64,808)	(20,598)
Effect of exchange rate changes	4,534	(2,292)

Net change in cash and cash equivalents	(103,481)	(23,175)
Cash and cash equivalents at the beginning of the period	807,276	486,686

Cash and cash equivalents at the end of the period	$703,795	$463,511

Operating Activities

        Net cash provided by operating activities amounted to $62.5 million in the three months ended March 31, 2014, compared to net cash used in operating activities of $10.6 million for the same period in 2013. The net cash provided by operating activities in the three months ended March 31, 2014 was primarily due to improved collection of outstanding accounts receivable.

Investing Activities

        Net cash used in investing activities amounted to $62.7 million in the three months ended March 31, 2014, compared to $32.6 million for the same period in 2013. The net cash used in investing activities in the three months ended March 31, 2014 was primarily as a result of capital expenditures for property, plant and equipment of $44.1 million for investment in manufacturing capacity ramp-up and technological upgrades.

Financing Activities

        Net cash used in financing activities amounted to $20.6 million in the three months ended March 31, 2014, compared to $64.8 million for the same period in 2013. The net cash used in financing activities in the three months ended March 31, 2014 was primarily used to repay $263.9 million in bank borrowings (short-term and long-term), offset in part by proceeds of $243.0 million from bank borrowings (short-term and long-term).

Capital Expenditures

        We had capital expenditures of $44.1 million for the three months ended March 31, 2014. Our capital expenditures were used primarily for purchases of equipment and facilities for the production of ingots, wafers, cells and modules. We plan to build or acquire new facilities to increase our annual manufacturing capacity of ingots, wafers, cells, and modules from 2.0 GW, 1.6 GW, 2.5 GW and 3.0 GW as of March 31, 2013 to 2.2 GW, 1.7 GW, 3.0 GW, and 3.8 GW as of December 31, 2014, respectively. We plan to incur capital expenditures of up to $213 million to achieve above expansion in 2014.

Off-Balance Sheet Arrangements

        Other than our purchase obligations for raw materials and equipment, we have not entered into any financial guarantees or other commitments to guarantee the payment obligations of third parties. Except for a series of forward foreign currency exchange contracts entered into with several commercial banks to protect against volatility of future cash flows caused by the changes in foreign exchange rates associated with the outstanding accounts receivable, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders' equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us. There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, net sales or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to you and other investors.

Contractual Obligations and Commercial Commitments

        The following table sets forth our contractual obligations and commercial commitments as of March 31, 2014:

	Payment Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Long-term borrowings(1)	$442,039	$328,409	$85,929	$8,015	$19,686
Short-term borrowings(2)	580,062	580,062	—	—	—
Operating lease commitments	3,287	1,252	2,035	—	—
Purchase obligations(3)	320,260	143,703	77,714	67,271	31,572

Total	$1,345,648	$1,053,426	$165,678	$75,286	$51,258

(1)
Includes interests that are derived using an average rate of 4.18% per annum for long-term borrowings.

(2)
Includes interests that are derived using an average rate of 3.63% per annum for short-term borrowings.

(3)
Consists of construction services, raw material, equipment and land use right purchase commitments. The raw material purchase commitment includes only the fixed and determinable portion under take-or-pay agreements, and does not include purchase commitments for which we are committed to purchase a specific volume amount but the purchase price is not fixed or determinable since the price is based upon the prevailing market price near the time of purchase.

Corporate Information

        Our principal executive offices are located at No. 2 Tian He Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People's Republic of China. Our telephone number at this address is (86) 519 8548-2008 and our fax number is (86) 519 8517-6025. Our registered office in the Cayman Islands is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

        Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is http://www.trinasolar.com. The information contained on our website does not form part of this prospectus supplement or the accompanying prospectus. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

 THE OFFERING

Price per ADS	$11.00.
ADSs offered by us in this offering	8,800,000 ADSs.
ADSs outstanding after this offering	73,161,670 ADSs (74,481,670 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares outstanding after this offering	4,005,602,407 shares (4,071,602,407 shares if the underwriters exercise their option to purchase additional ADSs in full).
The number of ordinary shares outstanding immediately after the offering is based upon 3,565,602,407 ordinary shares issued and outstanding as of June 5, 2014, and excludes:
• stock options representing the right to purchase a total of 5,016,850 ordinary shares; and
• restricted share units representing the right to receive a total of 33,547,952 ordinary shares upon vesting.
The ADSs	Each ADS represents 50 ordinary shares, par value $0.00001 per share. The ADSs will be evidenced by a global American depositary receipt.

The depositary will be the holder of the ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of the accompanying prospectus. We also encourage you to read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Depositary	The Bank of New York Mellon.
Options to purchase additional ADSs	We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,320,000 additional ADSs.

Use of proceeds	We will receive net proceeds from this offering of approximately $92.2 million, or approximately $106.2 million if the underwriters exercise their over-allotment option to purchase additional ADSs in full, after deducting the underwriting discounts and commissions and estimated aggregate offering expenses payable by us.

If the concurrent note offering is consummated, we expect that offering will produce net proceeds, after deducting fees of the initial purchasers and estimated offering expenses payable by us, of approximately $145.4 million (or $167.3 million if the initial purchasers in that offering exercise their option to purchase additional notes in full).

We intend to use approximately $52.3 million of the net proceeds from the concurrent offering of the convertible notes to pay the aggregate premium of the call options described below. We intend to use the remaining net proceeds from the concurrent offering of the convertible notes and the net proceeds from the offering of ADSs for general corporate purposes, which may include the development of solar power projects and their general financing requirements, expansion of manufacturing capacity and working capital. Our management will retain broad discretion over the use of proceeds, and we may ultimately use the proceeds for different purposes than what we currently intend.

See "Use of Proceeds" for additional information.
Risk factors
See "Risk Factors" and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, as such factors may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission, or the SEC, for a discussion of factors you should carefully consider before deciding to invest in the ADSs.
Description of concurrent offering
Concurrently with this offering, $150 million aggregate principal amount of convertible notes are being offered pursuant to a separate offering memorandum (or up to $172.5 million aggregate principal amount if the initial purchasers in the convertible notes offering exercise their option in full) to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside of the United States to non-U.S. persons in reliance on Regulation S. The closing of the offering of the shares pursuant to this prospectus is contingent upon the closing of the convertible notes offering, and the closing of the concurrent offering of our convertible notes is contingent upon the closing of the offering of the shares hereunder.

Description of call options

In connection with the concurrent issuance of the convertible notes, we have entered into zero strike call option transactions, or the call options, with one or more of the initial purchasers in the convertible notes offering or their affiliates, or the option counterparties. The call options are intended to facilitate privately negotiated derivative transactions with respect to our ADSs between the option counterparties (or their affiliates) and investors in the convertible notes by which those investors will be able to hedge their investment in the convertible notes. Those activities could increase (or reduce the size of any decrease in) the market price of our ADSs and/or the convertible notes at that time.

The option counterparties (or their affiliates) may modify their hedge positions by entering into or unwinding one or more derivative transactions with respect to the ADSs and/or purchasing or selling ADSs or other securities of ours in secondary market transactions at any time, including following the pricing of the convertible notes and shortly before or after the maturity of the convertible notes, and, we have been advised, are likely to unwind their derivative transactions and/or purchase or sell ADSs in connection with any conversion, repurchase or redemption of the convertible notes. Those activities could also increase (or reduce the size of any decrease in) or decrease (or reduce the size of any increase in) the market price of our ADSs and/or the convertible notes. See "Description of Call Options."
New York Stock Exchange trading symbol	TSL.
Lock-up
We have agreed for a period until 90 days after the date of the final prospectus supplement not to sell, transfer or otherwise dispose of any of our ordinary shares, any ADSs or similar securities, subject to certain exceptions. Furthermore, our directors and executive officers and certain of our shareholders have agreed to a similar 90-day lock-up, subject to certain exceptions. This lock-up will not apply to the exercise of share options granted as of the date of this prospectus supplement. See "Underwriting" for additional information.
Payment and settlement	The ADSs are expected to be delivered through the book-entry transfer facilities of the Depository Trust Company in New York, New York on or about June 11, 2014.

 SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following summary consolidated statement of operations data (other than ADS data) for the years ended December 31, 2011, 2012 and 2013 and the selected consolidated balance sheet data as of December 31, 2012 and 2013 have been derived from our audited financial statements incorporated by reference in this prospectus from our annual report on Form 20-F for the year ended December 31, 2013, or 2013 Annual Report. The selected consolidated balance sheet data as of December 31, 2011 have been derived from our audited financial statements not incorporated by reference in this prospectus supplement but included in our annual report on Form 20-F for the year ended December 31, 2011.

        The following summary consolidated statement of operations data for the three months ended March 31, 2013 and 2014 and the summary consolidated balance sheet data as of March 31, 2014 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus supplement. Our unaudited interim condensed consolidated financial statements have been prepared on a consistent basis as our audited consolidated financial statements and include all normal and recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the applicable dates and periods presented.

        The summary consolidated financial data should be read in conjunction with those financial statements and the accompanying notes and "Item 5. Operating and Financial Review and Prospects" included in our 2013 Annual Report. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate our results expected for any future periods.

	Year Ended December 31,			Three Months Ended March 31,
	2011	2012	2013	2013	2014
	(in thousands, except for share, per share, operating data and percentages)
Consolidated Statement of Operations Data
Net sales	$2,047,902	$1,296,655	$1,774,971	$260,222	$444,811
Cost of goods sold	1,715,260	1,239,412	1,556,777	255,798	353,298

Gross profit	332,642	57,243	218,194	4,424	91,513
Operating expenses:
Selling expenses	100,427	118,885	132,824	24,468	24,186
General and administrative expenses	157,129	176,719	103,523	14,547	24,308
Research and development expenses	44,120	26,511	19,926	5,475	4,774

Total operating expenses	301,676	322,115	256,273	44,490	53,268
Income (loss) from operations	30,966	(264,872)	(38,079)	(40,066)	38,245
Foreign exchange (loss) gain	(27,435)	908	(13,576)	(20,063)	1,576
Interest expense	(35,021)	(51,887)	(48,445)	(14,608)	(9,139)
Interest income	3,056	8,552	3,958	1,387	460
Derivatives (loss) gain	(11,393)	8,542	2,180	1,079	(815)
Other income, net	9,317	6,797	8,696	2,445	2,557

Income (loss) before income taxes	(30,510)	(291,960)	(85,266)	(69,826)	32,884
Income tax (expense) benefit	(7,310)	25,405	13,030	6,085	(6,411)

Net (loss) income	(37,820)	(266,555)	(72,236)	(63,741)	26,473
Net loss attributable to the noncontrolling interests	— (1)	— (1)	210	— (1)	35

Net (loss) income attributable to Trina Solar Limited Shareholders	$(37,820)	$(266,555)	$(72,026)	$(63,741)	$26,508

	Year Ended December 31,			Three Months Ended March 31,
	2011	2012	2013	2013	2014
	(in thousands, except for share, per share, operating data and percentages)
(Loss) earnings per ordinary share:
Basic	$(0.01)	$(0.08)	$(0.02)	$(0.02)	$0.01
Diluted	$(0.01)	$(0.08)	$(0.02)	$(0.02)	$0.01
(Loss) earnings per ADS:
Basic	$(0.54)	$(3.77)	$(1.01)	$(0.90)	$0.37
Diluted	$(0.54)	$(3.77)	$(1.01)	$(0.90)	$0.37
Weighted average ordinary shares outstanding:
Basic	3,521,182,416	3,534,829,694	3,553,552,756	3,540,247,989	3,559,048,996
Diluted	3,521,182,416	3,534,829,694	3,553,552,756	3,540,247,989	3,628,121,746
Weighted average ADS outstanding:
Basic	70,423,648	70,696,594	71,071,055	70,804,960	71,180,980
Diluted	70,423,648	70,696,594	71,071,055	70,804,960	72,562,435
Consolidated Financial Data
Gross margin	16.2%	4.4%	12.3%	1.7%	20.6%
Net margin	(1.8%)	(20.6%)	(4.1%)	(24.5%)	6.0%
Consolidated Operating Data
PV modules shipped (in MW)	1,512.0	1,594.0	2,584.3	392.6	558.0 (2)
Average selling price ($/W)	$1.33	$0.78	$0.64	$0.63	$0.67

(1)
The amount of net loss attributable to the noncontrolling interest is less than one thousand for the years ended December 31, 2011 and 2012 and for the three months ended March 31, 2013.

(2)
Including 23.8 MW shipments to our internal downstream power plants in the United Kingdom.

	As of December 31,			As of March 31,
	2011	2012	2013	2014
	(in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$816,780	$807,276	$486,686	$463,511
Restricted cash	79,602	110,920	74,720	114,190
Inventories	249,779	318,504	244,532	426,683
Accounts receivable, net	466,537	390,157	435,092	347,439
Total current assets	1,768,722	1,765,487	1,521,701	1,572,950
Property, plant and equipment, net	919,727	893,340	889,752	898,197
Total assets	2,877,448	2,864,857	2,567,229	2,625,000
Short-term borrowings and current portion of long-term borrowings	389,472	875,821	935,590	877,138
Accounts payable	472,092	423,985	461,148	530,043
Total current liabilities	1,007,435	1,479,155	1,540,543	1,549,186
Accrued warranty costs	58,810	65,780	81,743	85,079
Long-term borrowings, excluding current portion	520,151	415,150	100,502	105,405
Total equity	1,145,325	881,785	822,479	864,385
Total liabilities and equity	$2,877,448	$2,864,857	$2,567,229	$2,625,000

RISK FACTORS

        You should carefully consider the risks described below and in our 2013 Annual Report, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to buy the ADSs. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Company and Our Industry

We may be adversely affected by volatile market and industry trends, in particular, the growth for solar power projects may decline, which may reduce our revenues and earnings.

        We are affected by solar power markets and industry trends. Weakened global economic conditions may affect the availability of financing, which in turn would slow the demand for PV projects. As a result of global economic conditions, some governments may implement austerity measures that reduce the feed-in tariffs and other subsidies designed to benefit the solar industry. In 2008 and 2009, demand for global solar power declined due to decreased availability of financing for downstream buyers of solar power products as a result of the global economic crisis. During the same period, increased manufacturing capacity combined with decreasing demand and prices caused a decline in the prices of solar power products. In 2011, a decrease in government payment to solar power producers, which were in the form of feed-in tariffs and other reimbursements, and a reduction in available financing caused a decrease in the growth in the number of solar power projects in the European markets. Payments to solar power producers decreased as governments in Europe, under pressure to reduce sovereign debt levels, reduced subsidies such as feed-in tariffs, which require public utility companies to pay higher prices for solar power than for power generated through conventional means. Furthermore, many downstream purchasers of solar power products were unable to secure sufficient financing for the solar power projects due to the global credit crunch. As a result, many solar power producers that purchase solar power products from manufacturers like us were unable or unwilling to expand their operations. These market conditions were exacerbated by an over-supply of solar power products, primarily driven by an increase in manufacturing capacity that continued through 2011, which adversely affected the prices of solar power products.

        In 2012, governments further reduced their support in the European markets that have traditionally relied upon feed-in-tariffs to support demand and fewer markets utilized feed-in-tariffs and power purchase agreements to support demand, which in the aggregate resulted in a marked decline in the global growth rate of demand for solar products. Further, in December 2013, anti-dumping and anti-subsidy duties imposed by the European Commissions on crystalline silicon photovoltaic, or CSPV, cells and modules originating in or consigned from China became effective, motivating a number of Chinese solar product manufacturers, including us, to agree to a price undertaking, pursuant to which exporters agreed not to sell more than an agreed amount of solar panels or certain related components into the European Union at a minimum price. Both the feed-in-tariffs reduction and the price undertaking have resulted in an increase in prices and a further decrease in demand in European markets. Although demand in other regions, including the U.S., Japan and India, as well as many other emerging markets in Asia, the Middle East and Africa, is expected to offset the decline in European demand, we cannot assure you that those increases will continue in the future and fully offset the declining demand in Europe.

        The demand for solar power is also influenced by macroeconomic factors such as global economic conditions, the supply and prices of other energy products such as oil, coal and natural gas, and government regulations and policies concerning the electric utility industry. A decrease in oil prices, for example, may reduce demand for investment in alternative energy.

        If these negative market and industry trends continue and demand for solar power projects and solar power products weakens as a result, our business and results of operations may be materially and adversely affected.

Fluctuations in polysilicon prices may affect our margins.

        Polysilicon is an essential raw material used in the production of solar cells and modules. Prior to the second half of 2008, there was an industry-wide shortage of polysilicon, primarily as a result of the growing demand for solar power products. In the past, increases in the price of polysilicon have increased our cost of goods sold and impacted our margins. Polysilicon production capacity expanded rapidly in 2009, which, coupled with the global economic downturn, led to an oversupply of high-purity silicon in 2009, which aligned with the oversupply of solar wafers, cells and modules resulting in substantial downward pressure on prices throughout the value chain in 2011 until the second half of 2013. According to Solarbuzz, industry wide weighted average prices for all types of polysilicon and contracts was $19/kg in 2013. However, during mid-2013 polysilicon prices began to stabilize and even increased late in the year, and in March 2014 spot prices were $21-22/kg, representing an increase of $5-6/kg from the same period in 2013. Solarbuzz currently forecasts that polysilicon prices will remain relatively stable in the first half of 2014, and then begin to rise during the second half of 2014 and thereafter. The main driver of this price increase is likely to be strong end-market demand, which is expected to grow to nearly 50 GW in 2014 from 40 GW in 2013, pushing 2014 polysilicon demand to 282,000 metric tons, an increase of approximately 25% from 2013. Further, the gap between average spot prices and contract prices for polysilicon used in PV applications narrowed considerably in 2013 as previously entered into long-term contracts expired, were renegotiated to be priced by referencing to the prevailing market price, or were cancelled.

        We purchase polysilicon from a limited number of international and domestic suppliers. Consistent with market practice, our medium and long-term supply contracts generally contain price adjustment provisions that offer both parties the right to adjust contract price when the fluctuation of market price during a specified period has exceeded a threshold as agreed to by both parties. If the market price of polysilicon increases significantly in the future, our counterparties may renegotiate contract prices with us based on the then market price. Moreover, as the prices of other silicon-based raw materials, including ingots and wafers, are correlated to the price of polysilicon, an increase in the price of polysilicon would likely lead to increases in the prices of other silicon-based raw materials that we source from third parties. Due to the volatility of polysilicon prices, in 2012, we also renegotiated our wafer purchase amounts and prices under a long-term framework agreement with a third party to more closely track market prices. We cannot assure you that our polysilicon procurement strategy will be successful in ensuring that we have an adequate supply of polysilicon at commercially viable prices to meet our requirements. Further, if the price of polysilicon increases faster than the increase in the price of PV modules, we may be unable to pass this increase to our customers, or if the price of PV modules decreases more quickly than the decrease in the price of polysilicon, our results of operations could be materially and adversely affected.

We continue to rely on a limited number of third-party suppliers and manufacturers for silicon-based raw materials for our products and toll services, which could prevent us from delivering our products to our customers within required time frames and result in sales and installation delays, cancellations, liquidated damages and loss of market share.

        We purchase silicon-based raw materials, including polysilicon, ingots and wafers, from a limited number of domestic and international suppliers, and from time to time we source or contract toll services from third party manufacturers to manufacture some of our wafers. We purchase non-silicon-based raw materials from many sources. If we fail to develop or maintain our relationships with the key third party suppliers or manufacturers, we may be unable to manufacture our products timely or our products may only be available at a higher cost or after a long delay. If we do not deliver products to our customers within the required time frames, we may experience order cancellations, loss of market share and legal action.

        Furthermore, any decrease in the availability of financing may have a significant negative impact on suppliers and manufacturers of raw materials. Suppliers typically require a significant amount of cash to fund their production and operations, to meet contractual obligations arising from previous expansions of manufacturing facilities, as well as for research and development activities. The inability of our suppliers to access capital or the insolvency of our suppliers could lead to their failure to deliver raw materials to us. Our inability to obtain raw materials in a timely manner from suppliers could have a material adverse effect on our business, financial conditions and results of operations.

If we do not successfully renegotiate our medium-term and long-term contracts with our polysilicon and wafer suppliers, our raw material costs and our excess inventory may increase.

        We purchase polysilicon from a limited number of international and domestic suppliers using short-term contracts, as well as medium-term and long-term contracts which we previously entered into. Several of these medium-term and long-term contracts are partially pre-paid. From the fourth quarter of 2008, the price of polysilicon decreased rapidly due to the increased supply of polysilicon that resulted from intensive investments in silicon manufacturing. As a result of the decrease in the price of polysilicon in late 2008 and early 2009, we renegotiated most of our medium-term and long-term contracts to reduce the purchase price, thereby reducing our costs. Since 2011, we have renegotiated several medium-term and long-term supply contracts that required us to purchase polysilicon at a pre-determined price or quantity to more closely link our purchase costs with market prices. In 2012, 2013 and 2014, we also renegotiated our wafer purchase amounts and prices under a long-term framework agreement with a third party to more closely track market prices.

        See "Item 4. Information on the Company—B. Business Overview—Silicon-based Raw Material Supplies" included in our 2013 Annual Report for more information. If we are required to renegotiate our polysilicon and wafer contracts in the future and we are unable to reach an agreement with terms favorable to us, we may be placed at a competitive disadvantage compared to our competitors, and our costs could increase and our earnings could decline. In addition, if demand for our PV products decreases, yet our supply agreements require us to purchase more polysilicon or wafers than required to meet our actual customer demand, we may incur costs associated with carrying excess inventory. To the extent we are not able to pass these increased costs on to our customers, our business, cash flows, financial condition and results of operations may be materially and adversely affected.

The determination by U.S. and European Union authorities that our export sales are in violation of international fair trade rules could impede our access to important export markets.

        In 2011, solar panel manufacturing companies in the United States filed antidumping and countervailing duty petitions with the U.S. government, which resulted in the institution of antidumping and countervailing duty investigations relating to imports into the United States of CSPV cells, whether or not assembled into modules, from China. In December 2012, following completion of those investigations by the U.S. International Trade Commission, or Commission, and the U.S. Department of Commerce, or Commerce, antidumping and countervailing duty orders were imposed on imports into the United States covered by the investigation, including imports of our products. The orders require an effective net cash deposit rate of 23.75%. The actual duty rates at which entries of covered merchandise will be finally assessed may differ from the announced deposit rates because they are subject to completion of ongoing administrative reviews of the antidumping and countervailing duty orders. We expect the first administrative reviews to be completed by early 2015. In February 2013, we, along with other parties, including the U.S. companies that petitioned for the investigations, filed appeals with the U.S. Court of International Trade, or CIT, challenging various aspects of Commerce's findings. Final decisions by the CIT on those appeals are expected in late 2014, and further appeals are possible. We may not be successful in our appeals, in which case the scope of the antidumping and countervailing duty orders could remain or be expanded.

        Also, on December 31, 2013, SolarWorld Industries America, Inc., or SolarWorld, a U.S. producer of solar cells and panels, filed petitions with the U.S. government resulting in the institution of new antidumping and countervailing duty investigations. The petitions accuse Chinese producers of certain CSPV cells and modules of dumping their products in the United States and receiving countervailable subsidies from the Chinese government. This trade action also accuses Taiwanese producers of certain CSPV cells and modules of dumping their products in the United States. According to SolarWorld, the new trade action is intended to close a loophole in the scope of the existing antidumping and countervailing duty orders. In that regard, under the new petitions, solar cells produced in any country, using Chinese ingots or wafers where manufacturing begins in China and is finished in another country, and incorporated into Chinese-made modules will be subject to antidumping and countervailing duties. If it is determined that we export merchandise covered by the new trade action to the United States and antidumping or countervailing duties are imposed on such merchandise, our export sales to the United States could be adversely affected. The Commission issued preliminary affirmative injury determinations on February 14, 2014. On June 3, 2014, Commerce released its preliminary determination that subject imports from China are benefitting from illegal government subsidies and therefore potentially subject to the imposition of countervailing duties. Commerce calculated preliminary countervailing duty margins of 18.56% for Trina, 35.21% for another individual exporter respondent, and 26.89% as the "all others" rate. Commerce's preliminary determination in the antidumping duty investigation is expected to be issued on July 24, 2014. Preliminary margins are subject to change pending Commerce's final determination, and duties will be imposed only if the Commission makes final affirmative injury determinations. Final determinations in the antidumping and countervailing duty investigations are expected to be issued by the Commission and Commerce later this year or early next year. Should the final determinations be unfavourable to us, our financial condition and results of operations may be negatively affected.

        On September 6, 2012 and November 8, 2012, the European Commission announced the initiation of antidumping and anti-subsidy investigations, respectively, concerning imports into the European Union of CSPV modules and key components (i.e., cells and wafers) originating in China. On December 5, 2013, the Council of the European Union announced its final decision imposing antidumping and anti-subsidy duties on imports of CSPV cells and modules originating in or consigned from China. An average duty of 47.7%, consisting of both antidumping and anti-subsidy duties, are applicable for a period of two years beginning on December 6, 2013 to imports from Chinese solar panel exporters who, like us, cooperated with the European Commission's investigations. However, on the same day, the European Commission accepted a price undertaking by Chinese export producers in connection with the antidumping and anti-subsidy proceedings. As a result, imports from Chinese solar panel exporters that are made pursuant to the price undertaking are exempt from the final antidumping and anti-subsidy duties imposed by the European Union. We intend to comply with the minimum price and other conditions set forth in the undertaking so that our exported products will be exempt from the antidumping and anti-subsidy duties imposed by the European Commission. However, if we are found by competent authorities not to be in compliance at any time with the price undertaking or the imports from all the PRC exporters exceed the annual volume established by the price undertaking, these duties would be applied on our exports to the European markets and could materially and adversely affect our affiliated European Union operations and increase our cost of selling into the region.

        It is also possible that other antidumping or countervailing duty or other import restrictive proceedings will be initiated in any number of additional jurisdictions. For example, in November 2012, India also initiated antidumping investigations against solar cell imports from China, the United States, Malaysia and Taiwan. On May 22, 2014, India's Ministry of Commerce and Industry, Department of Commerce released its Final Findings that certain exports from the United States, China, Taiwan and

Malaysia have been dumped in the Indian market and recommended imposing additional duties ranging from $0.11 to $0.81 per watt of electricity produced on "solar cell" imports from these countries. India's Ministry of Finance has three months to review the findings and make a final decision on imposition of additional duties. Further, on May 14, 2014, Australia initiated an antidumping investigation against certain CSPV modules or panels exported to Australia from China. Although our policy requires that all of our export sales comply with international trade practices, we cannot guarantee that the government agencies in the jurisdictions in which actions are brought will not impose trade remedy actions. Under antidumping and countervailing duty laws, significant additional duties may be imposed on imports of our products into these countries, which increase our costs of accessing these additional markets. As a result of the duties imposed by the relevant authorities, or if duties are imposed on our PRC-manufactured products, we may adjust our business strategy for selling into these jurisdictions. Any change in our business strategy would create a number of operational and legal uncertainties. Any of the above scenarios may materially and adversely impact our sales, thereby limiting our opportunities for growth.

We have been named as a defendant in certain legal and administrative actions that may have a material adverse impact on our operating results and financial condition.

        We must defend against legal and administrative actions described in "Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Legal and Administrative Proceedings" included in our 2013 Annual Report. These include various trade actions as well as lawsuits brought by the trustees of Solyndra LLC and Energy Conversion Devices Liquidation Trust, against which the defendants, including us, filed motions to dismiss the claims in their entirety. The motion to dismiss the Solyndra LLC trustee's lawsuit was denied by the court and we are now preparing to litigate the claims brought against us, although we cannot be certain that we will be successful in these efforts. We also cannot be certain that the motion to dismiss the Energy Conversion Devices trustee's lawsuit will be successful or that we will be able to successfully defend ourselves against these claims if the case is brought to trial. We will consider appealing the outcome of these legal and administrative actions should our initial defense be unsuccessful. Although we will vigorously defend this case, we are currently unable to estimate the possible loss or possible range of loss, if any, associated with the resolution of these legal and administrative actions and disputes. Any unfavorable outcome from these actions and disputes, including an appeal of the judgment or outcome in these actions and disputes, may have a material adverse effect on our consolidated financial position, results of operations, or cash flows in the future. The legal and administrative proceedings may consume a material portion of our cash resources and divert management's attention from the day-to-day operations of our company, all of which could harm our business. There can be no assurance that we will prevail in any such appeal and any adverse outcome of these cases could have a material adverse effect on our business or results of operations.

A significant reduction or elimination of government subsidies and economic incentives or change in government policies may have a material adverse effect on our business and prospects.

        Demand for our products depends substantially on government incentives which aim to promote greater use of solar power. In many countries in which we are currently, or intend to become, active, the solar power markets, particularly the market of on-grid PV systems, would not be commercially viable without government incentives. This is because the cost of generating electricity from solar power currently exceeds, and we believe will continue to exceed for the foreseeable future, the costs of generating electricity from conventional or non-solar renewable energy sources.

        The scope of the government incentives for solar power depends, to a large extent, on political and policy developments relating to environmental concerns in a given country, which could lead to a significant reduction in or a discontinuation of the support for renewable energies in such country. Federal, state and local governmental bodies in many of our primary-targeted markets, notably,

Germany, Italy, the United Kingdom and other countries in Europe, China, the United States, Australia, India, Japan, as well as other markets in Asia, Africa, the Middle East, Latin America, and the Caribbean Islands have provided subsidies and economic incentives in the form of capital cost rebates, feed-in tariffs, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar power products. Policy shifts could reduce or eliminate these government economic incentives altogether.

        However, as the solar power industry continues to develop, these government subsidies and economic incentives have been reduced and could continue to be reduced or be eliminated altogether. For example, in December 2010, the Spanish government reduced the maximum allowable annual operating hours for which PV systems could earn feed-in-tariff payments. Germany further reduced its feed-in tariffs in the beginning of 2012 by 15% to up to 24.43 Euro cents per kilowatt hour for rooftop systems and up to 18.76 Euro cents per kilowatt hour for ground-based systems. In September 2012, Germany introduced a further reduction in feed-in tariffs of 1% monthly for roof-based systems while reducing or eliminating feed-in tariffs for ground-based systems. Reductions in feed-in-tariff programs continued in 2012 and 2013 across Europe, including Germany, Italy, Spain, Romania and Czech. All such reductions may result in a significant fall in the price of PV products in order to support continued demand. In 2011, 2012, 2013 and in the three months ended March 31, 2014, Germany accounted for 36.9%, 33.1%, 10.4% and 1.2% of our net sales, respectively, and Spain accounted for 13.2%, 1.3%, 2.3% and 0.1% of our net sales, respectively. We believe that uncertainty in political and policy developments may lead to increased competition among solar manufacturers. Electric utility companies that have significant political lobbying powers may also seek changes in the relevant legislation in their markets that may adversely affect the development and commercial acceptance of solar energy. Further, austerity measures being implemented by many countries attempting to lower national spending may reduce subsidies to the solar industry. A significant reduction in the scope or discontinuation of government incentive programs, especially those in our target markets, could cause demand for our products and our revenues to decline, and have a material adverse effect on our business, financial condition, results of operations and prospects.

Demand for our products may be adversely affected by the effects of the credit environment on our customers.

        Europe, the United States and international economies are in the midst of a prolonged period of slow economic growth. In particular, the credit and financial crises, terrorist acts and similar events, continued turmoil in the Middle East or war in general could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including solar power products. For example, global economics, capital markets and credit disruptions have resulted in slower investments in new installation projects that make use of solar power products. If the current economic recovery slows, stalls or reverses, we may experience decreases in the demand for our solar power products, which may harm our operating results.

        Global economics, capital markets and credit disruptions also pose risks for our customers. Although we have benefited from historically low interest rates that have made it more attractive for our customers to use credit to purchase our products, interest rates may rise soon, which could increase the cost of financing purchases of our products and may reduce our customers' profits and investors expected returns on investment. There can be no assurance that our customers will be able to borrow money on a timely basis or on reasonable terms, which could have a negative impact on demand for our products. If global economic growth remains slow, it could result in a decrease in the demand for our solar power products, which may harm our operating results. These same factors may adversely impact our existing or future sales agreements, including increasing the likelihood of contractual breaches by our counterparties. Our sales are affected by interest rate fluctuations and the availability of liquidity, and would be adversely affected by increases in interest rates or liquidity constraints. Rising interest rates may also make certain alternative investments more attractive to investors and therefore lead to a decline in demand for our solar power products, which could have a material adverse effect on our business, results of operations, financial conditions and cash flows.

Our future success depends in part on our ability to expand our business into solar power projects markets. Any failure to successfully implement this strategy could have a material adverse effect on our growth, business prospects and results of operations in future periods.

        Our current business strategy includes plans to expand into select solar power projects markets, which we believe are a natural extension of our vertically integrated business model. Historically, the solar module business has accounted for the large majority of our net sales, but as we continue to expand our business into the solar power projects segment of the industry, we expect that our solar power projects business will contribute an increasingly large portion of our net sales. These expansion plans may include investments in project companies and joint ventures and forming strategic alliances with third parties to balance system technologies, engineering, procurement and construction services, and related financing needs. These plans may require additional capital expenditures, which could be used in pursuit of other opportunities and investments. Additionally, our experience in the solar power products manufacturing industry may not be as relevant or applicable in downstream markets. We may also face intense competition from companies with greater experience or established presence in the targeted downstream markets or competition from our industry peers with similar expansion plans. Furthermore, we may not be able to manage entities which we invest in or provide adequate resources to such entities to maximize the return on our investments. We may not be able to secure the government approvals or licenses required for construction and operation of solar power projects in a timely manner, or at all. In the case of potential joint ventures and strategic alliances with third parties, we may face risks associated with the sharing of proprietary information, loss of control of operations that are material to our business and profit sharing arrangements. We may also consider acquisitions of existing downstream players, in which we may face difficulties related to the integration of the operations and personnel of acquired businesses and the division of resources between our existing and acquired operations.

        We cannot assure you that we will be successful in expanding our business into solar power projects markets along the solar power product value chain. Any failure to successfully identify, execute and integrate our acquisitions, investments, joint ventures and alliances as part of entering into projects markets may have a material adverse impact on our growth, business prospects and results of operations, which could lead to a decline in the price of our ADSs.

Our ability to expand the pipeline of our projects business in several key markets exposes us to a number of risks and uncertainties.

        As a greater proportion of our net sales will be derived from our solar power projects business, we will be increasingly exposed to the risks associated with projects business. Further, our future success largely depends on our ability to expand our solar power project pipeline. The risks and uncertainties associated with our projects business and our ability to expand our solar power project pipeline include:

  •
  the need to raise funds to develop greenfield or purchase late-stage solar power projects, which we may be unable to obtain on commercially reasonable terms or at all;

  •
  the uncertainty of being able to sell the projects, receive full payment for them upon completion, or receive payment in a timely manner;

  •
  delays and cost overruns as a result of a number of factors, many of which are beyond our control, including delays in regulatory approvals, construction, grid-connection and customer acceptance testing;

  •
  delays or denial of required approvals, permits or licenses by relevant government authorities in connection with the construction and operation of solar power projects;

  •
  diversion of significant management attention and other resources; and

  •
  failure to execute our project pipeline expansion plan effectively.

        If we are unable to successfully expand our projects business, and in particular, our solar power project pipeline, we may be unable to expand our business, maintain our competitive position, improve our profitability, and generate the cash flows we have currently forecasted.

Some of the suppliers of polysilicon with whom we have entered into long-term contracts may not be able to produce polysilicon of sufficient quantity and quality or on schedule to meet our manufacturing requirements.

        Manufacturing polysilicon is a highly complex process and our suppliers may not be able to produce polysilicon of sufficient quantity and quality or on schedule to meet our wafer manufacturing requirements. Minor deviations in the manufacturing process can also cause substantial decreases in yield and, in some cases, cause production to be suspended or result in minimal output. If shipments of polysilicon from our suppliers experience major delays or our suppliers are unable to supply us with polysilicon as planned, we may suffer a setback to our raw material procurement, which could materially and adversely affect our growth strategy and our results of operations. Moreover, we may be involved in disputes to retrieve prepayments we made for the polysilicon delivery, which would expose us to risks of losing the prepayment or entering into settlements which may result in losses to us. In addition, the polysilicon supplied by suppliers may contain quality defects. For example, PV modules produced using polysilicon of substandard quality would result in lower cell efficiency and conversion rates than that which the supplier has claimed or provided a warranty for. From time to time, we may engage in negotiations and disputes with certain suppliers that supplied us with polysilicon with quality defects. Any litigation arising out of the disputes could subject us to potentially expensive legal expenses, distract management from the day-to-day operation of our business and expose us to risks for which appropriate damages may not be awarded to us, all of which could materially and adversely affect our business and financial condition.

Prepayments to our polysilicon suppliers and equipment suppliers expose us to the credit risks of those suppliers and may increase our costs and expenses, which could in turn have a material adverse effect on our liquidity.

        Under supply contracts with several of our multi-year polysilicon and our equipment suppliers, consistent with industry practice, we have made prepayments to our suppliers prior to the scheduled delivery dates for polysilicon and equipment. In many such cases, we made the prepayments without receiving collateral for such payments. As a result, our claims for such payments would rank as unsecured claims, which would expose us to the credit risks of our suppliers in the event of their insolvency or bankruptcy. Our claims against the defaulting suppliers would rank below those of secured creditors, which would undermine our chances of obtaining the return of our prepayments. Furthermore, if demand for our products decreases, we may incur costs associated with carrying excess materials. Accordingly, any of the above scenarios may have a material adverse effect on our financial condition and results of operations.

We must comply with certain financial and other covenants under the terms of our debt instruments and the failure to do so may put us in default under those instruments.

        Many of our loan agreements include financial covenants and broad default provisions. The financial covenants primarily include current ratios, debt to asset ratios, contingent liability ratios and minimum equity requirements, which, in general, govern our existing long-term debt and debt we may incur in the future. These covenants could limit our ability to plan for or react to market conditions or to meet our capital needs in a timely manner and complying with these covenants we may require us to curtail some of our operations and growth plans. In addition, any global or regional economic deterioration may cause us to incur significant net losses or force us to assume considerable liabilities, which would adversely impact our ability to comply with the financial and other covenants of our outstanding loans. If our creditors refuse to grant waivers for any non-compliance with these covenants, such non-compliance will constitute an event of default which may accelerate the amounts due under the applicable loan agreements. Some of our loan agreements also contain cross-default clauses, which could enable creditors under our debt instruments to declare an event of default should there be an event of default on our other loan agreements.

        We have on occasion failed to comply with certain financial covenants in some of our loan agreements. For example, as of December 31, 2011, Trina China was not in compliance with the net profit ratio and income to interest ratio covenants in a five-year credit facility with a syndicate of banks. On February 8, 2012, Trina China obtained a waiver letter from the Agriculture Bank of China, the leading bank in the syndicate, waiving compliance with these covenants for the remaining period of the facility. In addition, Trina China previously violated the covenants relating to its debt to asset ratio, current assets turnover and accounts receivable turnover in a three-year credit facility with China Development Bank. On January 10, 2013, Trina China obtained a written letter from China Development Bank waiving these breaches and revising those covenants. As of March 31, 2014, Trina China was in compliance with the revised covenants.

        Although we are currently in compliance with our existing financial and other covenants under the terms of our debt instruments, we cannot assure you that we will be able to remain in compliance with those covenants in the future. We may not be able to cure future violations or obtain a waiver on a timely basis in order to avoid a default. An event of default under any agreement governing our existing or future debt, if not cured by us or waived by our creditors, could have a material adverse effect on our liquidity, financial condition and results of operations.

We have significant outstanding bank borrowings and capital expenditure needs, and we may not be able to arrange adequate financing when our outstanding borrowings mature or when capital expenditures are required.

        We typically require a significant amount of cash to fund our operations, especially for prepayments or loans to suppliers to secure our polysilicon supply requirements. We also will require a significant amount of cash to meet future capital requirements, including the expansion of our PV product manufacturing facilities and research and development activities, in order to remain competitive. Future acquisitions, expansions, market changes or other developments may cause us to require additional funds. As of December 31, 2011, 2012, 2013 and March 31, 2014, our aggregate outstanding borrowings were $909.6 million, $1,291.0 million, $1,036.1 million and $982.5 million, respectively, of which $389.5 million, $875.8 million, $935.6 million and $877.1 million, respectively, was due within one year. Out of our short-term borrowings (including current portion of long-term borrowings) of $877.1 million as of March 31, 2014, approximately $522.6 million was due by June 30, 2014. As of March 31, 2014, we had $463.5 million in cash and cash equivalents and $114.2 million in restricted cash.

        We have historically negotiated with our lenders to renew or rollover our loans shortly before they mature. However, we cannot assure you that we will be able to renew or rollover these borrowing upon maturity in the future. In the event that we are unable to renew or rollover these borrowings, or if we are unable to obtain sufficient alternative funding at reasonable terms to fulfill relevant repayment obligation, we will have to repay these borrowings with cash generated by our operating activities. Our business might not generate sufficient cash flow from operations to repay these borrowings, some of which are secured by significant amounts of our assets, and at the same time fund our capital expenditures. If we are unable to make scheduled repayments in connection with our debt or other fixed payment obligations as they become due, we may need to renegotiate the terms and conditions of those obligations or obtain additional equity or debt financing. We cannot assure you that our renegotiation efforts would be successful or timely or that we would be able to refinance our obligations on acceptable terms or at all. In addition to the securities provided for our own subsidiaries, we also have guarantee obligations to China Development Bank in favor of Wuwei Trina Solar Electricity Generation Co., Ltd., which used to be our subsidiary and was recently disposed of, in connection with a RMB370.0 million ($61.1 million) loan. We are now in the process of transferring our guarantee obligations to Huadian Fuxin Energy Corporation Limited, the buyer. If any event that triggers our guarantee obligations occurs before the guarantee is terminated, the bank may require us to fulfill our guarantee obligations, which could have a material adverse effect on our cash flow and financial condition.

        In addition, repaying these borrowings and financing our capital expenditures with cash generated by our operating activities will divert our financial resources from the requirements of our ongoing operations and future growth, and may have a material adverse effect on our business, financial condition and future prospects. If we are unable to obtain funding in a timely manner or on commercially acceptable terms, or at all, our growth prospects and future profitability may decrease materially. Moreover, future turmoil in the credit markets and the potential impact on the liquidity of financial institutions may have an adverse effect on our ability to fund our business through borrowings, under either existing or newly created instruments in the public or private markets on terms that we believe to be reasonable, if at all. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and market price of ADSs and could require us to delay or abandon critical development plans.

Because the markets in which we compete are highly competitive and many of our competitors have greater resources than us, we may not be able to compete successfully and we may lose or be unable to gain market share.

        The market for solar power products is competitive and evolves quickly. We face intense competition, which in the past has resulted in price reductions, reduced margins or loss of market share. We compete with other PV module manufacturing companies, including dedicated PV manufacturers such as Yingli Green Energy Holding Co., Ltd., First Solar, Inc., GCL Solar Energy Technology Holdings Inc., JinkoSolar Holding Co., Ltd., Canadian Solar Inc. as well as multinational conglomerates such as Sharp Electronic Corporation and Mitsubishi Electric Corporation. Some of our competitors have also become vertically integrated, from polysilicon production, silicon ingot and wafer manufacturing to solar power system integration, such as Renewable Energy Corporation ASA and SolarWorld AG. Some of our competitors may have a stronger market position than ours, more sophisticated technologies and products, greater resources and better name recognition than we do. Further, some of our competitors are developing and are currently producing products based on new solar power technologies, such as thin-film technology, which may ultimately have costs similar to, or lower than, our projected costs.

        The barriers to entry are relatively low in the PV module manufacturing business, given that manufacturing PV modules is labor intensive and requires limited technology. As the shortage of polysilicon has eased, supply chain management and financial strength have become less significant barriers to entry and many new competitors may enter the industry and cause it to become over-saturated. Some mid-stream solar power products manufacturers have been seeking to move downstream to strengthen their position in regional markets. In addition, we may also face new competition from manufacturers developing thin film and other PV technologies that are designed to offer economic or performance advantages, several of which have already announced their intention to start production of solar cells or module products. Decreases in polysilicon prices and increases in PV module production could result in substantial downward pressure on the price of PV modules and intensify the competition we face.

        Some of our current and potential competitors have longer operating histories, access to a larger customer base, stronger relationships with customers, access to greater resources, and greater economies of scale, financing, sales and marketing, manufacturing, distribution, research and development, technical and other advantages over us. As a result, they may be able to respond more quickly to changing customer demands or market conditions or to devote greater resources to the development, promotion and sales of their products than we can. Our business relies on sales of our PV modules, and our competitors with more diversified product offerings may be better positioned to withstand a decline in the demand for PV modules. New competitors or alliances among existing competitors could emerge and rapidly acquire a significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

Our dependence on a limited number of customers may cause significant fluctuations or declines in our revenues.

        We currently sell a significant portion of our PV modules to a limited number of customers. In 2011, 2012, 2013 and in the three months ended March 31, 2014, sales to our top five customers accounted for approximately 23.3%, 25.1%, 18.7% and 50.4%, respectively, of our total net sales. Our largest customer contributed approximately 4.9% and 15.3% of our net sales in 2013 and in the three months ended March 31, 2014, respectively. Sales to our customers are typically made through non-exclusive, short-term arrangements. We anticipate that our dependence on a limited number of customers will continue for the foreseeable future. Consequently, any one of the following events may cause material fluctuations or declines in our revenues:

  •
  reduction, delay or cancellation of orders from one or more of our significant customers;

  •
  selection of competing products by one or more of our significant customers;

  •
  loss of one or more of our significant customers due to disputes, dissatisfaction with our products or otherwise and our failure to attract additional or replacement customers; and

  •
  failure of any of our significant customers to make timely payment for our products.

        We are exposed to the credit risk of these customers, some of which are new customers with whom we have not historically had extensive business dealings. Some of our overseas credit sales are insured against non-payment by our customers. The amount of insurance coverage for each transaction is based on a rating assigned by the insurer to the customer, based on that customer's credit history. However, we cannot assure you that all of our accounts receivable are sufficiently covered or that the insurer will be able to make payments on our claims. The failure of any of these significant customers to meet their payment obligations would materially and adversely affect our financial position, liquidity and results of operations.

The practice of requiring customers to make advance payments when they place orders with us has declined, and we have experienced and will continue to experience increased needs to finance our working capital requirements and are exposed to increased credit risk.

        We have historically required our customers to make an advance payment of a certain percentage of their orders, a business practice that helped us to manage our accounts receivable, prepay our suppliers and reduce the amount of funds that we needed to finance our working capital requirements. In line with market trends, this practice of requiring our customers to make advance payments is on the decline, which in turn has increased pressure to increase our working capital turnover or obtain additional financing to fund our working capital requirements. In 2013 and in the three months ended March 31, 2014, a majority of our revenues were derived from credit sales, generally with payment schedules due according to negotiated contracts. In addition, some of our customers pay us through drawn upon acceptance, open account and letter of credit terms, which typically take approximately 90 days to 120 days to process in order for us to be paid, although in some instances the settlement period may be longer. Despite the more lenient payment terms, any of our customers may fail to meet their payment obligations, especially due to the global economic crisis and the resulting decrease in the availability of financing, which would materially and adversely affect our financial position, liquidity and results of operations.

We may experience difficulty in achieving acceptable yields and product performance as a result of manufacturing problems.

        The technology for the manufacturing of silicon ingots and wafers is complex, requires costly equipment and is continuously being modified in an effort to improve yields and product performance. Microscopic impurities such as dust and other contaminants, difficulties in the manufacturing process, disruptions in the supply of utilities or defects in the key materials and tools used to manufacture wafers can cause a percentage of the wafers to be rejected, which in each case negatively affects our yields. We have, from time to time, experienced production difficulties that have caused manufacturing delays and lower than expected yields.

        Because our manufacturing capabilities are concentrated in our manufacturing facilities in Changzhou, China, any problem in our facilities may limit our ability to manufacture products. We may encounter problems in our manufacturing facilities as a result of, among other things, production failures, construction delays, human errors, equipment malfunction or process contamination, which could seriously harm our operations. We may also experience fires, floods, droughts, power losses and similar events beyond our control that would affect our facilities. For example, shortages or suspensions of power supplied to us have occasionally occurred due to severe thunderstorms in the area, and have disrupted our operations and caused severe damages to wafers in the process. A disruption to any step of our manufacturing process will require us to repeat each step and recycle the silicon debris, thus adversely affecting our yields. Operating hazards and natural disasters may cause interruption to our operations, property and/or environmental damage as well as personal injuries, and each of these incidents could have a material adverse impact on our results of operations. Although we carry business interruption insurance, losses incurred or payments required to be made by us due to operating hazards or natural disasters that are not fully insured may have a material adverse effect on our financial condition and results of operations.

        We plan to increase our annual manufacturing capacity of ingots, wafers, cells, and modules from 2,000 MW, 1,600 MW, 2,500 MW and 3,000 MW as of March 31, 2014 to 2,200 MW, 1,700 MW, 3,000 MW and 3,800 MW as of December 31, 2014, respectively. We plan to incur capital expenditures of up to $213 million to achieve our 2014 expansion plans. If we fail to implement that plan as expected, experience a delay in the ramp up or fail to achieve our targeted yields, our business and results of operations may be materially and adversely affected.

Problems with product quality or product performance could damage our reputation, or result in a decrease in customers and revenues, unexpected expenses or loss of market share, and may cause us to incur significant warranty expenses.

        Our products may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. Unlike PV modules, which are subject to certain uniform international standards, solar cells generally are not subject to uniform international standards, and it is often difficult to determine whether solar power product defects are a result of defective solar cells, other defective components of PV modules or other reasons. Furthermore, the solar wafers and other components that we purchase from third-party suppliers are typically sold to us with no or only limited warranties. Also, as many of our customers place orders for bulk deliveries, the large number of items delivered increases the likelihood that a defective or low quality module may be delivered to a customer. We have received in the past, and may receive from time to time in the future, complaints from certain customers that portions of our PV modules have quality deficiencies. For example, in certain instances in the past, customers raised concerns about the stated versus actual performance output of some of our PV modules. We determined that these concerns resulted from differences in calibration standards we used. However, the corrective actions and procedures that we took may turn out to be inadequate to prevent further similar incidents or to protect against future errors or defects. If we deliver PV module products that do not satisfy our customers' or end users' quality requirements, or if there is a perception that our products are of poor quality, our credibility and the market acceptance and sales of our PV module products could be harmed. We may also incur substantial expense to replace products that do not meet our quality standards.

        Our PV modules have typically been sold with a two or five year warranty for defects in materials and product workmanship and a minimum power output warranty of up to 25 years following the date of purchase or installation. In 2011, we extended the product workmanship warranty from two or five years to 10 years and began to guarantee that module power output will not decrease by more than approximately 0.7% per year after the initial year of service. We believe our warranty periods are consistent with industry practice. We only began to sell PV modules in November 2004. Although we conduct accelerated reliability testing of our PV modules, our PV modules have not been and cannot be tested in an environment simulating the 25-year warranty period. As a result, we may be subject to unexpected warranty expense and associated harm to our financial results for as long as 25 years after the sale of our products. Our warranty provisions for the years ended December 31, 2011, 2012, 2013 and for the three months ended March 31, 2014 were $21.9 million, $12.5 million, $16.6 million and $3.7 million, respectively. Any increase in the defect rate of our products would cause us to increase the amount of our warranty reserves and have a correspondingly negative impact on our operating results. Furthermore, widespread product failures may damage our market reputation, reduce our market share and cause our sales to decline.

We may not be successful in the commercial production of new products, which could adversely affect our business and prospects.

        We may develop and produce new products from time to time, such as high-efficiency monocrystalline and multicrystalline modules. Further, in 2012, we introduced our "Honey" cell technology, which we have used to develop and manufacture a number of new products. We may be unable to generate sufficient customer demand for our new products if we are unable to develop and produce new products that provide the expected performance in a cost-effective manner. If we fail to generate demand for our new products, our business and prospects may be adversely affected and we may be unable to recoup our investment in the development and production of such products.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

        The market for electricity generation products is heavily influenced by government regulations and policies concerning the electric utility industry, as well as policies adopted by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In a number of countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the demand for our products. For example, without a regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, financial condition and results of operations.

        We anticipate that our products and their installation will be subject to oversight and regulation in accordance with national and local regulations relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual jurisdictions and design products to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and, as a result, could cause a significant reduction in demand for our solar power products.

If solar power technology is not adopted widely, or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our revenues may further decline and we may be unable to sustain our profitability.

        The solar power market is at a relatively early stage of development, and the extent of acceptance of solar power products is uncertain. Market data on the solar power industry are not as readily available as those for other more established industries where trends can be assessed more reliably from data gathered over a longer period of time. We sell and market our products to a growing number of worldwide markets where government incentives are accelerating the adoption of solar power. In recent years, we have also increased our sales in newer and emerging solar power markets, which include the United Kingdom, India, Australia and Japan, as well as other markets in Asia, Africa, the Middle East, Latin America, and the Caribbean Islands. Many factors may affect the viability of widespread adoption of solar power technology and demand for solar power products in our targeted markets, including:

  •
  availability of government subsidies and incentives to support the development of the solar power industry;

  •
  availability and access to grid infrastructure, including interconnection facilities, for solar power producers;

  •
  success of other alternative energy generation technologies, such as wind power, hydroelectric power and biomass;

  •
  fluctuations in economic and market conditions that affect the viability of conventional and other renewable energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

  •
  capital expenditures by end users of solar power products, which tend to decrease when the economy slows down; and

  •
  deregulation of the electric power industry and broader energy industry.

        If solar power technology is not adopted widely or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our revenues may suffer and we may be unable to sustain our profitability.

Further technological changes in the solar power industry could render our products uncompetitive or obsolete, which could reduce our market share and cause our sales and profit to decline.

        The solar power market is characterized by evolving technologies and standards that result in improved features, such as more efficient and higher power output, improved aesthetics and smaller size. This requires us to develop new solar power products and enhance existing products to keep pace with evolving technologies and changing customer requirements. A variety of competing solar technologies that other companies may develop could prove to be more cost-effective and perform better than our technologies. For example, thin-film technologies are competing technologies in the solar power industry. According to Solarbuzz, thin-film production reached 3.5 GW during 2013, compared to approximately 33.7 GW for crystalline technology. Thin-film technologies allow for lower production costs for solar cells by using lower amounts of semiconductor materials. Thin-film solar cells generally have a lower conversion efficiency rate than crystalline solar cells. Further development in competing solar power technologies may result in lower manufacturing costs or higher product performance than those expected from our PV modules. We will need to invest significant financial resources in research and development to maintain our market position, keep pace with technological advances in the solar power industry and effectively compete in the future. Our failure to further refine our technology, enhance our existing solar power products, or develop and introduce new products, could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline.

Non-compliance with present or future construction and environmental regulations may result in potentially significant monetary damages and fines.

        In the past, we began constructing and operating facilities without having obtained all of the necessary construction and environmental permits. Although we have subsequently obtained most of the construction and environmental permits and approvals for these facilities, we could be subject to fines or penalties for our past non-compliance and for those we have not yet obtained. We are still in the process of applying for the construction, environmental and other permits and approvals for our solar power projects which are currently under construction in Yancheng City, Jiangsu Province. Without these permits and approvals, we may be ordered to suspend construction and rectify the non-compliance, be charged a fine and, in the worst case scenario, be required to demolish the buildings, which may materially and adversely affect our business and financial condition.

        Because our manufacturing processes generate noise, waste water, gaseous wastes and other industrial wastes, we are required to comply with national and local environmental regulations. If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. Any failure by us to control the use or to adequately restrict the discharge of hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations, which would have a materially adverse effect on our business and results of operations.

        In particular, the manufacturing processes for producing polysilicon employ processes that generate toxic waste products, including the highly volatile and highly toxic substance silicon-tetrachloride. We purchase our polysilicon from our suppliers in the United States, Germany, South Korea and China. If any of our suppliers fails to comply with environmental regulations for the production of polysilicon and the discharge of the highly toxic waste products, we may face negative publicity which may have a material adverse effect on our business and results of operations. Furthermore, if any of our suppliers are forced to suspend or shut down production due to violations of environmental regulations, we may not be able to secure enough polysilicon for our production needs on commercially reasonable terms, or at all.

The failure to comply with PRC land laws and regulations regarding the lease of government allocated land use rights may materially and adversely affect our business, financial condition, results of operations and prospects.

        We lease government allocated land use rights for our proposed 120 MW solar power projects in Yancheng City, Jiangsu Province. The lease contract was entered into in October 2012 and has a term of 20 years. However, these leases may not meet certain land-related legal requirements under PRC laws and regulations. According to the Interim Measures on Administration of Government Allocated Land Use Right, the lease of government allocated land use rights must first receive approval from the appropriate land administration departments, followed by a series of procedures that the owner of the government allocated land use right must complete, including signing the land use right grant contract and paying the land grant fee. Upon completion of these procedures, the landlord and the lessee must go through the registration formalities in respect of the leasehold interests. Although our lease of government allocated land use rights in Yancheng has been approved by the local land administration department, because we have not yet completed certain statutory procedures, our lease has not been properly registered and thus our leasehold interests may not be legally protected. We are in the process of working with the landlord to complete the required procedures, but we cannot ensure that the registration process will be completed in a timely manner or at all. If because of a failure to complete the registration process we are unable to continue using these lands, our business and financial condition could be materially and adversely affected.

Our future success substantially depends on our ability to significantly expand both our manufacturing capacity and output, which exposes us to a number of risks and uncertainties.

        Our future success depends on our ability to significantly increase both our manufacturing capacity and output. If we are unable to do so, we may be unable to expand our business, decrease our costs per watt, maintain our competitive position and improve our profitability. Our ability to establish additional manufacturing capacity and increase output is subject to significant risks and uncertainties, including:

  •
  the need to raise additional funds to purchase raw materials or to build additional manufacturing facilities, which we may be unable to obtain on commercially viable terms or at all;

  •
  delays and cost overruns as a result of a number of factors, many of which are beyond our control, such as increases in the price of polysilicon and problems with equipment vendors, particularly with respect to major equipment such as ingot pulling or growing machines;

  •
  delays or denial of required approvals by relevant government authorities;

  •
  diversion of significant management attention and other resources; and

  •
  failure to execute our expansion plan effectively.

        If we are unable to establish or successfully operate additional manufacturing capacity, or if we encounter any of the risks described above, we may be unable to expand our business as planned. Moreover, even if we do expand our manufacturing capacity we might not be able to generate sufficient customer demand for our solar power products to support our increased production levels.

        In particular, we believe that the expansion of our manufacturing capacity is an integral part of our strategy to achieve a grid parity cost structure during the solar industry consolidation. Our ability to meet our estimate for the scale of production needed to achieve grid parity is affected by a number of factors, including our ability to improve and maintain the degree of vertical integration and to increase our efficiencies and margins, the likelihood that we may approach or reach a point of diminishing returns as we continue to expand our scale, the average purchase price we will pay for silicon in the future to meet our expansion requirements, and the cost of conventional grid electricity which will determine at which point grid parity can be reached. We might not be able to meet our desired scale of production in order to fully implement our strategy.

        In addition, in order to increase our production output of solar PV products, it may be necessary to outsource certain phases of the production process, such as the manufacturing of silicon wafers, to third party manufacturers. Outsourcing portions of the production process leave us more vulnerable to fluctuations in the costs of outsourced products and could further reduce our profit margins. In addition, outsourcing exposes us to quality control, payment, delivery and a number of other risks that, if realized, could materially and adversely affect our business and results of operations.

Our business depends substantially on the continuing efforts of our executive officers, and our business may be severely disrupted if we lose their services.

        Our future success depends substantially on the continued services of our executive officers, especially Mr. Jifan Gao, our chairman and chief executive officer. If one or more of our executive officers or key employees were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all. Our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain personnel. Since our industry is characterized by high demand and intense competition for talent, we also may not be able to attract or retain additional highly skilled employees or other key personnel that we will need to achieve our strategic objectives. As we are still a relatively young company and our business has grown rapidly, our ability to train and integrate new employees into our operations may not meet the growing demands of our business.

        If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, suppliers, know-how and key professionals and staff members. Each of our executive officers has entered into an employment agreement with us, which contains non-competition provisions. If any dispute arises between our executive officers and us, these agreements may not be enforceable in China in light of the uncertainties with China's legal system, or in another country where they obtain employment. See "—Risks Related to Doing Business in China—Uncertainties with respect to the Chinese legal system could have a material adverse effect on us."

If we are unable to attract, train and retain qualified technical personnel, our business may be materially and adversely affected.

        Our future success depends, to a significant extent, on our ability to attract, train and retain qualified technical personnel, particularly those with expertise in the solar power industry. There is substantial competition for qualified technical personnel, and we might not be able to attract or retain our qualified technical personnel. If we are unable to do so, our business may be materially and adversely affected.

If we fail to manage our growth effectively, our business may be adversely affected.

        We have experienced a period of rapid growth and expansion that has placed, and continues to place, significant strain on our management personnel, systems and resources. To accommodate our growth, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems, all of which require substantial management efforts. We also will need to continue to expand, train, manage and motivate our workforce, manage our customer relationships and manage our relationship with foundries and assembly and testing houses. All of these endeavors will require substantial management effort and skill and incurrence of additional expenditures. We might not be able to manage our growth effectively, and any failure to do so may have a material adverse effect on our business.

We face risks associated with the marketing, distribution and sale of our solar power products internationally, and if we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.

        In 2011, 2012, 2013 and in the three months ended March 31, 2014, we sold approximately 92.9%, 87.0%, 66.7% and 74.8%, respectively, of our products to customers outside of China. The marketing, distribution and sale of our solar power products in the international markets expose us to a number of risks, including:

  •
  fluctuations in currency exchange rates;

  •
  difficulty in engaging and retaining distributors who are knowledgeable about, and can function effectively in, overseas markets;

  •
  increased costs associated with maintaining marketing efforts in various countries;

  •
  difficulty and costs relating to compliance with the different commercial and legal requirements of the overseas markets in which we offer our products;

  •
  trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries; and

  •
  demand for solar power products in overseas markets as influenced by the global economic downturn and its effects.

We may be exposed to intellectual property infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause us to pay significant damage awards.

        Our success depends largely on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. The validity and scope of claims relating to solar power technology patents involve complex scientific, legal and factual issues and analysis and, therefore, may be highly uncertain. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions prohibiting the manufacturing and sale of our products or the use of our technologies. Protracted litigations could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights or defend against third-party allegations of infringement may be costly.

        We rely primarily on patent, trademark, trade secret, copyright law and other contractual restrictions to protect our intellectual property. Nevertheless, these afford only limited protection and the actions we take to protect our intellectual property rights may not be adequate. Third parties, including current and former employees, may infringe or misappropriate our proprietary technologies or other intellectual property rights, which could have a material adverse effect on our business, financial condition or operating results. Policing unauthorized use of proprietary technology can be difficult and expensive. Also, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. We cannot assure you that the outcome of such potential litigation will be in our favor. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. Implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries.

We have limited insurance coverage and may incur losses resulting from product liability claims.

        As with other solar power product manufacturers, we are exposed to risks associated with product liability claims should the use of our solar power products results in injury. Since our products generate electricity, it is possible that users could be injured or killed by our products as a result of product malfunctions, defects, improper installation or other causes. We only began commercial shipment of our PV modules in November 2004 and we cannot predict whether product liability claims will be brought against us in the future or the effect of any resulting negative publicity on our business. We have limited worldwide product liability insurance coverage for our products manufactured in China. Product liability claims successfully brought against us in excess of our coverage amount could result in monetary damages and require us to make significant payments.

If we fail to maintain an effective system of internal control over financial reporting, we may lose investor confidence in the reliability of our financial statements.

        We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring every public company to include a management report on such company's internal control over financial reporting in its annual report, which contains management's assessment of the effectiveness of the company's internal control over financial reporting. In addition, an independent registered public accounting firm must render an opinion on the effectiveness of the company's internal control over financial reporting.

        Our management has concluded that our internal control over financial reporting is effective as of December 31, 2013. See "Item 15. Controls and Procedures" included in our 2013 Annual Report. If we fail to maintain effective internal control over financial reporting in the future, it could result in the loss of investor confidence in the reliability of our financial statements and negatively impact the trading price of our ADSs. We have incurred and anticipate that we will continue to incur considerable costs, management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Our independent registered public accounting firm's audit documentation related to their audit report included in our annual reports may be located in China. The Public Company Accounting Oversight Board currently cannot inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection.

        Our independent registered public accounting firm that issues the audit report included in our annual reports filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the applicable laws of the United States and professional standards. Our operations are principally conducted in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities. Accordingly, any audit documentation located in China related to our independent registered public accounting firm's report included in our filings with the SEC is not currently inspected by the PCAOB. In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or CSRC, and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC. The PCAOB remains in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

        Inspections conducted by the PCAOB outside China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability to conduct inspections in China prevents the PCAOB from regularly evaluating audit documentation located in China and its related quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

        The inability of the PCAOB to conduct inspections in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm's audit procedures or quality control procedures as compared to audits outside China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Proceedings instituted by the SEC against five PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

        In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act against the Chinese affiliates of five global accounting firms, including our independent registered public accounting firm. The Rule 102(e) proceedings initiated by the SEC relate to these firms' failure to produce documents, including audit work papers, at the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act, as the auditors located in the PRC are not in a position lawfully to produce documents directly to the SEC because of restrictions under PRC law and specific directives issued by CSRC. As the administrative proceedings are ongoing, it is impossible to determine their outcome or the consequences thereof to us. The issues raised by the proceedings are not specific to our independent registered public accounting firm or to us, but affect equally all audit firms based in China and all China-based businesses with securities listed in the United States.

        In January 2014, the administrative judge reached an initial decision to censure these accounting firms and suspend four of the five firms from practicing before the SEC for a period of six months. The decision is neither final nor legally effective unless and until reviewed and approved by the SEC. On February 12, 2014, four of these PRC-based accounting firms appealed to the SEC against this sanction. Accordingly, the sanction will not become effective until after a full appeal process is concluded and a final decision is issued by the SEC. We are not involved in the proceedings brought by the SEC against the accounting firms. However, our independent registered public accounting firm is one of the four accounting firms subject to the six-month suspension from practicing before the SEC in the initial administrative law decision. We may therefore be adversely affected by the outcome of the proceedings, along with other U.S.-listed companies audited by these accounting firms.

        If our independent registered public accounting firm were denied temporarily the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such a determination could ultimately result in the delisting of our ADSs from the New York Stock Exchange. Moreover, any negative news about the proceedings against these global accounting firms may erode investor confidence in China-based, United States-listed companies and the market price of our ADSs may be adversely affected.

Fluctuations in exchange rates could adversely affect our business.

        The value of the Renminbi against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China's political and economic conditions and China's foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy caused the Renminbi to appreciate approximately 21.5% against the U.S. dollar over the following three years. However, from July 2008 until June 2010, the Renminbi traded stably within a narrow range against the U.S. dollar. In June 2010, the People's Bank of China announced that the PRC government would reform the Renminbi exchange rate regime and increase the flexibility of the exchange rate. Between

June 30, 2010 and December 31, 2013, the value of the Renminbi appreciated approximately 12.0% against the U.S. dollar, although from December 31, 2013 through March 28, 2014, the value of the Renminbi depreciated approximately 3.3% against the U.S. dollar. We cannot predict how this new policy will impact the Renminbi exchange rate going forward or whether new policies will be adopted by the PRC government.

        Most of our sales are currently denominated in Renminbi, U.S. dollars and Euros, while a substantial portion of our costs and expenses is denominated in Renminbi, with the remainder in U.S. dollars. Fluctuations in exchange rates, particularly among the U.S. dollar, Renminbi and Euro, may affect our net profit margins and could result in fluctuations in foreign currency exchange and operating gains and losses. We had a foreign exchange loss of approximately $13.6 million in 2013. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future. In addition, as we rely entirely on dividends paid to us by our operating subsidiaries, a significant portion of which are in China, any significant fluctuation of the Renminbi may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on, our ordinary shares. As a large proportion of our revenues are paid to us in Euros, fluctuation between the Euro and the Renminbi may also have a material effect on our results of operations.

        Starting from October 2008, we have entered into a series of foreign currency forward contracts with several commercial banks to hedge our exposure to foreign currency exchange risk. As of March 31, 2014, we had foreign currency forward contracts with a total contract value of approximately $121.7 million. We do not use foreign currency forward contracts to hedge all of our foreign currency denominated commitments. As with all hedging instruments, there are risks associated with the use of foreign currency forward contracts. While the use of such foreign currency forward contracts provides us with protection from certain fluctuations in foreign currency exchange, we forgo the potential benefits that might result from favorable fluctuations in foreign currency exchange. Any default by the counterparties to these transactions could adversely affect our financial condition and results of operations. Furthermore, these financial hedging transactions may not provide adequate protection against future foreign currency exchange rate fluctuations and, consequently, such fluctuations could adversely affect our financial condition and results of operations. See "Item 11. Quantitative and Qualitative Disclosures about Market Risk—Foreign Currency Translation Risk" included in our 2013 Annual Report.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to United States Holders of our ADSs or ordinary shares.

        Based on the market price of our ADSs, the value of our assets, and the composition of our income and assets, we do not believe we were a passive foreign investment company, or PFIC, for United States federal income tax purposes for our taxable year ended December 31, 2013 and do not expect to become a PFIC for the current taxable year ending December 31, 2014. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the United States Internal Revenue Service will not take a contrary position. A non-United States corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

        A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Changes in the composition of our income and assets or the value of our assets may cause us to become a PFIC for the current year or any subsequent year. The determination of whether we are or will become a PFIC for any taxable year may depend, in part, upon the value of our goodwill and other intangibles not reflected on our balance sheet (which may be determined based upon the market value of our ADSs or ordinary shares from time to time, which may be volatile) and may also be affected by how, and how quickly, we spend our liquid assets and the cash raised in this and other offerings. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. Further, while we believe our classification methodology and valuation approach is reasonable, it is possible that the IRS may challenge our classification or valuation of our goodwill and other intangibles, which may result in our company being or becoming classified as a PFIC for the current or one or more future taxable years.

        If we are a PFIC for any taxable year during which a United States Holder (as defined in "Taxation—United States Federal Income Taxation") holds an ADS or ordinary share, certain adverse United States federal income tax consequences could apply to such United States Holder. See "Taxation—United States Federal Income Taxation—Passive Foreign Investment Company."

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

        All of our business operations are conducted in China and some of our sales are made in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:

  •
  the amount of government involvement;

  •
  the level of development;

  •
  the growth rate;

  •
  the control of foreign exchange; and

  •
  the allocation of resources.

        While the Chinese economy has grown significantly in the past 30 years, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

        The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the PRC government could materially and adversely affect our business. The PRC government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the PRC government to control the pace of growth of the Chinese economy could result in decreased capital expenditure by solar energy users, which in turn could reduce demand for our products.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.

        We conduct substantially all of our manufacturing operations through our wholly-owned subsidiaries, Trina China and TST, both of which are limited liability companies established in China. Trina China and TST are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always consistent and enforcement of these laws, regulations and rules involves uncertainties. We cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, the preemption of local regulations by national laws, or the overturn of local government decisions by the superior government. These uncertainties may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Our ability to make distributions and other payments to our shareholders depends to a significant extent upon the distribution of earnings and other payments made by Trina China and TST.

        We conduct substantially all of our operations through Trina China and TST. Our ability to make distributions or other payments to our shareholders depends on payments from Trina China and TST, whose ability to make such payments is subject to PRC regulations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. According to the relevant PRC laws and regulations applicable to Trina China and TST and their respective articles of association, Trina China and TST are required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of these reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. As of March 31, 2014, these general reserves amounted to $49.3 million, accounting for 8.2% of the registered capital of Trina China and TST. In addition, under the PRC Enterprise Income Tax Law and its Implementation Regulations, or the EIT Law, which became effective January 1, 2008, dividends from Trina China to us are subject to a 10% withholding tax to the extent that we are considered a non-resident enterprise under the EIT Law. See "—The expiration or reduction of tax incentives by the PRC government may have a material adverse effect on our results of operations" and "Item 4. Information on the Company—B. Business Overview—Regulation—Tax" included in our 2013 Annual Report. Furthermore, if Trina China incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

        Certain portions of our revenues and expenses are denominated in Renminbi. If our revenues denominated in Renminbi increase or expenses denominated in Renminbi decrease in the future, we may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ordinary shares or ADSs. Under China's existing foreign exchange regulations, foreign currency under current account transactions such as dividend payments and trade-related transactions are generally convertible. Accordingly, Trina China is able to pay dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. However, the PRC government could take further measures in the future to restrict access to foreign currencies for current account transactions.

        Foreign exchange transactions by Trina China under capital accounts continue to be subject to significant foreign exchange controls and require the approval of, or registration with, PRC governmental authorities. In particular, if either Trina China or TST borrows foreign currency loans from us or other foreign lenders, these loans must be registered with the SAFE, and if we finance Trina China and TST by means of additional capital contributions, these capital contributions must be approved by certain government authorities including the Ministry of Commerce, or MOFCOM, or its local counterparts. These limitations could affect the ability of Trina China to obtain foreign exchange through debt or equity financing.

SAFE regulations may limit our ability to finance our PRC subsidiaries effectively and affect the value of your investment and may make it more difficult for us to pursue growth through acquisition.

        If we finance our PRC subsidiaries through additional capital contributions, the MOFCOM in China or its local counterpart must approve the amount of these capital contributions. On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. The notice requires that Renminbi converted from the foreign currency-denominated capital of a foreign-invested company may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC unless otherwise provided by laws and regulations. In addition, SAFE strengthened its oversight of the flow and use of Renminbi funds converted from the foreign currency denominated capital of a foreign-invested company. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used for purposes within the company's approved business scope. Furthermore, on November 9, 2010, SAFE promulgated a notice on relevant issues concerning strengthening the administration of foreign exchange business, which requires the authenticity of settlement of net proceeds from an offshore offering to be closely examined and the net proceeds to be settled in the manner described in the offering documents.

        Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulations. We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to contribute additional capital to fund our PRC operations may be negatively affected, which could materially adversely affect our liquidity and our ability to fund and expand our business.

The expiration or reduction of tax incentives by the PRC government may have a material adverse effect on our results of operations.

        The EIT Law imposes a uniform tax rate of 25% on all PRC enterprises, including foreign-invested enterprises, and eliminates or modifies most of the tax exemptions, reductions and preferential treatments available under the previous tax laws and regulations. Under the EIT Law, certain enterprises may benefit from a preferential tax rate of 15% if they qualify as "high and new technology enterprises strongly supported by the State," subject to certain general factors and conditions described therein. In September 2008, Trina China obtained the High and New Technology Enterprise Certificate with a valid term of three years starting from 2008. In 2011, Trina China renewed its High and New Technology Enterprise Certificate, effective from 2011 to 2013, entitling it to a preferential income tax rate of 15% from 2008 through 2013. Also, in 2011, TST obtained the High and New Technology Enterprise Certificate, effective from 2011 to 2013 and is entitled to a preferential income tax rate of 15%. If either Trina China or TST fails to maintain the "high and new technology enterprise"

qualification, their applicable enterprise income tax, or EIT, rate may increase to up to 25%, which could have a material adverse effect on our results of operations. We cannot assure you that we will be able to maintain our current effective tax rate in the future. Any discontinuation of preferential tax treatment or any increase of the enterprise income tax rate applicable to Trina China could have a material adverse effect on our financial condition and results of operations.

The dividends we receive from our PRC subsidiaries and our global income may be subject to PRC tax under the EIT Law, which would have a material adverse effect on our results of operations; our foreign ADS holders may be subject to a PRC withholding tax upon the dividends payable by us and upon gains realized on the sale of our ADSs, if we are classified as a PRC "resident enterprise."

        Under the EIT Law, dividends, interests, rents and royalties payable by a foreign-invested enterprise in the PRC to its foreign investor who is a non-resident enterprise, as well as gains on transfers of shares of a foreign-invested enterprise in the PRC by such a foreign investor, will be subject to a 10% withholding tax, unless such non-resident enterprise's jurisdiction of incorporation has a tax treaty with the PRC that provides for a reduced rate of withholding tax. The Cayman Islands, where Trina is incorporated, does not have such a tax treaty with the PRC. Therefore, if Trina is considered a non-resident enterprise for purposes of the EIT Law, this 10% withholding tax imposed on dividends paid to Trina by its PRC subsidiaries would reduce Trina's net income and have an adverse effect on Trina's operating results.

        Under the EIT Law, an enterprise established outside the PRC with its "de facto management body" within the PRC is considered a "resident enterprise" and will be subject to the enterprise income tax at the rate of 25% on its worldwide income. The "de facto management body" is defined as the organizational body that effectively exercises overall management and control over production and business operations, human resources, finance and accounting, and properties of the enterprise. The State Administration of Taxation, or SAT, issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, on April 22, 2009. SAT Circular 82 provides certain criteria for determining whether the "de facto management body" of an offshore-incorporated enterprise controlled by PRC enterprises is located in China. On July 27, 2011, the SAT issued Administrative Measures of Enterprise Income Tax of Chinese-controlled Offshore Incorporated Resident Enterprises (Trial), or Bulletin 45, which became effective on September 1, 2011, to provide further guidance on the implementation of SAT Circular 82. Bulletin 45 further prescribes the rules concerning the recognition, administration and taxation of an enterprise incorporated offshore and "controlled by a PRC enterprise or PRC enterprise group." Bulletin 45 provides two ways for determining whether a foreign enterprise "controlled by a PRC enterprise or a PRC enterprise group" should be treated as a resident enterprise. First, the offshore enterprise may decide on its own whether its de facto management body is located in China based on the criteria set forth in Circular 82, and, if it makes such determination, it must apply to the competent tax bureau to be treated as a resident enterprise. Second, the tax authority may, after investigating, determine that the offshore enterprise is a resident enterprise. Although SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC or foreign individuals or foreign enterprises, the criteria set forth therein may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC or foreign enterprises or individuals. Considering that most of our management is currently located in the PRC, we may be considered a resident enterprise and may therefore be subject to the enterprise income tax at 25% on our global income other than dividends from our PRC subsidiaries, which could significantly increase our tax burden and materially adversely affect our cash flow and profitability. Notwithstanding the foregoing provision, the EIT Law also provides that, if a resident enterprise directly invests in another resident enterprise, the dividends received by the investing resident enterprise from the invested enterprise are exempted from income tax, subject to certain conditions. Therefore, if Trina is classified as a resident enterprise, the dividends received from its PRC subsidiary may be exempted from income tax. However, it remains unclear how the PRC tax authorities will interpret the PRC tax resident treatment of an offshore company, like Trina, having ownership interest in a PRC enterprise.

        Moreover, under the EIT Law, a withholding tax at the rate of 10% is applicable to dividends payable to investors that are "non-resident enterprises," which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such interest or dividends have their sources within the PRC unless such non-resident enterprises can claim treaty protection. As such, these non-resident enterprises would enjoy a reduced withholding tax from treaty. Similarly, any gain realized on the transfer of ADSs or shares by such investors is also subject to a 10% withholding tax if such gain is regarded as income derived from sources within the PRC. If Trina is considered a PRC resident enterprise, it is likely that the dividends Trina pays with respect to its ordinary shares or ADSs, or the gain you may realize from the transfer of Trina's ordinary shares or ADSs, would be treated as income derived from sources within the PRC and be subject to PRC withholding tax.

        Under the PRC Individual Income Tax Law, or IITL, if we are treated as a PRC resident enterprise, it is possible that non-resident individual investors of our shares or ADSs would be subject to PRC individual income tax at a rate of 20% on dividends paid to such investors and any capital gains realized from the transfer of our common shares, ADSs or both, if such dividends or capital gains are deemed income derived from sources within the PRC, except in the case of individuals that qualify for a lower rate under a tax treaty. Under the PRC-U.S. tax treaty, a 10% preferential rate of withholding tax will apply to dividends provided that the recipients are U.S. tax residents that are eligible for the benefits of the PRC-U.S. tax treaty. A non-resident individual is an individual who has no domicile in the PRC and does not stay within the PRC or has stayed within the PRC for less than one year. Pursuant to the IITL and its implementation rules, for purposes of the PRC capital gains tax, the taxable income will be based on the total income obtained from the transfer of our common shares or ADSs minus all the costs and expenses that are permitted under PRC tax laws to be deducted from the income.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

        Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the SAT on December 10, 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report to the competent tax authority of the PRC resident enterprise this Indirect Transfer. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of avoiding PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

        There is uncertainty as to the application of SAT Circular 698. For example, while the term "Indirect Transfer" is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax rates in foreign tax jurisdictions, and the process and format of the reporting of an Indirect Transfer to the competent tax authority of the relevant PRC resident enterprise. In addition, there are not any formal declarations with regard to how to determine whether a foreign investor has adopted an abusive arrangement in order to avoid PRC tax. As a result, we may become at risk of being taxed under SAT Circular 698 and we may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under SAT Circular 698, which may materially adversely affect our financial condition and results of operations.

The approval of the China Securities Regulatory Commission might have been required in connection with our initial public offering, and, if required, we could be subject to sanction, fines and other penalties.

        On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC enterprises or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. Based on the advice we received from Fangda Partners, our PRC counsel, we did not seek the CSRC approval in connection with our initial public offering as we believe that this regulation does not apply to us and that CSRC approval is not required because (1) Trina is not a special purpose vehicle formed for the purpose of acquiring a PRC domestic company because Trina China was a foreign-invested enterprise before it was acquired by Trina, and, accordingly, Trina China did not fall within the definition of a PRC domestic company as set forth in the new regulation; and (2) such acquisition was completed before the new regulation became effective.

        Uncertainty still exists as to how the M&A Rules will be interpreted and implemented, and the opinion of our PRC counsel is subject to any new laws, regulations, rules and their detailed implementations in the future in any form relating to the M&A Rules. If the CSRC or other PRC regulatory body subsequently determines that the CSRC's approval was required for our initial public offering, we may face sanctions by the CSRC or other PRC regulatory agencies. In that case, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, restrict or prohibit payment or remittance of dividends by Trina China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs.

        The regulations also established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. As we may grow our business in part by acquiring complementary businesses in the future, complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM, may delay or inhibit our ability to complete such transactions. Any such delay or inability to obtain applicable approvals to complete our potential future acquisitions could affect our ability to expand our business or maintain our market share.

We may be subject to Regulations on National Security Review of Merger and Acquisition by Foreign Investors, which could jeopardize future transactions

        On February 3, 2011, the State Council promulgated Circular No. 6, a notice on the establishment of the security review system for mergers and acquisitions of domestic enterprises by foreign investors, which became effective on March 3, 2011. To implement Circular No. 6, the MOFCOM promulgated the MOFCOM Security Review Rules on August 25, 2011 which became effective on September 1, 2011. According to Circular No. 6 and the MOFCOM Security Review Rules, a national security review is required for certain mergers and acquisitions by foreign investors of enterprises relating to national defense and certain mergers and acquisitions by which foreign investors may acquire de facto control of domestic enterprises raising national security concerns. When deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the national security review, the MOFCOM will review the substance and actual impact of the transaction and the foreign investors are prohibited from bypassing the national security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. In addition, if a merger or acquisition by foreign investors which was not submitted for national security review, or was determined to have no impact on national security after such review, but thereafter, due to changed elements, including modification of the merger, change of business activities or acquisition transaction or amendment of the relevant agreements or documents and other changes, involves an enterprise relating to national defense or a change of de facto control of a domestic enterprise raising national security concerns such that it becomes subject to national security review, the foreign investor to such merger or acquisition will be required to file an application for national security review with the MOFCOM. Currently, there are no public provisions or official interpretations specifically providing that our current businesses fall within the scope of national security review and there is no requirement that foreign investors to those merger and acquisition transactions completed prior to the promulgation of the Circular No. 6 take initiatives to submit such transactions to MOFCOM for national security review. However, as the MOFCOM Security Review Rules and the Circular No. 6 are relatively new and there is no clear statutory interpretation on their implementation, there is no assurance that the relevant PRC regulatory authorities will have the same view as us when applying them. Moreover, there exists the possibility that our future merger and acquisition transactions will be subject to the national security review under the MOFCOM Security Review Rules and the Circular No. 6.

Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business, financial condition and results of operations. The regulations also establish more complex procedures for acquisitions by foreign investors, which could make it more difficult to pursue growth through acquisitions.

        In October 2005, SAFE promulgated a regulation known as Circular No. 75 that states that if PRC residents use assets or equity interests in their PRC entities as capital contributions to establish offshore companies or inject assets or equity interests of their PRC entities into offshore companies to raise capital overseas, they must register with local SAFE branches with respect to their overseas investments in offshore companies. They must also file amendments to their registrations if their offshore companies experience material events involving capital variation, such as changes in share capital, share transfers, mergers and acquisitions, spin-off transactions, long-term equity or debt investments or uses of assets in China to guarantee offshore obligations. Under this regulation, failure to comply with the registration procedures set forth in such regulation may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on the capital inflow from the offshore entity to the PRC entity. On May 20, 2011, SAFE issued the Operational Rules on Foreign Exchange Administration for Financing and Return Investments by Domestic Residents through Special-Purpose Overseas Companies, or Circular 19, which provides detailed procedures and specific instructions for SAFE registration under the Circular No. 75. On May 11, 2013, SAFE issued the Notice on Issuing the Provisions on the Foreign Exchange Administration of Domestic Direct Investment of Foreign Investors and the Supporting Documents or Circular 21, which abolishes Circular 19 and provides detailed disclosure requirements and examination standards for SAFE registration under Circular No. 75. We believe our shareholders who have confirmed to us that they are PRC residents have taken actions available to them to comply with existing SAFE registration procedures and they are still in the process of updating their Circular No. 75 SAFE registration to reflect the recent changes to our group structure. We cannot assure you that they can complete such updating registrations timely, or at all. Any future failure by any of our shareholders who is a PRC resident, or controlled by a PRC resident, to comply with relevant requirements under this regulation could subject our company to fines or sanctions imposed by the PRC government, including restrictions on our PRC subsidiaries' ability to pay dividends or make distributions to us and our ability to increase our investment in or to provide loans to such PRC subsidiaries.

        On December 25, 2006, the People's Bank of China promulgated the "Measures for Administration of Individual Foreign Exchange." On January 5, 2007, the SAFE promulgated Implementation Rules for those measures and on February 15, 2012, the SAFE promulgated the notice on issuers concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company which terminated the Operating Procedures on Administration of Foreign Exchange regarding PRC individuals' Participation in Employee Share Ownership Plans and Employee Stock Option Plans of Overseas Listed Company issued by SAFE on March 28, 2007 (collectively, referred to as the "Individual Foreign Exchange Rules"). According to the Individual Foreign Exchange Rules, PRC citizens who are granted shares or share options by a company listed on an overseas stock market according to its employee share option or share incentive plan are required to register with the SAFE or its local counterparts by following certain procedures. We and our employees who are PRC citizens and individual beneficiary owners, or have been granted restricted shares or share options, are subject to the Individual Foreign Exchange Rules and its relevant implementation regulations. The failure of our PRC individual beneficiary owners and the restricted holders to complete their SAFE registrations pursuant to the SAFE Jiangsu Branch's requirement or the Individual Foreign Exchange Rules may subject these PRC citizens to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute dividends to us or otherwise materially adversely affect our business.

        In addition, the Ministry of Finance and the SAT have issued circulars concerning individual income taxes relating to employee share options. Under these circulars, our employees working in the PRC who exercise share options will be subject to PRC individual income tax. The tax base for the employment income would be the fair market value of the received shares at the time of vesting minus the corresponding consideration paid by the employees for the shares. Our PRC subsidiaries have obligations to file documents related to employee share options with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to applicable PRC laws and regulations, we may face fines ranging from 50% to 300% of the overdue taxes.

Labor laws in the PRC may adversely affect our results of operations.

        On June 29, 2007, the PRC government promulgated the Labor Contract Law of the PRC, or the PRC Labor Contract Law, which became effective on January 1, 2008. On September 3, 2008, the PRC government promulgated the Implementing Rules on PRC Labor Contract Law, or the Implementing Rules. The PRC Labor Contract Law and the Implementing Rules impose requirements concerning contracts entered into between an employer and its employees and establish time limits for probationary periods and for how long an employee can be placed in fixed-term labor contracts. According to the PRC Labor Contract Law and the Implementing Rules, employers must pay their employees wages equal to or above the local minimum wage standards, establish labor safety and workplace sanitation systems, comply with national labor rules and standards and provide employees with appropriate training regarding workplace safety. Furthermore, if we enforce the non-compete provision in a labor contract, we have to compensate the employee on a monthly basis during the term of the non-compete period after the termination or expiration of the labor contract, which may cause additional expenses to us.

        In addition, the PRC regulatory authorities have enacted a variety of laws and regulations regarding social insurance and housing funds. Pursuant to these laws and regulations, PRC companies have to make contributions to the relevant local social insurance and housing funds regulatory authorities for their employees. Due to the limited period of effectiveness of the PRC Labor Contract Law and the Implementing Rules and the lack of clarity with respect to their implementation and potential penalties and fines, it is uncertain how they will impact our current employment policies and practices. Therefore, we cannot assure you that our employment policies and practices do not, or will not, violate these laws and regulations and that we will not be subject to related penalties, fines or legal fees. If we are subject to large penalties or fees related to these laws and regulations, our business, financial condition and results of operations may be materially and adversely affected.

We face risks related to health epidemics and other outbreaks.

        Our business could be adversely affected by the effects of swine flu, avian flu, SARS or other epidemics or outbreaks. There have been reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. In 2009, an outbreak of swine flu occurred in Mexico and the United States and the World Health Organization declared a level 6 flu pandemic, its highest pandemic alert phase, indicating a global pandemic underway. Any prolonged occurrence or recurrence of swine flu, avian flu, SARS or other adverse public health developments in China or any of the major markets in which we do business may have a material adverse effect on our business and operations. These could include our ability to travel or ship our products outside of China and to designated markets, as well as temporary closure of our manufacturing facilities, logistic facilities and/or our customers' facilities, leading to delayed or cancelled orders. Any severe travel or shipment restrictions and closures would severely disrupt our operations and adversely affect our business and results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of swine flu, avian flu, SARS or any other epidemic.

Risks Related to the ADSs and This Offering

Our management has broad discretion over the use of proceeds from this offering.

        Our management has significant flexibility in applying the proceeds that we receive from this offering. Although we intend to use approximately $52.3 million of the net proceeds from the concurrent offering of the convertible notes to pay the aggregate premium of the call options and intend to use the remaining net proceeds from the concurrent offering of the convertible notes and the net proceeds from the offering of ADSs for general corporate purposes, which may include the development of solar power projects and their general financing requirements, expansion of manufacturing capacity and working capital, our board of directors retains significant discretion with respect to the use of proceeds. The proceeds of this offering and the concurrent offering of our convertible notes may be used in a manner that does not generate favorable returns. In addition, if we use the proceeds to expand our facilities, there can be no assurance that any such expansion would be successfully integrated into our operations or otherwise perform as expected.

We may sell additional ADSs, other equity, equity-linked or debt securities, which may materially and adversely affect the price of the ADSs. Hedging activities may depress the trading price of the ADSs.

        We may issue additional equity, equity-linked or debt securities for a number of reasons, including to finance our operations and business strategy, to satisfy our obligations for the repayment of existing indebtedness or for other reasons. Any future issuances of equity securities or equity-linked securities could substantially dilute your interests and may materially adversely affect the price of the ADSs. We cannot predict the timing or size of any future issuances or sales of equity, equity-linked or debt securities, or the effect, if any, that such issuances or sales, including the sale of ADSs in this offering, may have on the market price of the ADSs. Market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

The call options may affect the value of the convertible notes and/or our ADSs and may result in unexpected market activity in the convertible notes and/or our ADSs.

        In connection with the concurrent issuance of the convertible notes, we have entered into zero strike call option transactions, or the call options, with one or more of the initial purchasers in the convertible notes offering or their affiliates, or the option counterparties. The call options are intended to facilitate privately negotiated derivative transactions with respect to our ADSs between the option counterparties (or their affiliates) and investors in the convertible notes by which those investors will be able to hedge their investment in the convertible notes. Those activities could increase (or reduce the size of any decrease in) the market price of our ADSs and/or the convertible notes at that time.

        After the placement of the convertible notes, neither we nor the option counterparties will control how such investors may use such derivative transactions. In addition, such investors may enter into other transactions relating to our ADSs or the convertible notes in connection with or in addition to such derivative transactions, including the purchase or sale of our ADSs. As a result, the existence of the call options, such derivative transactions, and any related market activity could cause more purchases or sales of our ADSs over the term of the call options than there otherwise would have been had we not entered into the call options. Such purchases or sales could potentially increase (or reduce the size of any decrease in) or decrease (or reduce the size of any increase in)the market price of our ADS and/or the convertible notes.

        The option counterparties (or their affiliates) may modify their hedge positions by entering into or unwinding one or more derivative transactions with respect to the ADSs and/or purchasing or selling ADSs or other securities of ours in secondary market transactions at any time, including following the pricing of the convertible notes and shortly before or after the maturity of the convertible notes, and, we have been advised, are likely to unwind their derivative transactions and/or purchase or sell ADSs in connection with any conversion, repurchase or redemption of the convertible notes. Those activities could also increase (or reduce the size of any decrease in) or decrease (or reduce the size of any increase in) the market price of our ADSs or the convertible notes.

Substantial future sales of the ADSs in the public market, or the perception that such sales could occur, could cause the price of the ADSs to decline.

        Sales of ADSs in the public market, or the perception that such sales could occur, could cause the market price of the ADSs to decline. As of June 5, 2014, 64,361,670 ADSs were outstanding. The number of ADSs outstanding and available for sale will increase when our employees and former employees who are holders of restricted share units and options to acquire our ordinary shares become entitled to the underlying shares under the terms of their units or options. To the extent these shares are converted into ADSs which are sold into the market, the market price of the ADSs could decline.

The market price for the ADSs has been and is likely to continue to be highly volatile.

        The market price for the ADSs has been and is likely to continue to be highly volatile and subject to wide fluctuations in response to factors including the following:

  •
  announcements of technological or competitive developments;

  •
  regulatory developments in our target markets affecting us, our customers or our competitors;

  •
  announcements of studies and reports relating to the conversion efficiencies of our products or those of our competitors;

  •
  actual or anticipated fluctuations in our quarterly operating results;

  •
  changes in financial estimates by securities research analysts;

  •
  changes in the economic performance or market valuations of other solar power companies;

  •
  addition or departure of our executive officers and key research personnel;

  •
  financial blogs, Internet chat room or other media forms which publish unsubstantiated opinions or claims in support of undisclosed trades, including short selling, of the ADSs;

  •
  announcements regarding patent litigation or the issuance of patents to us or our competitors;

  •
  conditions affecting general economic performance in the United States;

  •
  fluctuations in the exchange rates between the U.S. dollar, the Euro and Renminbi;

  •
  release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares;

  •
  patent litigation and other intellectual property disputes;

  •
  litigation and other disputes with our long-term suppliers;

  •
  SEC investigation or private securities litigation;

  •
  the release or expiration of lock-up or other transfer restrictions on our outstanding ADSs; and

  •
  sales or anticipated sales of additional ADSs.

        In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of the ADSs. For example, financial markets have experienced extreme disruption in recent months, including, among other things, extreme volatility in securities prices. In the event of a continuing market downturn, the market price of the ADSs may decline further.

Holders of the ADSs do not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise their right to vote.

        Holders of the ADSs are not treated as shareholders. Instead, the depositary will be treated as the holder of the shares underlying the ADSs. Holders of the ADSs, however, may exercise some of the shareholders' rights through the depositary and have the right to withdraw the shares underlying their ADSs from the deposit facility.

        Except as described in this prospectus supplement and any accompanying prospectus and provided in the deposit agreement, holders of the ADSs will not be able to exercise voting rights attaching to the shares evidenced by the ADSs on an individual basis. Holders of the ADSs may instruct the depositary to exercise the voting rights attaching to the shares represented by the ADSs. If no instructions are received by the depositary on or before a date established by the depositary, the depositary may deem the holders to have instructed it to give a discretionary proxy to a person designated by us to exercise their voting rights. Holders of the ADSs may not receive voting materials in time to instruct the depositary to vote, and holders of the ADSs, or persons who hold their ADSs through brokers, dealers or other third parties, might not have the opportunity to exercise a right to vote.

We have adopted a shareholders rights plan, which, together with the other anti-takeover provisions of our articles of association, could discourage a third party from acquiring us, which could limit our shareholders' opportunity to sell their shares, including ordinary shares represented by the ADSs, at a premium.

        In November 2006, we adopted our amended and restated articles of association, which became effective immediately upon completion of our initial public offering in December 2006. Our current articles of association contain provisions that have the potential to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. In November 2008, our board of directors adopted a shareholders rights plan. Under this rights plan, one right was distributed with respect to each of our ordinary shares outstanding at the closing of business on December 1, 2008. These rights entitle the holders to purchase ordinary shares from us at half of the market price at the time of purchase in the event that a person or group obtains ownership of 15% or more of our ordinary shares (including by acquisition of ADSs representing an ownership interest in the ordinary shares) or enters into an acquisition transaction without the approval of our board of directors.

        This rights plan and the other anti-takeover provisions of our articles of association could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our existing authorized ordinary shares confer on the holders of our ordinary shares equal rights, privileges and restrictions. Our board of directors may, without further action by our shareholders, issue additional ordinary shares, or issue shares of a preferred class and attach to such shares special rights, privileges or restrictions, which may be different from those associated with our ordinary shares, up to the amount of the authorized capital and the number of authorized shares of our company. Preferred shares could also be issued with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue ordinary shares or preferred shares, the price of our ADSs and the notes may fall and the voting and other rights of the holders of our ordinary shares and the ADSs may be materially and adversely affected.

Holders of the ADSs may not be able to participate in rights offerings that are made available to our shareholders, and may not receive cash dividends if it is impractical to make them available to them.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement, the depositary bank will not make rights available to holders of our ADSs unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act of 1933, as amended, or the Securities Act, or exempted from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, holders of the ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings.

        In addition, the depositary has agreed to pay to holders of the ADSs the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. Holders of the ADSs will receive these distributions in proportion to the number of ordinary shares their ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and holders of the ADSs will not receive such distribution.

Holders of the ADSs may be subject to limitations on transfer of their ADSs.

        The ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, our shareholders may have less protection for their shareholder rights than they would under U.S. law.

        Our corporate affairs are governed by our memorandum and articles of association, the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. As a result of all of the above, shareholders of a Cayman Islands company may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a company incorporated in a jurisdiction in the United States. The limitations described above will also apply to the depositary, which is treated as the holder of the shares underlying the ADSs.

You may have difficulty enforcing judgments obtained against us.

        We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," "would" or similar expressions, which refer to future events and trends, identify forward-looking statements. We do not guarantee that the transactions and events described in this prospectus supplement or in the accompanying prospectus will happen as described or at all. You should read this prospectus supplement and the accompanying prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus supplement and the accompanying prospectus relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation may change in the future.

        Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur that will affect our results. The "Risk Factors" section of this prospectus supplement directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

        This prospectus supplement also contains or incorporates by reference data related to the solar power market in several countries, including China. These market data, including market data from Solarbuzz, an independent solar energy research and consulting firm, include projections based on a number of assumptions. The solar power market may not grow at the rates projected by the market data or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our securities. In addition, the rapidly changing nature of the solar power market and related regulatory regimes subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

 USE OF PROCEEDS

        We will receive net proceeds from this offering of approximately $92.2 million, or approximately $106.2 million if the underwriters exercise their over-allotment option to purchase additional ADSs in full, after deducting the underwriting discounts and commissions and estimated aggregate offering expenses payable by us.

        We intend to use approximately $52.3 million of the net proceeds from the concurrent offering of the convertible notes to pay the aggregate premium of the call options. We intend to use the remaining net proceeds from the concurrent offering of the convertible notes and the net proceeds from the offering of ADSs for general corporate purposes, which may include the development of solar power projects and their general financing requirements, expansion of manufacturing capacity and working capital.

        The foregoing use of our net proceeds from this offering and the concurrent offering of convertible notes represents our current intentions based upon our present plans and business condition. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion in the allocation of the net proceeds we will receive from this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes. Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.

 CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2014:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to both (i) the completion of this offering at a public offering price of $11.00 per ADS resulting in estimated net proceeds of $92.2 million, assuming the underwriters do not exercise their option to purchase additional ADSs and after deducting the underwriting discounts and commissions and estimated aggregate offering expenses payable by us, and (ii) the concurrent offer and sale of $150 million aggregate principal amount of our convertible notes pursuant to a separate offering memorandum and the receipt of the estimated net proceeds of $150 million by us from the offering of the convertible notes, assuming the initial purchasers do not exercise their option to purchase additional notes and before deducting estimated commissions and estimated offering expenses payable by us.

        The information below should be read in conjunction with, and is qualified in its entirety by, the audited consolidated financial statements and schedules and notes thereto included in our 2013 Annual Report, as well as the management's discussion and analysis thereon included in "Item 5. Operating and Financial Review and Prospects" in our 2013 Annual Report, incorporated by reference into this prospectus supplement.

	As of March 31, 2014
	Actual	As Adjusted(1)
	(in thousands)
Long-term debt:
Long-term borrowings, excluding current portion	$105,405	$105,405
Convertible senior notes due 2019	—	150,000
Shareholders' equity:
Ordinary shares, $0.00001 par value, 73,000,000,000 shares authorized, 3,609,414,239 shares issued and outstanding, and 4,049,414,239 shares issued and outstanding, as adjusted(2)	36	40
Additional paid-in capital	664,922	757,156
Retained earnings	169,877	169,877
Accumulated other comprehensive income	13,189	13,189
Total Trina Solar Limited shareholders' equity	848,024	940,262
Non-controlling interests	16,361	16,361
Total capitalization	$969,790	$1,212,028

(1)
Excluding the impact from the $52.3 million aggregate premium payment under the zero strike call options. The call options are separate transactions entered into by us and the option counterparties. They are not part of the terms of the convertible notes and will not affect the holders' rights under the convertible notes.

(2)
Does not include (i) 33,278,483 restricted shares granted to our officers, employees and consultants under our share incentive plan, (ii) 8,548,350 ordinary shares issued to The Bank of New York Mellon to facilitate our future issuance of ADSs upon the exercise of options under our share incentive plan and (iii) the underwriters' option to purchase an additional 1,320,000 ADSs representing ordinary shares as described on the cover page of this prospectus supplement.

        Except as disclosed above, there have been no material changes to our capitalization since March 31, 2014.

 DILUTION

        If you invest in the ADSs, your interest will be diluted to the extent of the difference between the public offering price per ADS and our net book value per ADS after this offering. Our net book value as of March 31, 2014 was $864.4 million, or $11.97 per ADS, based upon 3,609,414,239 ordinary shares outstanding as of that date. Net book value per ADS is calculated by subtracting our total liabilities from our total assets, and dividing this amount by the number of ordinary shares outstanding as of March 31, 2014 as represented by ADSs. Without taking into account any other changes in such net book value after March 31, 2014, other than to give effect to the sale by us of 8,800,000 ADSs offered in this offering at a public offering price of $11.00 per ADS, assuming the underwriters do not exercise their option to purchase additional ADSs and after deducting the underwriting discounts and commissions and estimated aggregate offering expenses payable by us, our as adjusted net book value as of March 31, 2014 would have been $956.6 million, or $11.81 per ADS. This represents an immediate decrease in the net book value of $0.16 per ADS to our existing shareholders and an immediate increase in the net book value of $0.81 per ADS to purchasers of the ADSs in this offering.

        The following table illustrates the dilution on a per ADS basis based on a public offering price of $11.00 per ADS:

Public offering price per ADS	11.00
Net book value per ADS as of March 31, 2014	11.97
Decrease in net book value per ADS to existing shareholders attributable to the offering	0.16
As adjusted net book value per ADS after giving effect to the offering	11.81
Increase in net book value per ADS to new investors in the offering	0.81

        If the underwriters exercise their option in full to purchase 1,320,000 additional ADSs in this offering, the as adjusted net book value per ADS after the offering would also be $11.79 per ADS, and the increase in net book value per ADS to the new investors would be $0.79 per ADS.

        The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the offering price per share in this offering. As of March 31, 2014, there were:

  •
  119,161,171 ordinary shares issuable upon the exercise of options outstanding; and

  •
  33,278,483 ordinary shares issuable upon the vesting of restricted shares outstanding.

 DIVIDEND POLICY

        We have not declared or paid any dividends, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        As we are a holding company, we rely on dividends paid to us by Trina China and TST, our wholly-owned subsidiaries in the PRC, for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. In China, the payment of dividends is subject to limitations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. According to the relevant PRC laws and regulations applicable to Trina China and TST, and their respective articles of association, Trina China and TST are each required to set aside at least 10% of their after-tax profit, as determined by PRC accounting standards, each year to their respective general reserves until the accumulative amount of these reserves reaches 50% of their registered capital. These reserves are not distributable as cash dividends except pursuant to a liquidation. The general reserve fund may be used to make up prior years' losses incurred and, with approval from the relevant government authority, to increase capital. Trina China and TST are also each required to allocate a portion of their net profit after taxation to their respective staff welfare and bonus funds, which may not be distributed to equity owners. However, the amount to be allocated to the staff welfare and bonus fund is at the sole discretion of the board of directors. In 2011, 2012, 2013 and in the three months ended March 31, 2014, the board of directors of Trina China and TST did not elect to make any appropriation to the staff welfare and bonus fund. As a result of these PRC laws and regulations, Trina China and TST are restricted in their ability to transfer the net profit to us in the form of dividends. In addition, under the EIT Law, dividends from Trina China and TST to us are subject to a 10% withholding tax to the extent that we are considered a non-resident enterprise under the EIT Law.

        Our board of directors has complete discretion on whether to distribute dividends subject to applicable Cayman Islands law. Under our articles of association, our shareholders in general meeting may declare dividends, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount of our dividends will depend on our future operations and earnings, capital requirements and surplus, financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Any dividends we declare will be paid to the holders of ADSs to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, less the fees and expenses payable under the deposit agreement. Any dividend we declare will be distributed by the depositary to the holders of our ADSs. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars. See "Description of American Depositary Shares" in the accompanying prospectus.

 PRICE RANGE OF THE AMERICAN DEPOSITARY SHARES

        The ADSs are listed on the New York Stock Exchange under the symbol "TSL." For the period from December 19, 2006 to January 19, 2010, each ADS represented 100 ordinary shares. Effective January 19, 2010, we reduced this ratio to 50 ordinary shares to one ADS. All ADS trading prices on the New York Stock Exchange set forth in this prospectus supplement, including historical trading and closing prices, have been adjusted to reflect the new ADS to ordinary shares ratio of 50 ordinary shares to one ADS. For the period from December 19, 2006 to June 5, 2014, the trading price of the ADSs on the New York Stock Exchange has ranged from $2.04 to $35.43 per ADS. At the close of trading on June 5, 2014, the trading price of the ADSs was $11.60.

        The following table provides the high and low trading prices of our ADSs on the New York Stock Exchange for the periods specified.

	Sales Price
	High	Low
Annual High and Low
2009	27.79	2.98
2010	31.89	14.85
2011	31.08	5.28
2012	12.19	2.04
2013	17.84	3.31
Quarterly High and Low
First Quarter 2012	12.19	6.73
Second Quarter 2012	7.99	5.01
Third Quarter 2012	6.87	3.95
Fourth Quarter 2012	4.80	2.04
First Quarter 2013	5.91	3.31
Second Quarter 2013	8.47	3.44
Third Quarter 2013	15.83	5.93
Fourth Quarter 2013	17.84	11.47
First Quarter 2014	18.77	12.65
Monthly High and Low
December 2013	14.60	11.47
January 2014	17.25	13.34
February 2014	16.59	13.13
March 2014	18.77	12.65
April 2014	14.85	10.58
May 2014	14.40	10.16
June 2014 (through June 5, 2014)	13.97	11.60

 DESCRIPTION OF CALL OPTIONS

        In connection with the concurrent issuance of the convertible notes, we have entered into zero strike call option transactions, or the call options, with one or more of the initial purchasers in the convertible notes offering or their affiliates, or the option counterparties. The call options are intended to facilitate privately negotiated derivative transactions with respect to our ADSs between the option counterparties (or their affiliates) and investors in the convertible notes by which those investors will be able to hedge their investment in the convertible notes. Those activities could increase (or reduce the size of any decrease in) the market price of our ADSs and/or the convertible notes at that time.

        The initial aggregate number of our ADSs underlying the call options is 4,755,598, which is equal to the number of our ADSs underlying those privately negotiated derivative transactions with respect to our ADSs expected to be entered into between the option counterparties or their affiliates and the investors in the convertible notes to facilitate the investors' hedge of their investment in the convertible notes. The aggregate premium of the call option is expected to equal the product of the initial aggregate number of our ADSs underlying the call options and the public offering price of our ADSs in this offering.

        The expiration date for the call options is scheduled to be shortly after the maturity date of the convertible notes, subject to early settlement by the option counterparties. The default settlement method for the call options is share settlement, but we may elect cash settlement in some cases pursuant to the terms of the call options. Upon settlement of the call options, at expiration or upon any early settlement, the option counterparties will deliver to us the number of ADSs underlying the call options or the portion thereof being settled early or, if we elected cash settlement, pay us cash based on the market price of our ADSs at or around the time of such settlement.

        The call options are separate transactions entered into by us and the option counterparties, and are not part of the terms of the convertible notes and will not affect the holders' rights under the convertible notes.

        The option counterparties (or their affiliates) may modify their hedge positions by entering into or unwinding one or more derivative transactions with respect to our ADSs and/or purchasing or selling ADSs or other securities of ours in secondary market transactions at any time, including following the pricing of the convertible notes and shortly after the maturity of the convertible notes (and, we have been advised, are likely to unwind their derivative transactions and/or purchase or sell ADSs in connection with any conversion, repurchase or redemption of the convertible notes). Those activities could also increase (or reduce the size of any decrease in) or decrease (or reduce the size of any increase in) the market price of our ADSs and/or the convertible notes.

        After the placement of the convertible notes neither we nor the option counterparties will control how such investors may use such derivative transactions. In addition, such investors may enter into other transactions relating to our ADSs or the convertible notes in connection with or in addition to such derivative transactions, including the purchase or sale of our ADSs. As a result, the existence of the call options, such derivative transactions, and any related market activity could cause more purchases or sales of our ADSs over the term of the call options than there otherwise would have been had we not entered into the call options. Such purchases or sales could potentially increase (or reduce the size of any decrease in) or decrease (or reduce the size of any increase in) the market price of our ADS and/or the convertible notes. Notwithstanding the foregoing, we believe that the entry into the call options is in our best interests as a means to facilitate the offer and sale of the convertible notes on terms more favorable to us than we otherwise could have obtained.

TAXATION

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands or produced before a Cayman Islands court. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Pursuant to section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, the Company has obtained an undertaking from the Governor in Cabinet:

  (a)
  that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to the Company or its operations; and

  (b)
  in addition, that no tax is levied on profits, income, gains or appreciation or no tax which is in the nature of estate duty or inheritance tax shall be payable by the Company:

  (i)
  on or in respect of the shares, debentures or other obligations of the Company; or

  (ii)
  by way of withholding in whole or in part of any relevant payment as defined in section 6(3) of the Tax Concession Law (1999 Revision).

        The undertaking is for a period of 20 years from 14 November, 2006.

People's Republic of China Taxation

        Under the PRC Enterprise Income Tax Law and its Implementation Regulations, or the EIT Law, which became effective January 1, 2008, dividends, interests, rents, and royalties payable by a foreign-invested enterprise in the PRC to its foreign investor who is a non-resident enterprise, as well as gains on transfers of shares of a foreign-invested enterprise in the PRC by such a foreign investor, will be subject to a 10% withholding tax, unless such non-resident enterprise's jurisdiction of incorporation has a tax treaty with the PRC that provides for a reduced rate of withholding tax. The Cayman Islands, where Trina is incorporated, does not have such a tax treaty with the PRC. Therefore, if Trina is considered a non-resident enterprise for purposes of the EIT Law, a 10% withholding tax will be imposed on dividends paid to Trina by its PRC subsidiaries. In such a case, there will be no PRC withholding tax on dividends paid by Trina to investors that are not PRC legal or natural persons or on any gain realized on the transfer of ADSs or shares by such investors. However, PRC income tax will apply to dividends paid by Trina to investors that are PRC legal or natural persons and to any gain realized by such investors on the transfer of ADSs or shares.

        Under the EIT Law, an enterprise established outside the PRC with its "de facto management body" within the PRC is considered a "resident enterprise" and will be subject to the enterprise income tax at the rate of 25% on its worldwide income. The "de facto management body" is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, on April 22, 2009. SAT Circular 82 provides certain criteria for determining whether the "de facto management body" of an offshore-incorporated enterprise controlled by PRC enterprises is located in China. On July 27, 2011, the SAT issued Administrative Measures of Enterprise Income Tax of Chinese-controlled Offshore Incorporated Resident Enterprises (Trial), or Bulletin 45, which became effective on September 1, 2011, to provide further guidance on the implementation of SAT Circular 82. Bulletin 45 further prescribes the rules concerning the recognition, administration and taxation of an enterprise incorporated offshore and "controlled by a PRC enterprise or PRC enterprise group."

Bulletin 45 provides two ways for determining whether a foreign enterprise "controlled by a PRC enterprise or a PRC enterprise group" should be treated as a resident enterprise. First, the offshore enterprise may decide on its own whether its de facto management body is located in China based on the criteria set forth in Circular 82, and, if it makes such determination, it must apply to the competent tax bureau to be treated as a resident enterprise. Second, the tax authority may, after investigating, determine that the offshore enterprise is a resident enterprise. Although SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC or foreign individuals or foreign enterprises, the criteria set forth therein may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC or foreign enterprises or individuals. Considering that most of our management is currently located in the PRC, we may be considered a resident enterprise and may therefore be subject to the enterprise income tax at 25% on our global income other than dividends from our PRC subsidiaries, which could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. Notwithstanding the foregoing provision, the EIT Law also provides that, if a resident enterprise directly invests in another resident enterprise, the dividends received by the investing resident enterprise from the invested enterprise are exempted from income tax, subject to certain conditions. Therefore, if Trina is classified as a resident enterprise, the dividends received from its PRC subsidiary may be exempted from income tax. However, it remains unclear how the PRC tax authorities will interpret the PRC tax resident treatment of an offshore company like Trina, having ownership interest in a PRC enterprise.

        Moreover, under the EIT Law, a withholding tax at the rate of 10% is applicable to dividends payable to investors that are "non-resident enterprises," which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such interest or dividends have their sources within the PRC unless such non-resident enterprises can claim treaty protection. As such, these non-resident enterprises would enjoy a reduced withholding tax from treaty. Similarly, any gain realized on the transfer of ADSs or shares by such investors is also subject to a 10% withholding tax if such gain is regarded as income derived from sources within the PRC. If Trina is considered a PRC resident enterprise, it is likely that the dividends Trina pays with respect to Trina's ordinary shares or ADSs, or the gain you may realize from the transfer of Trina's ordinary shares or ADSs, would be treated as income derived from sources within the PRC and be subject to PRC withholding tax.

        Under the relevant PRC tax laws, the price for equity interests transfer shall reflect the fair market value based on arm's length principle. The PRC tax authorities have the discretion to determine that the pricing of equity interests transfer does not adhere to the principle of fair market value, where the negative tax implications including upward adjustment of income tax based on reassessed transfer price might be imposed by the tax authorities.

        In addition, pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the SAT on December 10, 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report to the competent tax authority of the PRC resident enterprise this Indirect Transfer. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of avoiding PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

United States Federal Income Taxation

        The following discussion describes material United States federal income tax consequences to a United States Holder (as defined below), under current law, of the purchase, ownership and disposition of ADSs or the ordinary shares represented thereby. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus supplement, including the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, or IRS, and other applicable authorities, all as of the date of this prospectus supplement. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

        This discussion applies only to a United States Holder (as defined below) that purchases ADSs in this offering and holds the ADSs or ordinary shares as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:

  •
  banks;

  •
  certain financial institutions;

  •
  insurance companies;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  brokers or dealers in stocks and securities, or currencies;

  •
  persons that use or are required to use a mark-to-market method of accounting;

  •
  certain former citizens or residents of the United States subject to Section 877 of the Code;

  •
  entities subject to the United States anti-inversion rules;

  •
  tax-exempt organizations and entities;

  •
  persons subject to the alternative minimum tax provisions of the Code;

  •
  persons whose functional currency is other than the United States dollar;

  •
  persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

  •
  persons holding ADSs or ordinary shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

  •
  persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

  •
  partnerships or other pass-through entities, or persons holding ADSs or ordinary shares through such entities.

        If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds ADSs or ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. A partnership holding our ADSs or ordinary shares, or a partner in such a partnership, should consult its own tax advisors regarding the tax consequences of investing in and holding the ADSs or ordinary shares.

        In addition, the discussion below does not describe any tax consequences arising out of the 3.8% Medicare tax on "net investment income." This summary does not discuss any federal non-income tax laws, including the federal estate or gift tax laws, or the laws of any state, local, or non-United States taxing jurisdiction.

        The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Prospective investors considering the purchase of ADSs should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax laws or other federal non-income tax laws or the laws of any state, local or non-United States taxing jurisdiction and under any applicable tax treaty.

        For purposes of the discussion below, a "United States Holder" is a beneficial owner of ADSs or the ordinary shares represented thereby that is, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

        The discussion below assumes the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement have been and will be complied with in accordance with their terms. If you own ADSs, then you generally should be treated as the owner of the underlying ordinary shares represented by those ADSs for United States federal income tax purposes. Accordingly, deposits or withdrawals of ordinary shares for ADSs should not be subject to United States federal income tax.

        The United States Treasury has expressed concern that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security (for example, pre-releasing ADSs to persons that do not have the beneficial ownership of the securities underlying the ADSs). Accordingly, the creditability of any PRC taxes and the availability of the reduced tax rate for dividends received by certain non-corporate United States Holders, including individual United States Holders (as discussed below), could be affected by actions taken by intermediaries in the chain of ownership between the holder of ADSs and our company if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of the underlying ordinary shares.

Dividends and Other Distributions on the ADSs or Ordinary Shares

        Subject to the PFIC rules discussed below, the gross amount of any distributions we make to you with respect to the ADSs or ordinary shares generally will be includible in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). Any such dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other United States corporations. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under United States federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ADSs or ordinary shares, as capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under United States federal income tax principles. Therefore, a United States Holder should expect that a distribution generally will be reported as a dividend even if that distribution would otherwise be reported as a non-taxable return of capital or as capital gain under the rules described above.

        With respect to certain non-corporate United States Holders, including individual United States Holders, any dividends may be taxed at the lower capital gains rate applicable to "qualified dividend income," provided (1) either (a) the shares (including ADSs) on which the dividends are paid are readily tradable on an established securities market in the United States or (b) we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are neither a PFIC nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period and other requirements are met. Under United States Internal Revenue Service authority, ADSs will be considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange, as are our ADSs. However, based on existing guidance, it is not entirely clear whether dividends you receive with respect to the ordinary shares that are not represented by ADSs will be taxed as qualified dividend income, because the ordinary shares are not themselves listed on a United States exchange. If we are treated as a "resident enterprise" for PRC tax purposes under the EIT Law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC, which is a qualifying treaty for purposes of clause (1) above. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends paid with respect to our ADSs or ordinary shares.

        Any dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs or ordinary shares generally will constitute "passive category income" but could, in the case of certain United States Holders, constitute "general category income."

        If PRC withholding taxes apply to any dividends paid to you with respect to our ADSs or ordinary shares, the amount of the dividend would include withheld PRC taxes and, subject to certain conditions and limitations, such PRC withholding taxes generally will be treated as foreign taxes eligible for credit against your United States federal income tax liability. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances, including the effects of any applicable income tax treaties.

Taxation of Disposition of ADSs or Ordinary Shares

        You will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. Subject to the PFIC rules discussed below, the gain or loss generally will be capital gain or loss. If you are a non-corporate United States Holder, including an individual United States Holder, that has held the ADS or ordinary share for more than one year, you generally will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any gain or loss you recognize on a disposition of ADSs or ordinary shares generally will be treated as United States source income or loss for foreign tax credit limitation purposes. However, if we are treated as a "resident enterprise" for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a United States Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income for foreign tax credit purposes. You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances, including the effects of any applicable income tax treaties.

Passive Foreign Investment Company

        Based on the market price of our ADSs, the value of our assets, and the composition of our income and assets, we do not believe we were a PFIC for United States federal income tax purposes for our taxable year ended December 31, 2013, and we do not expect to become a PFIC for our current taxable year ending December 31, 2014. However, the application of the PFIC rules is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year ending December 31, 2014 or for any future taxable year or that the United States Internal Revenue Service will not take a contrary position. Kirkland & Ellis LLP, our United States tax counsel, therefore expresses no opinion with respect to our PFIC status for any taxable year or our beliefs and expectations relating to such status set forth in this discussion.

        A non-United States corporation will be a PFIC for United States federal income tax purposes for any taxable year if either:

  •
  at least 75% of its gross income for such year is passive income; or

  •
  at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

        For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock. In applying this rule, while it is not clear, we believe the contractual arrangements between us and our affiliated entities should be treated as ownership of stock.

        A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Changes in the composition of our income and assets or the value of our assets may cause us to become a PFIC for the current year or any subsequent year. The determination of whether we are or will become a PFIC for any taxable year may depend, in part, upon the value of our goodwill and other intangibles not reflected on our balance sheet (which may be determined based upon the market value of our ADSs or ordinary shares from time to time, which may be volatile) and may also be affected by how, and how quickly, we spend our liquid assets and the cash raised in this and other offerings. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. Further, while we believe our classification methodology and valuation approach is reasonable, it is possible that the IRS may challenge our classification or valuation of our goodwill and other intangibles, which may result in our company being or becoming classified as a PFIC for the current or one or more future taxable years.

        If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or ordinary shares, unless we cease to be a PFIC and you make a "deemed sale" election with respect to the ADSs or ordinary shares. If such election is made, you will be deemed to have sold ADSs or ordinary shares you hold at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be subject to the consequences described in the following two paragraphs. After the deemed sale election, your ADSs or ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

        For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any "excess distribution" you receive and any gain you recognize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a "mark-to-market" election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:

  •
  the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

  •
  the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

  •
  the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

        The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

        If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our non-United States subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you may be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion which the value of the ADSs or ordinary shares you own bears to the value of all of our ADSs or ordinary shares, and you may be subject to the adverse tax consequences described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        A United States Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income for each year we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or other disposition of the ADSs or ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions we make would generally be subject to the rules discussed above under "—Dividends and Other Distributions on the ADSs or Ordinary Shares," except the lower rate applicable to qualified dividend income would not apply.

        The mark-to-market election is available only for "marketable stock," which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable United States Treasury regulations. Our ADSs, but not our ordinary shares, are listed on the New York Stock Exchange, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs continue to be listed on the New York Stock Exchange and are regularly traded, and you are a holder of ADSs, we expect the mark-to-market election would be available to you if we were to become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a United States Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

        Alternatively, if a non-United States corporation is a PFIC, a holder of shares in that corporation may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you may make a qualified electing fund election with respect to your ADSs or ordinary shares only if we agree to furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information.

        Unless otherwise provided by the United States Treasury, if we are a PFIC for any taxable year, each United States Holder will generally be required to file an annual report containing such information as the United States Treasury may require. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

        You are strongly urged to consult your tax advisor regarding the application of the PFIC rules (as well as the elections discussed above) to your investment in ADSs or ordinary shares.

Information Reporting and Backup Withholding

        Information reporting to the IRS and backup withholding generally will apply to dividends in respect of our ADSs or ordinary shares, and the proceeds from the sale, exchange or redemption of ADSs or ordinary shares, that are paid to you within the United States (and in certain cases, outside the United States). However, backup withholding generally will not apply if you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9, or you otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your

United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.

        United States Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

        United States Holders who are individuals generally will be required to report our name, address and such information relating to an interest in the ADSs or ordinary shares as is necessary to identify the class or issue of which the ADSs or ordinary shares are a part. These requirements are subject to exceptions, including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all "specified foreign financial assets" (as defined in the Code) generally does not exceed certain thresholds.

        United States Holders should consult their tax advisors regarding the application of these information reporting rules.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated June 5, 2014, we have agreed to sell to the underwriters named below, for whom Deutsche Bank Securities Inc., Barclays Capital Inc., J.P. Morgan Securities LLC and Goldman Sachs (Asia) L.L.C. are acting as representatives, the following number of ADSs:

Underwriters	Number of ADSs
Deutsche Bank Securities Inc.	3,080,000
Barclays Capital Inc.	1,760,000
J.P. Morgan Securities LLC.	1,760,000
Goldman Sachs (Asia) L.L.C.	1,760,000
HSBC Securities (USA) Inc.	440,000

Total	8,800,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the ADSs if any are purchased, other than those ADSs covered by the option to purchase additional ADSs described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the ADSs may be terminated.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an additional 1,320,000 ADSs at the initial public offering price less the underwriters' discounts and commissions.

        The underwriters initially propose to offer the ADSs to the public at the public offering price listed on the cover of this prospectus supplement and to securities dealers at a discount from the public offering price that represents a concession not in excess of $0.264 per ADS. After the initial offering of the ADSs, the representatives may change the offering price and other selling terms from time to time.

        The ADSs will be offered in the United States through the underwriters, either directly or indirectly through their U.S. broker-dealer affiliates, or such other registered dealers as may be designated by the underwriters. Goldman Sachs (Asia) L.L.C. is expected to make offers and sales in the United States through its selling agent, Goldman, Sachs & Co. After the initial public offering the representatives may change the public offering price.

        The following table summarizes the underwriting discounts and commissions we will pay.

	Per ADS		Total
	No Exercise of Option	Full Exercise of Option	No Exercise of Option	Full Exercise of Option
Underwriting Discounts and Commissions paid by us	$0.44	$0.44	$3,872,000	$4,452,800

        The expenses of this offering that are payable by us are estimated to be $0.7 million (excluding underwriting discounts and commissions). The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        One or more of the underwriters intend to make a secondary market for the ADSs. However, they are not obligated to do so and may discontinue making a secondary market for the ADSs at any time without notice. No assurance can be given as to how liquid the trading market for the ADSs will be.

        We have agreed that we will not, directly or indirectly, (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, in, or (v) file with the SEC a registration statement under the Securities Act, relating to, our ordinary shares, our ADSs or securities convertible into or exchangeable or exercisable for any of our ordinary shares or our ADSs, or publicly disclose our intention to take any such action set forth in (i) to (v), without the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions.

        Our directors, executive officers and certain of our shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our ordinary shares, the ADSs or securities convertible into or exchangeable or exercisable for any of our ordinary shares or the ADSs, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares or the ADSs, whether any such aforementioned transaction is to be settled by delivery of our ordinary shares, our ADSs or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement.

        We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

        The ADSs are listed on the New York Stock Exchange under the symbol "TSL."

        Some of the underwriters and their respective affiliates have provided investment banking and other services to us and our affiliates from time to time for which they have received customary compensation, and may do so in the future.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of the ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase under their option to purchase additional ADSs. In a naked short position, the number of ADSs involved is greater than the number of ADSs covered by the option to purchase additional ADSs. The underwriters may close out any short position by either exercising their option to purchase additional ADSs and/or purchasing ADSs in the open market.

  •
  Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the ADSs to close out the short position, the underwriters will consider, among other things, the price of the ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through their option to purchase additional ADSs. If the underwriters sell more ADSs than could be covered by their option to purchase additional ADSs, a naked short position, that position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when ADSs originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids, as well as purchases for the underwriters' own account, may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Concurrent Offering and Zero Strike Call Option Transactions

        Concurrently with this offering, we are offering up to $150 million aggregate principal amount of convertible notes in accordance with Rule 144A under the Securities Act to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. persons in reliance on Regulation S of the Securities Act, assuming no exercise of the initial purchasers' option to purchase additional convertible notes (or up to $172.5 million aggregate principal amount of our convertible notes if the initial purchasers in the convertible notes offering exercise their option in full), pursuant to a separate offering memorandum. The offering of our common shares pursuant to this prospectus is contingent upon the closing of the convertible notes offering, and the concurrent offering of our convertible notes is contingent upon the closing of the offering of the common shares hereunder.

        In connection with the concurrent issuance of the convertible notes, we have entered into zero strike call option transactions, or the call options, with one or more of the initial purchasers in the convertible notes offering or their affiliates, or the option counterparties. The call options are intended to facilitate privately negotiated derivative transactions with respect to our ADSs between the option counterparties (or their affiliates) and investors in the convertible notes by which those investors will be able to hedge their investment in the convertible notes. Those activities could increase (or reduce the size of any decrease in) the market price of our ADSs and/or the convertible notes at that time. In addition, the option counterparties (or their affiliates) may modify their hedge positions by entering into or unwinding one or more derivative transactions with respect to our ADSs and/or purchasing or selling ADSs or other securities of ours in secondary market transactions at any time, including following the pricing of the convertible notes and shortly after the maturity of the convertible notes (and, we have been advised, are likely to unwind their derivative transactions and/or purchase or sell ADSs in connection with any conversion, repurchase or redemption of the convertible notes). Those activities could also increase (or reduce the size of any decrease in) or decrease (or reduce the size of any increase in) the market price of our ADSs and/or the convertible notes.

Selling Restrictions

        Australia.    This prospectus supplement and the accompanying prospectus is not a disclosure document under Chapter 6D of the Corporations Act 2001 (Cth), or the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the ADSs under this prospectus supplement and the accompanying prospectus is only made to persons to whom it is lawful to offer the ADSs without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus supplement and the accompanying prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the ADSs sold to the offeree within 12 months after its transfer to the offeree under this prospectus supplement and the accompanying prospectus.

        Cayman Islands.    We are not listed on the Cayman Islands Stock Exchange and therefore we are prohibited under the Companies Law from making any invitation to the public in the Cayman Islands to subscribe for any of our securities, and no invitation, whether directly or indirectly is made hereby to the public in the Cayman Islands to subscribe for any of our securities.

        European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, the ADSs may not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that the ADSs may, with effect from and including the Relevant Implementation Date, be offered to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of ADSs to the public" in relation to any of the ADSs in any Relevant Member States means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the same may be varied in that Member State, by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

  Hong Kong.

  (a)
  The ADSs may not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

  (b)
  No advertisement, invitation or document relating to the ADSs may be issued, whether in Hong Kong or elsewhere, which is directed at or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

        Japan.    The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan and may not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to, or for the account or benefit of, any person for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Financial Instruments and Exchange Law of Japan and (ii) in compliance with any other relevant laws and regulations of Japan.

        Malaysia.    No prospectus supplement and the accompanying prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia pursuant to the Securities Commission Act, 1993, as the offer for purchase of, or invitation to purchase, the ADSs is meant to qualify as an "excluded offer or excluded invitation" within the meaning of Section 38 of the Securities Commission Act, 1993. The ADSs will not be offered, sold, transferred or otherwise disposed, directly or indirectly, nor any document or other material in connection therewith distributed, in Malaysia, other than to persons falling within any one of the categories or persons specified in Schedule 2 and/or Schedule 3 of the Securities Commission Act, 1993, who are also persons to whom any offer or invitation to purchase or sell would be an excluded offer or invitation within the meaning of Section 38 of the Securities Commission Act, 1993.

        PRC.    This prospectus supplement and the accompanying prospectus do not constitute a public offer of the ADSs, whether by way of sale or subscription, in the PRC (excluding, for purposes of this paragraph, Hong Kong). Other than to qualified domestic institutional investors in the PRC, the ADSs are not being offered and may not be offered or sold, directly or indirectly, in the PRC to or for the benefit of, legal or natural persons of the PRC. According to the laws and regulatory requirements of the PRC, with the exception of qualified domestic institutional investors in the PRC, the ADSs may, subject to the laws and regulations of the relevant jurisdictions, only be offered or sold to non-PRC natural or legal persons in Taiwan, Hong Kong or Macau or any country other than the PRC.

        Singapore.    This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under

Section 274 of the Securities and Futures Act (Chapter 289), or the SFA, (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except:

  1.
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person, or any person pursuant to Section 275(2), or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

  2.
  where no consideration is given for the transfer; or

  3.
  by operation of law.

        State of Kuwait.    The ADSs have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus supplement and the accompanying prospectus and the offering and sale of the ADSs in the State of Kuwait is restricted by law unless a license is obtained from the Kuwaiti Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are required by us and the underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the underwriters to obtain copies of this prospectus supplement and the accompanying prospectus are required by us and the underwriters to keep this prospectus supplement and the accompanying prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the ADSs.

        Switzerland.    This prospectus supplement and the accompanying prospectus does not constitute a prospectus within the meaning of Article 652a or 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht), and none of this offering and the ADSs has been or will be approved by any Swiss regulatory authority.

        United Arab Emirates.    This prospectus supplement and the accompanying prospectus is not intended to constitute an offer, sale or delivery of ADSs or other securities under the laws of the United Arab Emirates (UAE). The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

        This offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

        In relation to its use in the UAE, this prospectus supplement and the accompanying prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

        United Kingdom.    The ADSs may not be offered or sold other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the ADSs would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the "FSMA") by the issuer. In addition, no person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ADSs other than in circumstances in which Section 21(1) of the FSMA does not apply to the issuer.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are currently subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. You may read and copy any document that we file at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus supplement forms a part, and the exhibits and schedules thereto.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care.

        Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus supplement the following documents filed with the SEC:

  •
  Our annual report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on April 2, 2014.

  •
  All subsequent reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference that we file with the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus supplement.

        Our 2013 Annual Report filed on April 2, 2014, contains a description of our business and audited consolidated financial statements with reports by our independent registered public accounting firms. These financial statements are prepared in accordance with U.S. GAAP.

        Unless expressly incorporated by reference, nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide at no cost to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, upon oral or written request of such person, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus supplement and the accompanying prospectus, but not delivered therewith. Requests for such copies should be directed to:

No. 2 Tian He Road
Electronics Park, New District
Changzhou, Jiangsu 213031
People's Republic of China
(86) 519 8548 2008
Attention: Chief Financial Officer

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus supplement and the accompanying prospectus. These documents may also be accessed through our website at http://www.trinasolar.com or as described under the heading "Where You Can Find More Information About Us," above. The information contained in, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus.

 LEGAL MATTERS

        We are being represented by Kirkland & Ellis, Hong Kong, China with respect to certain legal matters as to United States federal securities and New York state law. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters as to United States federal securities and New York state law and certain legal matters as to Cayman Islands law will be passed upon by Walkers. The validity of the ordinary shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters by Jun He Law Offices.

 EXPERTS

        The consolidated financial statements, and the related financial statement schedule of Trina Solar Limited as of December 31, 2012 and 2013 and for the years then ended, and management assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The offices of KPMG are located at 8th Floor, Prince's Building, 10 Chater Road, Central, Hong Kong Special Administration Region, People's Republic of China.

        The consolidated statements of operations, comprehensive income, changes in equity and cash flows, and the related financial statement schedule, incorporated in this prospectus by reference from Trina Solar Limited's Annual Report on Form 20-F for the year ended December 31, 2011 have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai 200002, People's Republic of China.

TRINA SOLAR LIMITED AND SUBSIDIARIES

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Balance Sheets as of December 31, 2013 and March 31, 2014	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three-month Periods Ended March 31, 2013 and 2014	F-3
Unaudited Condensed Consolidated Statements of Comprehensive Income for the Three-month Periods Ended March 31, 2013 and 2014	F-4
Unaudited Condensed Consolidated Statements of Changes in Equity for the Three-month Period Ended March 31, 2014	F-5
Unaudited Condensed Consolidated Statements of Cash Flows for the Three-month Periods Ended March 31, 2013 and 2014	F-6
Notes to Unaudited Condensed Consolidated Financial Statements	F-7

TRINA SOLAR LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in U.S. dollars, except share data)

	As of December 31, 2013	As of March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	486,685,563	463,510,738
Restricted cash	74,719,964	114,189,626
Inventories	244,532,463	426,682,875
Project assets, current portion	73,304,654	39,639,640
Accounts receivable, net of allowance for doubtful accounts of $97,057,810 and $86,080,603 as of December 31, 2013 and March 31, 2014, respectively	435,091,920	347,438,964
Current portion of advances to suppliers, net	68,252,726	63,911,742
Deferred income tax assets, net	24,202,561	23,100,456
Prepaid expenses and other current assets	114,910,682	94,476,008

Total current assets	1,521,700,533	1,572,950,049
Advances to suppliers, net of current portion	41,907,726	39,966,505
Property, plant and equipment, net	889,752,609	898,196,716
Prepaid land use rights, net	43,286,631	48,820,643
Project assets, net of current portion	6,096,771	5,730,292
Deferred income tax assets, net	50,901,271	46,343,562
Investment in equity affiliate	11,769,730	11,769,730
Other noncurrent assets	1,813,889	1,222,886

TOTAL ASSETS	2,567,229,160	2,625,000,383

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term borrowings	935,589,882	877,137,884
Accounts payable	461,147,655	530,043,226
Amount due to related parties	15,385,935	6,818,959
Income taxes payable	3,268,269	4,010,775
Accrued expenses and other current liabilities	125,151,406	131,175,116

Total current liabilities	1,540,543,147	1,549,185,960
Long-term borrowings, excluding current portion	100,502,222	105,404,933
Accrued warranty costs	81,743,081	85,079,108
Other noncurrent liabilities	21,961,941	20,945,184

Total liabilities	1,744,750,391	1,760,615,185

Equity:
Ordinary shares ($0.00001 par value; 73,000,000,000 shares authorized, 3,605,057,489 and 3,609,414,239 shares issued and outstanding as of December 31, 2013 and March 31, 2014, respectively)	36,050	36,094
Additional paid-in capital	663,387,912	664,922,430
Retained earnings	143,369,211	169,876,444
Accumulated other comprehensive income	15,402,931	13,189,051

Total Trina Solar Limited shareholders' equity	822,196,104	848,024,019
Non-controlling interests	282,665	16,361,179

Total equity	822,478,769	864,385,198

Commitments and contingencies (Note 14)
TOTAL LIABILITIES AND EQUITY	2,567,229,160	2,625,000,383

See accompanying notes to unaudited condensed consolidated financial statements

TRINA SOLAR LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amount in U.S. dollars, except share data)

	Three-month periods ended March 31,
	2013	2014
Net sales	260,221,580	444,811,268
Cost of goods sold	255,797,460	353,298,520

Gross profit	4,424,120	91,512,748
Selling expenses	24,468,264	24,185,961
General and administrative expenses	14,547,091	24,307,889
Research and development expenses	5,475,065	4,773,812

(Loss) income from operations	(40,066,300)	38,245,086
Other income (expenses):
Interest income	1,386,872	460,175
Interest expense	(14,607,862)	(9,138,580)
Foreign exchange (loss) gain	(20,063,267)	1,576,051
Derivatives gain (loss)	1,078,695	(815,194)
Other income, net	2,445,120	2,556,277

(Loss) income before income taxes	(69,826,742)	32,883,815
Income tax benefit (expense)	6,085,765	(6,411,308)

Net (loss) income	(63,740,977)	26,472,507
Net loss attributable to the non-controlling interests	66	34,726

Net (loss) income attributable to Trina Solar Limited shareholders	(63,740,911)	26,507,233

(Loss) earnings per ordinary share
Basic	(0.02)	0.01
Diluted	(0.02)	0.01
Weighted average ordinary shares outstanding
Basic	3,540,247,989	3,559,048,996
Diluted	3,540,247,989	3,628,121,746

See accompanying notes to unaudited condensed consolidated financial statements

TRINA SOLAR LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amount in U.S. dollars)

	Three-month periods ended March 31,
	2013	2014
Net (loss) income	(63,740,977)	26,472,507
Other comprehensive income (loss):
Foreign currency translation adjustments, net of nil tax	4,533,806	(2,291,652)

Comprehensive (loss) income	(59,207,171)	24,180,855
Less: comprehensive loss attributable to non-controlling interests	(66)	(112,498)

Comprehensive (loss) income attributable to Trina Solar Limited	(59,207,105)	24,293,353

See accompanying notes to unaudited condensed consolidated financial statements

TRINA SOLAR LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Amounts in U.S. dollars, except share data)

	Ordinary shares				Accumulated other comprehensive income (loss)
			Additional paid-in capital	Retained earnings		Noncontrolling interest	Total shareholders' equity
	Shares	Amount
Balance at December 31, 2013	3,605,057,489	36,050	663,387,912	143,369,211	15,402,931	282,665	822,478,769
Share-based compensation	—	—	1,195,992	—	—	—	1,195,992
Vesting of restricted shares to employees	862,500	9	—	—	—	—	9
Issuance of ordinary shares pursuant to share option plan	3,494,250	35	338,526	—	—	—	338,561
Net income	—	—	—	26,507,233	—	(34,726)	26,472,507
Capital contribution from non-controlling interests	—	—	—	—	—	16,191,012	16,191,012
Foreign currency translation adjustments, net of nil tax	—	—	—	—	(2,213,880)	(77,772)	(2,291,652)

Balance at March 31, 2014	3,609,414,239	36,094	664,922,430	169,876,444	13,189,051	16,361,179	864,385,198

See accompanying notes to unaudited condensed consolidated financial statements

TRINA SOLAR LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in U.S. dollars)

	Three-month periods ended March 31,
	2013	2014
Operating activities:
Net (loss) income	(63,740,977)	26,472,507
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	33,521,949	28,838,868
Equity in loss of associates	(378)	—
(Gain) loss on change in fair value of derivatives	(384,490)	1,621,153
Gain on disposal of property, plant and equipment	(2,313)	(790)
(Reversal) allowance made for accounts receivable, net of recoveries	(11,063,078)	1,169,510
Inventory write-down	10,654,025	14,137,754
Deferred income tax (benefit) expense	(6,300,734)	5,659,814
Share-based compensation	1,114,321	1,195,992
Gain on disposal of subsidiary	—	(326,895)
Other income	—	(818,218)
Changes in operating assets and liabilities:
Restricted cash	—	(20,483,938)
Accounts receivable	35,909,012	86,483,446
Inventories	(27,737,600)	(187,302,238)
Project assets	3,452,079	1,419,253
Advances to suppliers	(14,657)	(5,656,585)
Prepaid expenses and other current assets	(18,980,118)	20,438,684
Other noncurrent assets	(231,331)	591,003
Accounts payable	38,444,049	86,499,122
Amount due to related parties	(4,861,497)	(8,566,976)
Income taxes payable	(936,803)	742,506
Accrued expenses and other current liabilities	(1,319,357)	4,879,924
Accrued warranty costs	2,297,439	3,336,027
Other noncurrent liabilities	(442,811)	2,125,260

Net cash (used in) provided by operating activities	(10,623,270)	62,455,183

Investing activities:
Purchases of property, plant and equipment	(25,235,397)	(44,067,137)
Proceeds from sale of property, plant and equipment	215,764	5,608
Proceeds from disposal of a subsidiary	—	307,496
Increase in restricted cash	(7,564,173)	(18,985,724)

Net cash used in investing activities	(32,583,806)	(62,739,757)

Financing activities:
Proceeds from exercise of share options	—	338,561
Proceeds from short-term bank borrowings	304,000,000	198,481,245
Repayment of short-term bank borrowings	(329,441,020)	(252,158,025)
Proceeds from long-term bank borrowings	—	44,510,314
Repayment of long-term bank borrowings	(39,166,689)	(11,770,581)
Payment for acquisition of non-controlling interest	(200,000)	—

Net cash used in financing activities	(64,807,709)	(20,598,486)

Effect of exchange rate changes	4,533,806	(2,291,765)

Net change in cash and cash equivalents	(103,480,979)	(23,174,825)
Cash and cash equivalents at the beginning of the period	807,275,992	486,685,563

Cash and cash equivalents at the end of the period	703,795,013	463,510,738

Supplemental disclosure of cash flow information:
Interest paid, net of amounts capitalized	13,136,081	8,361,370
Income taxes paid	1,301,717	9,546
Supplemental schedule of non-cash investing activities:
Purchases of property, plant and equipment included in accounts payable	32,979,240	27,339,587
Supplemental schedule of non-cash financing activities:
Long-term borrowing assumed by buyer upon sale of project asset	—	(32,612,240)

See accompanying notes to unaudited condensed consolidated financial statements

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. dollars, except share data)

1. BASIS OF PRESENTATION

        The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the United States Securities and Exchange Commission ("SEC"). The condensed consolidated balance sheet as of December 31, 2013 was derived from the audited consolidated financial statements of Trina Solar Limited ("Trina") and its subsidiaries (collectively, "the Company"). The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated balance sheet of the Company as of December 31, 2013 and the related consolidated statements of operations, comprehensive income, changes in equity and cash flow for the year then ended and the related financial statement schedule I, included in the Company's Annual Report on Form 20-F filed with the SEC.

        In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of March 31, 2014, and the results of operations and cash flows for the three-month periods ended March 31, 2013 and 2014, have been made.

        The preparation of the consolidated financial statements in conformity with US GAAP requires management of the Company to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company's consolidated financial statements include the allowance made for doubtful accounts receivable, provision for losses on advances to suppliers, inventory write-downs, the estimated useful lives of long-lived assets, the impairment of long-lived assets and project assets, fair value of foreign currency derivatives, accrued loss on firm purchase commitment, the accrual for uncertain tax positions and valuation allowance of deferred income tax assets, accrued warranty expenses, and the grant-date fair value of share-based compensation awards and related forfeiture rates. Changes in facts and circumstances may result in revised estimates. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

        The accompanying unaudited condensed consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company's ability to operate profitably, to generate cash flows from operations, and the Company's ability to pursue financing arrangements, including the renewal or rollover of its bank borrowings, to support its working capital requirements.

        As of March 31, 2014, the Company's total consolidated current assets exceeded total consolidated current liabilities by $23,764,089. As of the same date, the Company had cash and cash equivalents of $463,510,738 and short-term bank borrowings, including current portion of long-term bank borrowings of $877,137,884. The liquidity of the Company is primarily depending on its ability to maintain positive cash flows from operations coupled with sufficient short-term bank loans and other financing facility to support its working capital and meet its obligations and commitments when they become due.

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

1. BASIS OF PRESENTATION (Continued)

        The Company has carried out a review of its cash flow forecast for the twelve months ending March 31, 2015. Based on such forecast, management believes that adequate sources of liquidity exist to fund the Company's working capital and capital expenditures requirements, and to meet its short term debt obligations and other liabilities and commitments as they become due. In preparing the cash flow forecast, management has considered historical cash requirements of the Company, as well as other key factors, including its ability to renew its short-term and long-term bank borrowings upon maturity during the next twelve months. Based on those factors, management believes the assumptions used in the cash forecast are reasonable.

2. PROJECT ASSETS

        Project assets held for sale consisted of the following at December 31, 2013 and March 31, 2014:

	December 31, 2013	March 31, 2014
	$	$
Project assets—Module cost	43,725,858	19,564,192
Project assets—Development	15,185,471	20,406,787
Project assets—Others	20,490,096	5,398,953

Total project assets	79,401,425	45,369,932

Current portion	73,304,654	39,639,640
Noncurrent portion, net of impairment loss	6,096,771	5,730,292

        During the three-month period ended March 31, 2014, the Company completed and sold a 50 MW project in Wuwei, Gansu Province ("Wuwei Project"), to Huadian Fuxin Energy Corporation Limited ("Huadian Fuxin") in China, with a total carrying amount of $56,115,210 for such project.

        As of December 31, 2013 and March 31, 2014, the company has pledged project assets with a total carrying amount of $65,291,805 and nil, respectively, to secure bank borrowings.

        For the three-month periods ended March 31, 2013 and 2014, no impairment loss for project assets have been provided.

3. ACCOUNTS RECEIVABLES

        Accounts receivable consisted of the following:

	December 31, 2013	March 31, 2014
	$	$
Accounts receivable	532,149,730	433,519,567
Less: Allowance for doubtful accounts	(97,057,810)	(86,080,603)

Total accounts receivable, net	435,091,920	347,438,964

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

3. ACCOUNTS RECEIVABLES (Continued)

        The following table presents the movement of the allowance for doubtful accounts:

	Three-month periods ended March 31,
	2013	2014
	$	$
Beginning balance	106,825,173	97,057,810
(Reversal) allowance made during the three-month periods	(11,063,078)	1,169,510
Amount written-off against allowance	—	(12,146,717)

Closing balance	95,762,095	86,080,603

4. INVENTORIES

        Inventories consisted of the following:

	December 31, 2013	March 31, 2014
	$	$
Raw materials	43,987,539	68,891,081
Work in progress	40,004,269	57,737,832
Finished goods	160,540,655	300,053,962

Total	244,532,463	426,682,875

        For the three-month periods ended March 31, 2013 and 2014, inventories were written down by $10,654,025 and $14,137,754, respectively, to reflect the lower of cost or market.

5. PROPERTY, PLANT AND EQUIPMENT, NET

        Property, plant and equipment, net consisted of the following:

	December 31, 2013	March 31, 2014
	$	$
Buildings	193,651,543	207,373,142
Plant and machinery	947,100,162	961,239,617
Motor vehicles	3,459,925	3,601,967
Electronic equipment, furniture and fixtures	104,751,785	104,710,977

	1,248,963,415	1,276,925,703
Less: Accumulated depreciation	(413,829,203)	(442,399,730)

	835,134,212	834,525,973
Construction in progress	54,618,397	63,670,743

Property, plant and equipment, net	889,752,609	898,196,716

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

5. PROPERTY, PLANT AND EQUIPMENT, NET (Continued)

        Depreciation of property, plant and equipment was $33,314,322 and $28,506,902 for the three-month periods ended March 31, 2013 and 2014, respectively.

        As of December 31, 2013 and March 31, 2014, the Company has pledged property, plant and equipment with a total carrying amount of $490,979,601 and $423,569,219, respectively, to secure bank borrowings.

        The Company reports its property, plant and equipment at cost, less accumulated depreciation. Cost includes the prices paid to acquire or construct the assets, interest capitalized during the construction period and any expenditure that substantially extends the useful life of an existing asset. The Company expenses repair and maintenance costs when they are incurred. The company capitalized nil interest cost for the three-month periods ended March 31, 2013 and 2014, respectively.

6. DERIVATIVE FINANCIAL INSTRUMENTS

        The following tables present the fair values of derivative instruments included in the Company's consolidated balance sheets as of December 31, 2013 and March 31, 2014:

	December 31, 2013
	Other Assets— Current	Other Current Liabilities
	$	$
Derivatives not designated as hedging instruments:
Foreign exchange forward contracts	351,523	475,973

	March 31, 2014
	Other Assets— Current	Other Current Liabilities
	$	$
Derivatives not designated as hedging instruments:
Foreign exchange forward contracts	200,588	1,946,191

        The following table presents the amounts related to derivative instruments affecting the Company's consolidated statements of operations for the three-month periods ended March 31, 2013 and 2014:

	Amount of gain (loss) on Derivatives Recognized in Income Three-month periods ended March 31,		Location of gain (loss) Recognized in
Derivative Type	2013	2014	Income on Derivatives
	$	$
Derivatives not designated as hedging instruments:
Foreign exchange forward contracts	1,078,695	(815,194)	Derivatives gain (loss)

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

7. FAIR VALUE MEASUREMENT

        The Company does not have any assets or liabilities measured at fair value on a non-recurring basis as of December 31, 2013 and March 31, 2014.

        As of December 31, 2013 and March 31, 2014, information about inputs into the fair value measurements of the Company's assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to their initial recognition is as follows:

		Fair Value Measurements at December 31, 2013 Using
	Total Fair Value and Carrying Value on the Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	$	$	$	$
Assets:
Foreign exchange forward contracts	351,523	—	351,523	—
Liabilities:
Foreign exchange forward contracts	(475,973)	—	(475,973)	—

Net liabilities	(124,450)	—	(124,450)	—

		Fair Value Measurements at March 31, 2014 Using
	Total Fair Value and Carrying Value on the Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	$	$	$	$
Assets:
Foreign exchange forward contracts	200,588	—	200,588	—
Liabilities:
Foreign exchange forward contracts	(1,946,191)	—	(1,946,191)	—

Net liabilities	(1,745,603)	—	(1,745,603)	—

        Following is a description of the valuation techniques that the Company uses to measure assets and liabilities at fair value on a recurring basis under the fair value measurement guidance as well as

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

7. FAIR VALUE MEASUREMENT (Continued)

the basis for classification of such instruments pursuant to the valuation hierarchy established under the guidance:

  •
  Derivative assets and liabilities—The Company's derivative assets and liabilities relate to foreign exchange contracts involving major currencies. Since its derivative assets and liabilities are not traded on an exchange, the Company values them using valuation models. The valuation of certain foreign currency contracts used interest rate yield curves and foreign exchange rates as the significant inputs in the valuation models. These inputs are observable in active markets over the terms of the instruments the Company holds, and accordingly, such contracts are classified as Level 2 in the hierarchy. The Company considers the effect of its own credit standing and that of its counterparties in valuations of its derivative financial instruments.

  •
  Short-term financial instruments (cash equivalents, restricted cash, accounts receivable and payable, short-term borrowings, and accrued liabilities)—cost approximates fair value because of the short maturity period.

  •
  Long-term borrowings—fair value is based on the amount of future cash flows associated with each debt instrument discounted at the Company's current borrowing rate for similar debt instruments of comparable terms. The carrying values of the long-term borrowings approximate their fair values as all the long-term debt carry variable interest rates which approximate rates currently offered by the Company's bankers for similar debt instruments of comparable maturities.

8. BANK BORROWINGS

        The Company's bank borrowings consisted of the following:

	December 31, 2013	March 31, 2014
	$	$
Bank borrowings
Short-term	613,433,236	559,756,457
Long-term, current portion	322,156,646	317,381,427

Total current	935,589,882	877,137,884
Long-term, non-current portion	100,502,222	105,404,933

Total	1,036,092,104	982,542,817

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

8. BANK BORROWINGS (Continued)

Short-term borrowings

        The Company's short-term bank borrowings consisted of the following:

	December 31, 2013	March 31, 2014
	$	$
Short-term borrowings guaranteed by Trina	376,481,244	361,378,229
Short-term borrowings secured by plants and machinery of Changzhou Trina Solar Energy Co., Ltd. ("Trina China")	139,481,245	139,378,228
Unsecured short-term borrowings	97,470,747	59,000,000

Total	613,433,236	559,756,457

        During the three-month period ended March 31, 2014, the Company repaid two short-term loans of $51 million to China Development Bank ("CDB") which was matured in February and March, respectively.

Long-term borrowings

        The Company's long-term borrowings consisted of the following:

	December 31, 2013	March 31, 2014
	$	$
Long-term borrowings secured by plants, machineries, and land use rights	147,077,179	135,343,389
Long-term borrowings secured by solar project assets	11,481,245	—
Long-term borrowings guaranteed by Trina	80,000,000	103,379,318
Unsecured long-term borrowings	184,100,444	184,063,653

Total	422,658,868	422,786,360

        During the three-month period ended March 31, 2014, Trina Solar (Luxembourg) Overseas Systems S.A.R.L and Jiangsu Trina Solar Electric Power Development Co., Ltd. entered into a fifteen-year credit facility with China Development Bank ("TLO CDB Facility") amounting to EUR20.85 million ($28.7 million) to fund 16 MW of utility-scale solar power projects in Greece. As of March 31, 2014, the Company had drawn down EUR 17 million ($23.4 million). The outstanding balance as of March 31, 2014 was EUR 17 million ($23.4 million). The interest rate is the prevailing six-month EURIBOR plus 350 basis points. The TLO CDB Facility is guaranteed by Trina. The TLO CDB Facility contains a financial covenant ratio which requires the annual general repayment coverage rate to be calculated and maintained on the December 31 of each calendar year.

        During the three-month period ended March 31, 2014, the Company's subsidiary, Wuwei Trina Solar Electricity Generation Pte Ltd. ("Wuwei"), which held the Wuwei Project, additionally drew down $21.2 million from its credit facility under the loan agreement with CDB for the PV project construction. The total loan balance of $32.6 million was assumed by Huadian Fuxin after the completion and sale of the Wuwei Project to Huadian Fuxin.

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

9. ACCRUED WARRANTY COSTS

        The movement of the Company's accrued warranty costs is summarized below:

	Three-month periods ended March 31,
	2013	2014
	$	$
Beginning balance	65,780,019	81,743,081
Warranty provision	2,921,387	3,679,557
Warranty costs incurred	(623,949)	(343,530)

Ending balance	68,077,457	85,079,108

10. INCOME TAXES

        The Company adopted an estimated annual effective tax rate approach for calculating the tax provision for interim periods in accordance with ASC 740-270 "Income tax—Interim reporting". The estimated effective tax rate is based on expected income (loss), statutory tax rates and incentives available in the various jurisdictions in which the Company operates. The interim tax provision is determined by applying the estimated annual effective tax rate to the year-to-date ordinary income and discrete recognition of other tax effects. For a given quarter, the income tax provision equals the difference between the provision recorded cumulatively for the year less the amount recorded cumulatively as of the end of the prior interim period. As the year progresses, the Company refines the estimates of the year's taxable income as new information becomes available. This continual estimation process often results in a change to the estimated effective tax rate for the year. When this occurs, the Company adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the estimated annual effective tax rate.

        The Company considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carry-forward periods, the Company's experience with tax attributes expiring unused and tax planning alternatives. Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. The Company's ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the statutory carry-forward periods provided for in the tax law of the various jurisdictions in which the Company operates.

        The income tax expenses for the three months ended March 31, 2014 were $6,411,308, and the income tax benefits for the three months ended March 31, 2013 were $6,085,765. The Company's effective tax rates for the three months ended March 31, 2013 and 2014 was 8.7% and 19.5%, respectively.

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

11. SHARE-BASED COMPENSATION

        The following table presents the Company's share-based compensation expense by types of award:

	Three-month periods ended March 31,
	2013	2014
	$	$
Share options	431,395	674,146
Restricted shares	682,926	521,846

Total share-based compensation expense	1,114,321	1,195,992

Restricted Shares

        In July 2006, the Company adopted the Share Incentive Plan (the "Share Incentive Plan") upon which the Compensation Committee (the "Committee") of the Board of Directors can authorize to make awards of Restricted Shares to any participant selected by the Committee in such amounts under terms and conditions as determined by the Committee. Restricted Shares shall be subject to restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends on the Restricted Share). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

        The following is a summary of activities under the plan of restricted shares:

	Number of shares	Weighted average grant date fair value
Non-vested at January 1, 2014	38,183,882	$0.19
Granted	—	$—
Vested	(862,500)	$0.48
Forfeited	(4,042,899)	$0.23

Non-vested at March 31, 2014	33,278,483	$0.18

        The fair value of the restricted shares was based on the market price on the date of grant.

        As of March 31, 2014 there was $ 5,667,131 of total unrecognized compensation cost related to the compensation cost of unvested restricted shares, which is expected to be recognized over a weighted-average period of 2.52 years. The total fair value of shares vested during the three-month periods ended March 31, 2013 and 2014 was $106,919 and $252,995, respectively.

        In May 2008, the Company revised the Share Incentive Plan and introduced stock options as a compensation instrument to its employees. Under the terms of the revised Share Incentive Plan, share options are granted to employees at exercise prices equal to the Company's share price on the grant date. The Company's stock options expire five years from their grant date and generally vest one third per annum on the anniversary of the grant date.

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

11. SHARE-BASED COMPENSATION (Continued)

        During the three-month periods ended March 31, 2013 and 2014, the Company granted nil and nil share options, respectively, to its board of directors and employees. Those share options will vest one third per annum on the anniversary of the grant date.

        A summary of the option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at December 31, 2013	129,085,735	$0.19	3.58
Granted	—	$—
Exercised	(3,494,250)	$0.10		832,723
Forfeited	(6,430,314)	$0.20
Options outstanding at March 31, 2014	119,161,171	$0.19	3.35	19,449,717
Options vested or expected to vest at March 31, 2014	97,045,372	$0.22	3.21	14,623,378
Options exercisable at March 31, 2014	32,251,315	$0.37	2.07	2,153,176

        Total intrinsic value of options exercised during the three-month periods ended March 31, 2013 and 2014 were nil and $832,723, respectively.

        As of March 31, 2014, the Company had $2,620,065 of unrecognized share-based compensation cost related to unvested share options, which it expects to recognize over a weighted-average period of 1.91 years.

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

12. (LOSS) EARNINGS PER SHARE

        The following table sets forth the computation of the basic and diluted (loss) earnings from operations per share for the periods indicated:

	Three-month periods ended March 31,
	2013	2014
	$	$
Net (loss) earnings attributable to Trina Solar Limited shareholders—basic	(63,740,911)	26,507,233
Net (loss) earnings attributable to Trina Solar Limited shareholders—diluted	(63,740,911)	26,507,233

Weighted average number of ordinary shares outstanding—basic	3,540,247,989	3,559,048,996
Plus incremental weighted average number of ordinary shares from assumed conversion of stock options using the treasury stock method	—	56,262,538
Plus incremental weighted average number of ordinary shares from assumed conversion of restricted shares using the treasury stock method	—	12,810,212
Weighted average number of ordinary shares outstanding—diluted	3,540,247,989	3,628,121,746

(Loss) Earnings per ordinary share from operations—basic	(0.02)	0.01

(Loss) Earnings per ordinary share from operations—diluted	(0.02)	0.01

        For the three-month periods ended March 31, 2013 and 2014, the following securities were excluded from the computation of diluted (loss) earnings per share as inclusion would have been anti-dilutive.

	For the three-month period ended March 31,
	2013	2014
Non-vested restricted shares	36,855,652	—
Share options	147,251,122	27,782,338
Convertible senior notes	246,700,118	—

Total	430,806,892	27,782,338

13. RELATED PARTY TRANSACTIONS AND BALANCES

Related party balances

        The amounts due to related parties is $15,385,935 and $6,818,959 as of December 31, 2013 and March 31, 2014, respectively, which include payable to Changzhou Youze S&T Co., Ltd. ("Youze") and Changzhou Junhe Mechanical Co., Ltd. ("Junhe"), entities controlled by Mr. Weizhong Wu and Mr. Weifeng Wu, respectively, who are the brothers in law of Mr. Jifan.Gao, Trina's CEO for Trina China's purchase of wafers.

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

13. RELATED PARTY TRANSACTIONS AND BALANCES (Continued)

Related party transactions

        For the three-month periods ended March 31, 2013 and 2014, Trina China purchased wafers for a total price of RMB 4,957,265 ($789,449) and RMB 8,052,121 ($1,308,841), respectively, from Youze. The transactions were approved by the audit committee.

        For the three-month periods ended March 31, 2013 and 2014, the Company sold ingots for a total price of RMB 8,902,239 ($1,417,077) and RMB nil (US$ nil), respectively, to Youze.The transactions were approved by the audit committee.

        For the three-month periods ended March 31, 2013 and 2014, the Company incurred costs of RMB 44,318,232 ($7,085,588) and RMB 32,719,730 ($5,318,465), respectively, with respect to the wafer slicing process service provided by Youze. During the three-month periods ended March 31, 2014, the Company entered into a long-term agreement with Youze for the wafer slicing process service from July 2014 to June 2016 and made a prepayment of RMB 50,000,000 ($8,127,306). The transactions were approved by the audit committee.

        For the three-month periods ended March 31, 2013 and 2014, Trina China purchased goods and equipment maintenance services for a total price of RMB 888,940 ($141,514), and RMB 670,363 ($109,772), respectively, from Junhe. The transactions were approved by the audit committee.

14. COMMITMENTS AND CONTINGENCIES

        As of March 31, 2014, the Company's commitments to purchase property, plant and equipment and prepaid land use right and procurement of construction services associated with the expansion of the Company's solar module and downstream project business are approximately $151 million.

        In order to better manage the Company's unit costs and to secure adequate and timely supply of polysilicon and wafer materials, the Company entered into a number of multi-year supply agreements with periods from 2008 through 2020 for quantities that are expected to meet the Company's anticipated production needs. Pursuant to the original terms of these agreements, the Company was required to purchase fixed or minimum quantities of polysilicon and wafer at fixed prices. During 2012, the Company renegotiated and revised the pricing terms of the supply agreements with certain suppliers. Under the terms of the revised supply agreements, the Company commits to purchase the

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

14. COMMITMENTS AND CONTINGENCIES (Continued)

minimum quantities at the prevailing market prices at the time of the purchase from March 31, 2014 to 2020 as follows:

	Wafer (Piece in Million)	Polysilicon (Metric Ton)
Period from March 31, 2014 to December 31, 2014	242	1,914
Year ending December 31,
2015	625	3,960
2016	625	2,650
2017	625	2,650
2018	625	2,650
2019	625	2,650
Thereafter	625	2,650

Total	3,992	19,124

        The Company also renegotiated with a supplier during 2012 on the pricing terms of take-or-pay contracts for the remaining procurement periods from 2014 to 2018. Pursuant to the revised contract terms, the Company is obligated to purchase fixed quantities of polysilicon materials at a range of price subject to negotiation. To the extent that the Company fails to take delivery of the polysilicon materials based on the revised term for three consecutive months, the revised pricing terms are nullified, and the take-or-pay contracts will then be subject to the original fixed price terms. As of March 31, 2014, the amount of the fixed and determinable portion of the obligation with respect to these contracts based on the minimum price of the range is as follows:

$ million
Period from March 31, 2014 to December 31, 2014	28.7
Year ending December 31
2015	41.0
2016	34.4
2017	32.8
2018	32.0
Thereafter	—

Total	168.9

        The Company's total purchase under the above take-or-pay contracts was $11.8 million and $15.9 million, respectively, for the three-month periods ended March 31, 2013 and 2014.

        The Company has made advances to suppliers where the Company has committed to purchase minimum quantities under some of the supply agreements. The Company does not require collateral or other security against its advances to related or third party suppliers. As a result, the Company's claims for such prepayments would rank only as an unsecured claim, which exposes the Company to the credit risks of the suppliers. Also, the Company may not be able to recover all unutilized advances to

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

14. COMMITMENTS AND CONTINGENCIES (Continued)

suppliers if the Company does not purchase the minimum quantities or is unable to negotiate or renegotiate acceptable quantities, prices and delivery terms with these suppliers.

        The Company had operating lease agreements principally for its office properties in the PRC, Europe and the US. The Company's lease expense was $834,062 and $1,106,760 for the three-month periods ended March 31, 2013 and 2014.

        Future minimum lease payments are as follows:

$
Period from March 31, 2014 to December 31, 2014	1,252,043
Year ending December 31
2015	1,336,125
2016	699,333
Thereafter	—

Total	3,287,501

        In 2011, solar panel manufacturing companies in the United States filed antidumping and countervailing duty petitions with the U.S. government, which resulted in the institution of antidumping and countervailing duty investigations relating to imports into the United States of Crystalline Silicon Photovoltaic ("CSPV") cells, whether or not assembled into modules, from China. In December 2012, following completion of those investigations by the U.S. International Trade Commission, or Commission, and the U.S. Department of Commerce ("Commerce"), antidumping and countervailing duty orders were imposed on imports into the United States covered by the investigation, including imports of the Company's products. The orders require an effective net cash deposit rate of 23.75%. The actual duty rates at which entries of covered merchandise will be finally assessed may differ from the announced deposit rates because they are subject to completion of ongoing administrative reviews of the antidumping and countervailing duty orders. The Company expects the first administrative reviews to be completed by early 2015. In February 2013, the Company, along with other parties, including the U.S. companies that petitioned for the investigations, filed appeals with the U.S. Court of International Trade, or CIT, challenging various aspects of Commerce's findings. Final decisions by the CIT on those appeals are expected in late 2014, and further appeals are possible. The Company may not be successful in the appeals, in which case the scope of the antidumping and countervailing duty orders could remain or be expanded.

        Also, on December 31, 2013, SolarWorld Industries America, Inc., or SolarWorld, a U.S. producer of solar cells and panels, filed petitions with the U.S. government resulting in the institution of new antidumping and countervailing duty investigations. The petitions accuse Chinese producers of certain CSPV cells and modules of dumping their products in the United States and receiving countervailable subsidies from the Chinese government. This trade action also accuses Taiwanese producers of certain CSPV cells and modules of dumping their products in the United States. According to SolarWorld, the new trade action is intended to close a loophole in the scope of the existing antidumping and countervailing duty orders. In that regard, under the new petitions, solar cells produced in any country, using Chinese ingots or wafers where manufacturing begins in China and is finished in another country,

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

14. COMMITMENTS AND CONTINGENCIES (Continued)

and incorporated into Chinese-made modules will be subject to antidumping and countervailing duties. If it is determined that the Company exports merchandise covered by the new trade action to the United States and antidumping or countervailing duties are imposed on such merchandise, the Company's export sales to the United States could be adversely affected. The Commission issued preliminary affirmative injury determinations in February 2014. On June 3, 2014, Commerce released its preliminary determination that subject imports from China are benefitting from illegal government subsidies and therefore potentially subject to the imposition of countervailing duties. Commerce calculated preliminary countervailing duty margins of 18.56% for the Company, 35.21% for another individual exporter respondent, and 26.89% as the "all others" rate. Commerce's preliminary determination in the antidumping duty investigation is expected to be issued on July 24, 2014. Preliminary margins are subject to change pending Commerce's final determination, and duties will be imposed only if the Commission makes final affirmative injury determinations. Final determinations in the antidumping and countervailing duty investigations are expected to be issued by the Commission and Commerce later 2014 or early 2015. Should the final determinations be unfavourable to the Company, the Company's financial condition and results of operations may be negatively affected.

        On September 6, 2012 and November 8, 2012, the European Commission announced the initiation of antidumping and anti-subsidy investigations, respectively, concerning imports into the European Union of CSPV modules and key components (i.e., cells and wafers) originating in China. On December 5, 2013, the Council of the European Union announced its final decision imposing antidumping and anti-subsidy duties on imports of CSPV cells and modules originating in or consigned from China. An average duty of 47.7%, consisting of both antidumping and anti-subsidy duties, are applicable for a period of two years beginning on December 6, 2013, to imports from Chinese solar panel exporters who, like the Company, cooperated with the European Commission's investigations. However, on the same day, the European Commission accepted a price undertaking by Chinese export producers in connection with the antidumping and anti-subsidy proceedings. As a result, imports from Chinese solar panel exporters that are made pursuant to the price undertaking are exempt from the final antidumping and anti-subsidy duties imposed by the European Union. The Company intends to comply with the minimum price and other conditions set forth in the undertaking so that the Company exported products will be exempt from the antidumping and anti-subsidy duties imposed by the European Commission. However, if the Company is found by competent authorities not to be in compliance at any time with the price undertaking or the imports from all the PRC exporters exceed the annual volume established by the price undertaking, these duties would be applied on the Company's exports to the European markets and could materially and adversely affect its affiliated European Union operations and increase cost of selling into the region.

        It is also possible that other antidumping or countervailing duty or other import restrictive proceedings will be initiated in any number of additional jurisdictions. For example, in November 2012, India also initiated antidumping investigations against solar cell imports from China, the United States, Malaysia and Taiwan. On May 22, 2014, India's Ministry of Commerce and Industry, Department of Commerce released its Final Findings that certain exports from the United States, China, Taiwan and Malaysia have been dumped in the Indian market and recommended imposing additional duties ranging from $0.11 to $0.81 per watt of electricity produced on "solar cell" imports from these countries. India's Ministry of Finance has three months to review the findings and make a final decision on imposition of additional duties. Further, on May 14, 2014, Australia initiated an antidumping

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

14. COMMITMENTS AND CONTINGENCIES (Continued)

investigation against certain CSPV modules or panels exported to Australia from China. Although the Company's policy requires that all of its export sales comply with international trade practices, the Company cannot guarantee that the government agencies in the jurisdictions in which actions are brought will not impose trade remedy actions. Under antidumping and countervailing duty laws, significant additional duties may be imposed on imports of the products into these countries, which increase the costs of accessing these additional markets. As a result of the duties imposed by the relevant authorities, or if duties are imposed on PRC-manufactured products, the Company may adjust its business strategy for selling into these jurisdictions. Any change in the Company's business strategy would create a number of operational and legal uncertainties. Any of the above scenarios may materially and adversely impact the Company's sales, thereby limiting its opportunities for growth.

15. SEGMENT INFORMATION

        During the first quarter of 2014, the Company had one of its operating segments of solar projects development engaging in the construction, operations and sale of solar project meeting the criteria of quantitative threshold according to ASC 280-10-50-10, and it is expected that this segment will continue to be of significance. Therefore, beginning in the first quarter of 2014, the Company is reporting its financial performance based on the two segments: manufacturing segment and solar projects segment.

        The following table set forth the results of operations of the Company's segments and reconciliation with the Company's consolidated results of operations for the three-month periods ended March 31, 2013 and 2014:

	For the three-month periods ended March 31,
	2013				2014
	Manufacturing	Solar projects	Elimination(1)	Total	Manufacturing	Solar projects	Elimination(1)	Total
	$				$
Net sales	259,846,016	3,624,267	(3,248,703)	260,221,580	395,340,581	69,920,293	(20,449,606)	444,811,268
Gross profit	4,285,906	138,364	(150)	4,424,120	79,029,415	13,441,297	(957,964)	91,512,748
Interest (expense) income, net	(13,225,967)	4,977	—	(13,220,990)	(8,602,780)	(235,795)	160,170	(8,678,405)
(Loss) income before income taxes	(68,370,076)	(1,456,516)	(150)	(69,826,742)	22,660,514	11,021,095	(797,794)	32,883,815

	As of December 31, 2013				As of March 31, 2014
	Manufacturing	Solar projects	Elimination(2)	Total	Manufacturing	Solar projects	Elimination(2)	Total
	$				$
Total assets	2,499,251,808	194,691,747	(126,714,395)	2,567,229,160	2,578,122,871	154,724,281	(107,846,769)	2,625,000,383

(1)
Elimination refers to the elimination of sales and profit from the sale of solar modules from the manufacturing segment to the solar project segment.

(2)
Elimination refers to the elimination of unsettled receivables of the manufacturing segment and unsettled payables of the solar projects segment resulting from the above sales of solar modules.

TRINA SOLAR LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in U.S. dollars, except share data)

15. SEGMENT INFORMATION (Continued)

        The following table summarizes the Company's net sales generated from different geographic locations:

	Three-month periods ended March 31,
	2013	2014
	$	$
Europe:
—British	59,601,655	34,541,882
—Germany	63,941,612	5,118,994
—Spain	10,358,805	272,782
—Italy	1,468,355	459,925
—Belgium	—	85,749
—Others	5,149,464	6,938,473

Europe Total	140,519,891	47,417,805
China	11,863,230	112,163,203
United States	39,189,086	118,868,650
Japan	26,411,349	114,284,652
Others	42,238,024	52,076,958

Total net sales	260,221,580	444,811,268

PROSPECTUS

Trina Solar Limited

Ordinary Shares
Preferred Shares
Debt Securities
Warrants

        We may offer and sell the securities in any combination from time to time in one or more offerings. The debt securities and warrants may be convertible into or exercisable or exchangeable for our ordinary shares, preferred shares, depository shares or our other securities. This prospectus provides you with a general description of the securities we may offer.

        Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

        We may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement.

        Investing in our securities involves risks. See the "Risk Factors" section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR COMPLETENESS OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        We may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. See "Plan of Distribution." If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

The date of this prospectus is June 4, 2014.

i

ABOUT THIS PROSPECTUS

        You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference."

        In this prospectus, unless otherwise indicated or unless the context otherwise requires,

  •
  "we," "us," "our," "our company" and "Trina" refer to Trina Solar Limited, its predecessor entities and its subsidiaries;

  •
  "ADSs" refers to American depositary shares, each of which represents 50 of our ordinary shares;

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for the purpose of this prospectus and any prospectus supplement, Taiwan and special administrative regions of Hong Kong and Macau;

  •
  "RMB" or "Renminbi" refers to the legal currency of China, "$" or "U.S. dollars" refers to the legal currency of the United States, and "€" or "Euro" refers to the legal currency of the European Union;

  •
  "shares" or "ordinary shares" refers to our ordinary shares, par value $0.00001 per share; and

  •
  "issued and outstanding" refers to our shares that have been issued, outstanding and paid in full, for the avoidance of doubt, excluding shares that have been set aside in relation to any share incentive plan or convertible debt security.

        This prospectus is part of an "automatic shelf" registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a "shelf" registration process. By using a shelf registration statement, we may sell any combination of our ordinary shares, preferred shares, debt securities and warrants from time to time and in one or more offerings. This prospectus only provides you with a summary description of our ordinary shares. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered (if other than ordinary shares and ADSs) and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file reports and other information with the SEC. You may read and copy any document that we file at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part, and the exhibits and schedules thereto.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care.

        Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus the following documents filed with the SEC:

  •
  Our annual report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on April 2, 2014.

  •
  All subsequent reports on Form 20-F and any report on Form 6-K that indicates it is being incorporated by reference that we file with the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus.

        Our annual report on Form 20-F for the fiscal year ended December 31, 2013 filed on April 2, 2014, contains a description of our business and audited consolidated financial statements with reports by our independent auditors. These financial statements are prepared in accordance with U.S. GAAP.

        Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, but not delivered with the prospectus. Requests for such copies should be directed to:

No. 2 Tian He Road
Electronics Park, New District
Changzhou, Jiangsu 213031
People's Republic of China
(86) 519 8548 2008
Attention: Chief Financial Officer

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus and any accompanying prospectus supplement. These documents may also be accessed through our website at www.trinasolar.com or as described under the heading "Where You Can Find More Information About Us" above. The information contained in, or that can be accessed through, our website is not a part of this prospectus or any accompanying prospectus supplement.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain "forward-looking" statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," "would" or similar expressions, which refer to future events and trends, identify forward-looking statements. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or at all. You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation may change in the future.

        Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur that will affect our results. The "Risk Factors" section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

        This prospectus also contains or incorporates by reference data related to the solar power market in several countries, including China. These market data, including market data from Solarbuzz, an independent solar energy research firm, include projections based on a number of assumptions. The solar power market may not grow at the rates projected by the market data or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our securities. In addition, the rapidly changing nature of the solar power market and related regulatory regimes subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

OUR COMPANY

Overview

        We are a large-scale integrated solar-power products manufacturer and solar system developer based in China with a global distribution network covering Europe, Asia, North America, Australia and Africa. Since we began our solar-power products business in 2004, we have integrated the manufacturing of ingots, wafers and solar cells for use in our photovoltaic, or PV, module production. Our PV modules provide reliable and environmentally-friendly electric power for residential, commercial, industrial and other applications worldwide. We also develop, design, construct, operate and sell solar power projects that primarily use the solar modules we manufacture.

        We produce standard monocrystalline PV modules ranging from between 205 watts, or "W," and 215 W to between 260 W and 270 W in power output and multicrystalline PV modules ranging from 240 W to 310 W in power output. We build our PV modules to general specifications, as well as to our customers' and end-users' specifications. We sell and market our products worldwide, including China, the United States and Germany, where government incentives have accelerated the adoption of solar power. In recent years, we have also increased our sales in newer and emerging solar power markets, which include the United Kingdom, India, Australia and Japan, as well as other markets in Asia, Africa, the Middle East, Latin America, and the Caribbean Islands. We have established regional headquarters and offices located in Europe, North America and Asia to target sales and distribution in those markets. We primarily sell our products to wholesalers, power plant developers and operators and PV system integrators, including Solar City, TEBA Sunoasis Co., Ltd., Anesco Limited, Sanshin Electronics Co., Ltd., and China Huadian Engineering Co., Ltd.

        As of December 31, 2013, we had an annual manufacturing capacity of ingots and wafers of approximately 1,400 megawatts, or "MW," cells of approximately 2,500 MW and modules of approximately 2,800 MW. In order to fill the gap between our needs for PV cells and our ingots and wafer manufacturing capacities that was created by strong market demand, and to achieve export cost advantages to certain markets, we contract toll services from third party manufacturers to process ingots and wafers and source wafers from our suppliers and strategic partners. Subsequently, we have developed relationships with various domestic and international suppliers of ingots and wafers.

        We purchase polysilicon from our network of over ten suppliers, including several leading global producers of polysilicon, and have developed strong relationships with our suppliers. To reduce raw material costs, we continue to focus our research and development, or R&D, on improving solar cell conversion efficiency and enhancing manufacturing yields. Our R&D platform has been further enhanced by our R&D laboratory that we were commissioned by the PRC Ministry of Science and Technology to establish in the Changzhou PV Park, or the PV Park, located adjacent to our headquarters. We began using the R&D laboratory in the PV Park in March 2012, and in November 2013 it was accredited by China's Ministry of Science and Technology.

        We began our R&D efforts in solar power products in 1999. We began our system integration business in 2002, our PV module business in late 2004 and our production of solar cells in April 2007. In 2011, 2012 and 2013, we generated net sales of $2,047.9 million, $1,296.7 million and $1,775.0 million, respectively. We recorded a net loss of $37.8 million, $266.6 million and $72.2 million in 2011, 2012 and 2013, respectively.

 RISK FACTORS

        Please see the factors set forth under the heading "Item 3. Key Information—D. Risk Factors" in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, if applicable, in any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include that the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States. Our constituent documents do not contain provisions requiring that disputes be submitted to arbitration, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders.

        Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Fangda Partners, our counsel as to PRC law, have advised us, respectively, that it is uncertain whether the courts of the Cayman Islands and China, respectively, would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as debt in the courts of the Cayman Islands under the common law doctrine of obligation. Civil liability provisions of the U.S. federal and state securities law permit punitive damages against us; however, according to Conyers Dill & Pearman, Cayman Island courts would not recognize or enforce judgments against us to the extent the judgment is punitive or penal. It is uncertain as to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities law would be determined by the Cayman Islands courts as penal or punitive in nature. Such a determination has yet to be made by any Cayman Islands court.

        Fangda Partners has advised us further that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there is currently no treaty or other agreement of reciprocity between China and the United States governing the recognition and enforcement of a judgment, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

 TAXATION

        Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for the period indicated.

        The ratios are calculated by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges:

  •
  "earnings" consist of income from continuing operations before income taxes, fixed charges, amortization of capitalized interest and distributed income of equity investees, minus capitalized interest and noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges; and

  •
  "fixed charges" consist of interest expense, including capitalized interest and amortization of debt issuance costs.

	Year Ended December 31,
	2009	2010	2011(1)	2012(2)	2013(3)
Ratio of earnings to fixed charges	5.2x	11.0x	—	—	—

(1)
Earnings for the year ended December 31, 2011 were insufficient to cover fixed charges by $32.5 million as we had a loss before income taxes of $30.5 million due largely to decreases in the average selling price of our PV modules.

(2)
Earnings for the year ended December 31, 2012 were insufficient to cover fixed charges by $291.2 million as we had a loss before income taxes of $292.0 million due largely to further decreases in the average selling price of our PV modules and higher operating expenses.

(3)
Earnings for the year ended December 31, 2013 were insufficient to cover fixed charges by $84.3 million as we had a loss before income taxes of $85.3 million due largely to further decreases in the average selling price of our PV modules, though partly offset by a decrease in operating expenses.

        We have not issued any preferred stock as of the date of this prospectus. Accordingly, the ratio of earnings to combined fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges for each of the periods indicated above.

 DESCRIPTION OF SECURITIES

        The following is a description of the terms and provisions of our ordinary shares, including ordinary shares represented by ADSs, preferred shares, debt securities and warrants to purchase ordinary shares, preferred shares, ADSs or debt securities we may offer and sell using this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association and the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, or the Companies Law.

        As of the date hereof, our authorized share capital consists of 73,000,000,000 ordinary shares, with a par value of $0.00001 each. As of June 3, 2014, 3,565,460,157 ordinary shares are issued and outstanding.

        The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

        General.    All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our ordinary shares are issued when registered in our register of shareholders. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our shareholders in general meeting or board of directors subject to the Companies Law, our articles of association and the common law of the Cayman Islands.

        Voting Rights.    Subject to our articles of association, at any meeting of shareholders, on a show of hands every shareholder present in person (or being a corporation, is present by a duly authorized representative) or by proxy shall have one vote and on a poll every shareholder present in person or by proxy (or in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote for every fully paid share of which he is the holder. Voting at any meeting of shareholders is by a show of hands unless a poll is demanded as described in our articles of association. A poll may be demanded by (i) the chairman of the meeting, (ii) at least three shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative or by proxy for the time being entitled to vote at the meeting, (iii) any shareholder or shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative or by proxy and representing not less than one-tenth of the total voting rights of all the shareholders having the right to vote at the meeting, or (iv) a shareholder or shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative or by proxy and holding not less than one-tenth of the total sum paid up on all of our voting shares.

        The quorum required for a meeting of shareholders consists of at least two shareholders entitled to vote representing not less than one-third in nominal value of our total outstanding voting shares present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders' meetings are held annually and may, in addition, also be convened by our board of directors on its own initiative. In general, advance notice of at least ten clear days is required for the convening of our annual general meeting and other shareholders' meetings.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast in a general meeting by such shareholders as, being entitled to do, vote in person or, in the case of a corporation, by its duly authorized representative or (where allowed) by proxy, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast in a general meeting by such shareholders as, being entitled to do, vote in person or, in the case of a corporation, by its duly authorized representative or (where allowed) by proxy. A special resolution is required for important matters such as a change of name or an amendment to our memorandum or articles of association. Holders of the ordinary shares may effect certain changes by ordinary resolution, including increase the amount of our authorized share capital, consolidate and divide all or any of our share capital into shares of larger amount than our existing share capital, and cancel any unissued shares which have not been agreed to be taken.

        Transfer of Shares.    Subject to the restrictions of our articles of association, as more fully described below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or by any other form approved by our board.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or (not being a fully paid up share) on which we have a lien. Our directors may also decline to register any transfer of any ordinary shares unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of ordinary shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or (e) a fee of such maximum sum as the New York Stock Exchange may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof. There is presently no legal requirement under Cayman Islands law for instruments of transfer for our ordinary shares to be stamped subject to certain exceptions. In addition, our board of directors has no present intention to charge any fee in connection with the registration of a transfer of ordinary shares.

        If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on prior notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the share register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the share register closed for more than 30 days in any year.

        Liquidation.    On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately to the share capital paid up, or which ought to have been paid up at the commencement of the winding up.

        Calls on Shares and Forfeiture of Shares.    Our articles of association permit us to issue our shares, including ordinary shares, nil paid and partially paid. This permits us to issue shares where the payment for such shares has yet to be received. Although our articles give us the flexibility to issue nil paid and partly paid shares, our board has no present intention to do so. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid whether as to nominal amount or premium on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

        Redemption of Shares.    Subject to the provisions of the Companies Law, the rules of the designated stock exchange, our memorandum and articles of association and to any special rights conferred on the holders of any shares or class of shares, we may issue shares on terms that they are subject to redemption at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors. Our currently outstanding ordinary shares and those to be issued in this offering will not be subject to redemption at the option of the holders or at our option.

        Variations of Rights of Shares.    All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

        Inspection of Register of Members.    Pursuant to our articles of association, our register of members and branch register of members shall be open for inspection by shareholders for such times and on such days as our board of directors shall determine, without charge, or by any other person upon a maximum payment of CI$2.50 or such other sum specified by the board, at the registered office or such other place at which the register is kept in accordance with the Companies Law or, upon a maximum payment of CI$1.00 or such other sum specified by the board, at the registration office for any branch register of members, unless the register is closed in accordance with our articles of association.

        Designations and Classes of Shares.    All of our issued shares are currently ordinary shares. Our articles provide that, subject to our articles, the Companies Law, the rules of the designated stock exchange, our authorized unissued shares shall be at the disposal of our board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as our board may in its absolute discretion determine, but so that no shares shall be issued at discount. In particular, our board of directors is empowered to authorize from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series, but not below the number of shares of any class or series of preferred shares then outstanding.

Preferred Shares

        Our articles provide that our authorized unissued shares shall be at the disposal of our board of directors, which may offer, allot, grant options over or otherwise dispose of such shares to such persons, at such times and for such consideration and upon such terms and conditions as our board may in its absolute discretion determine. In particular, our board of directors is empowered to authorize from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series, but not below the number of any class or series of preferred shares then outstanding.

        The resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with, or be junior to the preferred shares of any other class or series.

Differences in Corporate Law

        The Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.

  (i)    Scheme of Arrangement

        The Companies Law contains statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the Grand Court the view that the transaction ought not to be approved, the Grand Court may approve the arrangement if it determines that:

  •
  the company is not proposing to act illegally or beyond the scope of its authority and that the company has complied with the statutory provisions as to majority vote;

  •
  the shareholders have been fairly represented at the meeting in question;

  •
  the arrangement is such that a businessman would reasonably approve; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a "fraud on the minority."

        When a take-over offer is made and accepted by holders of 90% of the shares affected within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

        If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

  (ii)   Mergers and Consolidations

        In addition to the existing schemes of arrangement provisions described above, the Companies Law, under Part XVI thereof, permits mergers and consolidations between Cayman Islands companies and between Cayman companies and foreign companies is introduced.

        The procedure to effect a merger or consolidation is as follows:

  •
  the directors of each constituent company must approve a written plan of merger or consolidation, or the Plan;

  •
  the Plan must be authorized by each constituent company by (a) a special resolution of the shareholders of each constituent company; and (b) such other authorization, if any, as may be specified in each such constituent company's articles of association. A proposed merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries will not require authorization by special resolution of such companies if a copy of the Plan is given to every shareholder of each subsidiary to be merged unless the shareholders agree otherwise;

  •
  the consent of each holder of a fixed or floating security interest of a constituent company in a proposed merger or consolidation is required unless the court (upon the application of the constituent company that has issued the security) waives the requirement for consent;

  •
  the Plan must be signed by a director on behalf of each constituent company and filed with the Registrar of Companies together with the required supporting documents;

  •
  a certificate of merger or consolidation is issued by the Registrar of Companies which is prima facie evidence of compliance with all statutory requirements in respect of the merger or consolidation.

  •
  The merger or consolidation shall be effective when the Plan is registered with the Register of Companies or a later date if specified in the Plan in accordance with the Companies Law. All rights and property of each of the constituent companies will then vest in the surviving or consolidated company which will also be liable (subject to any other agreement between the parties) for all debts, contracts, obligations and liabilities of each constituent company. Similarly, any existing claims, proceedings or rulings of each constituent company will automatically be continued against the surviving or consolidated company; and

  •
  provision is made for a dissenting shareholder of a Cayman constituent company to be entitled to payment of the fair value of his shares upon dissenting to the merger or consolidation if the required procedures are followed. Where the parties cannot agree on the price to be paid to the dissenting shareholder, either party may file a petition to the court to determine fair value of the shares. These rights are not available where an open market exists on a recognized stock exchange for the shares of the class held by the dissenting shareholder.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and a derivative action may not ordinarily be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands although not technically binding, exceptions to the foregoing principle may apply so that a shareholder may be permitted to bring a claim on a company's behalf in circumstances in which:

  •
  a company is acting or proposing to act illegally or beyond the powers defined by laws and its memorandum and articles of association;

  •
  the act complained of, although not beyond the powers defined by laws and its memorandum and articles of association, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

  •
  those who control the company are perpetrating a "fraud on the minority."

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS will represent 50 shares deposited with the principal Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon's principal executive office is located at One Wall Street, New York, New York 10286.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or DRS, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        DRS is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be confirmed by periodic statements sent by the depositary to the ADS holders entitled thereto.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. Directions on how to obtain copies of those documents are provided on page 2 of this prospectus.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

  •
  Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

  Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See "Taxation." The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

  •
  Shares.  The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

  •
  Rights to purchase additional shares.  If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

  If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

  U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

  •
  Other Distributions.  The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

  The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

        You may turn in your ADSs at the depositary's corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        You may instruct the depositary to vote the deposited securities. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the shares.

        If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given in accordance with the next-to-last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practicable, subject to the laws of Cayman Islands and the provisions of our constitutive documents, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. If no instructions are received by the depositary from any owner with respect to any of the deposited securities represented by the ADSs on or before the date established by the depositary for such purpose, the depositary shall deem the owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to a matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter would materially and adversely affects the rights of holders of the shares.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting not fewer than 30 days before the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property; or
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.02 (or less) per ADS	• Any cash distribution to you
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities that are distributed by the depositary to ADS holders
$.02 (or less) per ADSs per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement); or
• Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

        From time to time, the depositary may make payments to us to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you the proceeds, if any, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our shares;	The cash, shares or other securities received by the depositary will become deposited securities.
• Reclassify, split up or consolidate any of the deposited securities;	Each ADS will automatically represent its equal share of the new deposited securities; and
• Distribute securities on the shares that are not distributed to you; or

The depositary may distribute some or all of the cash, shares or other securities it receives. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, such amendment will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

  •
  are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

  •
  are not liable if either of us exercises discretion permitted under the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party; and

  •
  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADRs

        You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

  •
  When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares;

  •
  When you owe money to pay fees, taxes and similar charges; or

  •
  When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such shares or ADSs to the depositary for the benefit of the owners and (c) will not take any action with respect to such shares or ADSs that is inconsistent with the transfer of beneficial ownership; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through DRS/Profile and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

DESCRIPTION OF DEBT SECURITIES

        This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

        Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

        The debt securities will be issued under an indenture. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

General

        The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer's certificate or by a supplemental indenture (Section 3.01). The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

        We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the series of debt securities, if applicable:

  •
  the title of the debt securities of the series;

  •
  any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

  •
  the dates or periods during which the debt securities of the series may be issued, and the dates or the range of dates within which the principal of and premium, if any, may be payable;

  •
  the rate at which the debt securities of the series shall bear interest or the method by which such rate shall be determined, the date from which such interest shall accrue, or the method by which such date shall be determined, the interest payment dates on which any such interest shall be payable and the record date for the determination of holders to whom interest is payable;

  •
  the currency in which the debt securities of the series shall be denominated or in which payment of the principal of, premium, if any, or interest shall be payable and any other terms concerning such payment;

  •
  if the amount of payment of principal of, premium, if any, or interest on the debt securities of the series may be determined with reference to an index, formula or other method including, but not limited to, an index based on a currency or currencies other than that in which the debt securities of the series are stated to be payable, the manner in which such amounts shall be determined;

  •
  if the principal of, premium, if any, or interest on debt securities of the series are to be payable, at our or a holder's election, in a currency other than that in which the debt securities of the series are denominated or stated to be payable, the period or periods within which, and the terms and conditions, including the exchange rate, upon which such election may be made and the manner of determining the exchange rate;

  •
  the place or places where the principal of, premium, if any, and interest on the debt securities of the series shall be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

  •
  the price at which, the period or date on which, and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part;

  •
  any of our obligation to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or the date on which, and the terms and conditions upon which such debt securities shall be redeemed, purchased or repaid, in whole or in part;

  •
  if other than denominations of $1,000 or any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

  •
  if other than the principal amount, the portion of the principal amount of the debt securities of the series which shall be payable upon declaration of acceleration of the maturity;

  •
  whether the debt securities of the series are to be issued as original issue discount debt securities of the series and the amount of discount with which such debt securities may be issued;

  •
  whether the debt securities of the series are to be issued in whole or in part in the form of one or more global securities and the depositary for such global securities and the terms and conditions upon which interests in such global securities may be exchanged in whole or in part for the individual securities;

  •
  the date as of which any global security of the series shall be dated if other than the original issuance of the first debt security to be issued;

  •
  the form of the debt securities of the series;

  •
  if the debt securities of the series are to be convertible into or exchangeable for any securities of any person, the terms and conditions upon which such debt securities will be so convertible or exchangeable;

  •
  whether the debt securities of the series of such series are subject to subordination and the terms of such subordination; and

  •
  any other terms of the debt securities of the series, including events of default (including deletion or modification of any event of default) and/or additional covenants or any provisions of the indenture that shall not apply to such debt securities or shall apply as modified by the terms of a board resolution or supplemental indenture (Section 3.01).

The indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the resolution of our Board of Directors, the officer's certificate or the supplemental indenture related to the series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of ordinary shares or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

Covenants

        We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to any successor person in a single transaction or series of transactions, unless:

  •
  we are the surviving person or the resulting, surviving or transferee person, if other than us, is a corporation, organized and validly existing under the laws of the Cayman Islands, the British Virgin Islands, Bermuda, Hong Kong, the United States, any state of the United States or the District of Columbia and assumes our obligations on the debt securities of the series and under the indenture;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing;

  •
  if as a result of such transaction the debt securities of the series become convertible into capital stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us or such successor under the debt securities of the series and the indenture; and

  •
  other conditions described in the indenture are met (Section 6.04).

Reports

        The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, will be delivered to the trustee within 30 days after the same is required to be filed with the SEC, provided, however, that any such reports or documents filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval (or EDGAR) system shall be deemed delivered to the trustee (Section 10.02).

Events of Default

        Each of the following constitutes an "event of default" with respect to debt securities of any series:

          (1)   default in the payment of any interest on any of the debt securities of the series, when the interest becomes due and payable, and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or any premium on any of the debt securities of the series, when the principal or premium becomes due and payable at their maturity or upon exercise of a repurchase right;

          (3)   failure to pay a sinking fund installment, if any, when and as the same shall become payable by the terms of the debt securities the series, which failure shall have continued unremedied for a period of 30 days;

          (4)   failure to comply with any of our other agreements contained in the debt securities or the indenture (including any indenture supplemental), which failure continues for 90 days after written notice of such default from the trustee or holders of at least 25% in principal amount of the debt securities then outstanding has been received by us;

          (5)   the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of our company in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging that we are bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of our company under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of our company or of any substantial part of our property, or ordering the winding-up or liquidation of our affairs;

          (6)   the commencement by us of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by either our company to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against us, or the filing by us of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by us to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of our company or of any substantial part of our property, or the making by us of an assignment for the benefit of creditors, or the admission by our company in writing of our inability to pay our debts generally as they become due, or the authorization of any such action by our board of directors; or

          (7)   the occurrence of any other event of default with respect to the debt securities as provided in a supplemental indenture or officer's certificate, if any, applicable to such debt securities (Section 7.01).

        If an event of default other than an event of default described in clauses (5) and (6) above with respect to us occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series then outstanding may declare the principal amount of the debt securities of the series then outstanding plus any interest on the debt securities of the series accrued and unpaid, if any, through the date of such declaration to be immediately due and payable, or acceleration. The indenture provides that if an event of default described in clauses (5) and (6) above with respect to us occurs, the principal amount of the debt securities of the series plus accrued and unpaid interest, if any, will automatically become immediately due and payable. However, the effect of such provision may be limited by applicable law (Section 7.02).

        At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities of the series then outstanding may, under certain circumstances, rescind and annul such acceleration (Section 7.02).

        The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand (Section 11.01). Subject to the indenture and applicable law, the holders of a majority in aggregate principal amount of the outstanding debt securities of the series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of the series (Section 7.06).

        No holder shall have any right to institute any action, suit or proceeding at law or in equity for the execution of any trust under the indenture or for the appointment of a receiver or for any other remedy under the indenture, in each case with respect to an event of default, unless:

  •
  such holder previously shall have given to the trustee written notice of a continuing event of default;

  •
  the holders of 25% in principal amount of the debt securities of the series then outstanding shall have requested the trustee in writing to take action in respect of the complained matter; and

  •
  a satisfactory indemnity against the costs, expenses and liabilities to be incurred shall have been offered to the trustee, and the trustee, within 60 days after receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding;

and such notice, request and offer of indemnity are conditions precedent to any such action, suit or proceeding by any holder of the debt securities of the series. However, nothing in the indenture or in the debt securities of the series shall affect or impair our obligation to pay the principal of, premium, if any, and interest on the debt securities of the series to the holders at the due dates or affect or impair the right of such holders to institute suit to enforce the payment of, or conversion of, the debt securities of the series (Section 7.07).

Modification and Waiver

        We and the trustee may amend or supplement the indenture or debt securities of any affected series without prior notice to, or the consent of, the holders, for any one or more of or all the following purposes:

          (1)   to add to the covenants and agreements to be observed and to add events of default, in each case for the protection or benefit of the holders of the debt securities of the series, or to surrender any right or power conferred upon us;

          (2)   to add any events of default and to specify the rights and remedies of the trustee and the holders of the debt securities of the series;

          (3)   to evidence the succession of another corporation to us, or successive successions, and the assumption by such successor of our covenants and obligations in the debt securities of the series and the indenture;

          (4)   to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any provision of the indenture as necessary for or facilitate the administration of the trusts hereunder by more than one trustee;

          (5)   to secure the debt securities of the series;

          (6)   to evidence any changes to the indenture for the removal or appointment of trustee or replacement of trustee resulting from merger, conversion or consolidation;

          (7)   to cure any ambiguity or to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of the debt securities of the series;

          (8)   to comply with the requirements of the Trust Indenture Act or the rules and regulations of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

          (9)   to add guarantors or co-obligors with respect to the debt securities of the series;

          (10) to prohibit the authentication and delivery of the additional debt securities;

          (11) to establish the form and terms of securities of any new series, or to authorize the issuance of additional debt securities of a series previously authorized or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the debt securities of any series;

          (12) to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any of the debt securities of the series thereunder, provided that any such action shall not adversely affect the interests of any holder of the debt securities of the series in any material respect as evidenced by an opinion of counsel;

          (13) to make any changes of a formal, minor or technical nature or necessary to correct a manifest error or to comply with mandatory provisions of applicable law as evidenced by an opinion of counsel so long as such change does not adversely affect the rights of the holders of the debt securities of the series in any material respect; or

          (14) to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no outstanding debt security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply (Section 14.01).

        With the consent of the holders of a majority in aggregate principal amount of the debt securities of any affected series, we and the trustee may amend or supplement the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the indenture or of modifying in any manner the rights of the holders of the debt securities of the series; provided, however, that no such amendment or supplement shall, without the consent of the holder of each outstanding debt security affected thereby (and without the consent of the trustee as to (3) below),

          (1)   extend the maturity of the principal of, or any installment of interest on, the debt securities of the series, or reduce the principal amount or the interest or any premium payable upon redemption of the debt securities of the series, or change the currency in which the principal of and premium, if any, or interest on the debt securities of the series is denominated or payable, or reduce the amount of the principal upon a declaration of acceleration of the maturity, or impair the right to institute suit for the enforcement of any payment on any note or adversely affect the right of the holders to convert the note;

          (2)   reduce the percentage in principal amount of the debt securities of the series, the consent of whose holders is required for any amendment or supplement, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults and their consequences provided for the indenture;

          (3)   modify the rights, duties or immunities of the trustee;

          (4)   modify the provisions with respect to the repurchase rights of the holders in a manner adverse to holders; or

          (5)   alter the manner of calculation or rate of accrual of interest, repurchase price or the conversion rate (except in a manner provided for in the indenture) on any debt security or extend the time for payment of any such amount (Section 14.01).

        In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding debt securities of the series may, without prior notice to the holders, waive our compliance in any instance with any provision of the indenture or waive any past default under the indenture and its consequences, except a default in the payment of any amount due or with respect to any debt security or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security affected (Section 7.06).

        We may set a record date for determining the identity of the holder of the debt securities of the series entitled to give a written consent or waive compliance by us. Such record date shall not be more than 30 days prior to the first solicitation of such consent or waiver or the date of the most recent list of holders furnished to the trustee prior to such solicitation pursuant to Section 312 of the Trust Indenture Act (Section 14.02).

        Promptly after the execution by us and the trustee of any amendment or supplement, we shall mail a notice describing generally such amendment or supplement to the holders of debt securities of the series at their addresses appearing in our register. Any failure by us to mail such notice shall not impair or affect the validity of any such supplement or amendment (Section 14.02).

Satisfaction and Discharge

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debt securities of any series or by depositing with the paying agent, whether at maturity or any repurchase date, all the debt securities of the series, funds or other consideration (as applicable under the terms of the indenture) sufficient to pay all of our obligations with respect to the outstanding debt securities of the series and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture (Section 12.01).

Governing Law

        The indenture and the debt securities of the series are governed by, and construed in accordance with, the laws of the State of New York (Section 16.12).

DESCRIPTION OF WARRANTS

        This section describes the general terms of the warrants that we may offer and sell using this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

        We may issue warrants to purchase preferred shares, ordinary shares (including ordinary shares represented by ADSs) or debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Equity Warrants

        We may issue warrants for the purchase of our equity securities, such as our preferred shares or ordinary shares (including ordinary shares represented by ADSs). As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

        The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus.

        The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

  •
  the title of the equity warrants;

  •
  the initial offering price;

  •
  the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

  •
  the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

  •
  if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

  •
  the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

  •
  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

  •
  anti-dilution provisions of the equity warrants, if any;

  •
  redemption or call provisions, if any, applicable to the equity warrants; and

  •
  any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

        Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Debt Warrants

        We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

        The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus.

        The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

  •
  the title of the debt warrants;

  •
  the initial offering price;

  •
  the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

  •
  the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

  •
  the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

  •
  if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

  •
  the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

  •
  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

  •
  whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

  •
  anti-dilution provisions of the debt warrants, if any;

  •
  redemption or call provisions, if any, applicable to the debt warrants;

  •
  any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants; and

  •
  the exercise price.

        Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture governing such debt securities.

PLAN OF DISTRIBUTION

        We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

  •
  through agents;

  •
  to dealers or underwriters for resale;

  •
  directly to purchasers; or

  •
  through a combination of any of these methods of sale.

        The prospectus supplement with respect to the securities may state or supplement the terms of the offering of the securities.

        In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

        Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices; or

  •
  at negotiated prices.

Sale through Underwriters or Dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

        We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

        Offered securities may be sold at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named and any commissions payable by us to such agent will be set forth in the supplement relating to that offering. Unless otherwise specified in connection with a particular offering of securities, any such agent will be acting on a best efforts basis for the period of its appointment.

Delayed Delivery Contracts

        If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

        Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

        We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

        We may loan or pledge securities to a financial institution or other third parties that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

        Agents, underwriters and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

 LEGAL MATTERS

        The validity of the debt securities and warrants offered by this prospectus, to the extent governed by the laws of the State of New York, will be passed upon for us by Kirkland & Ellis, our United States counsel. The validity of the ordinary shares and the preferred shares, to the extent governed by the laws of Cayman Islands, will be passed upon for us by Conyers Dill & Pearman, our legal counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Fangda Partners, our counsel as to PRC law.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule of Trina Solar Limited as of December 31, 2012 and 2013 and for the years then ended, and management assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The offices of KPMG are located at 8th Floor, Prince's Building, 10 Chater Road, Central, Hong Kong Special Administration Region, People's Republic of China.

        The consolidated statements of operations, comprehensive income, changes in equity and cash flows, and the related financial statement schedule, incorporated in this prospectus by reference from Trina Solar Limited's Annual Report on Form 20-F for the year ended December 31, 2011 have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai 200002, People's Republic of China.